Exhibit 10.1

FIFTH AMENDED AND RESTATED

ASSET-BASED REVOLVING CREDIT AGREEMENT

Dated as of August 27, 2025

Albertsons Companies, Inc.
as the Lead Borrower

for

The Subsidiary Borrowers Named Herein

The Guarantors Named Herein

Bank of America, N.A.,
as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto

BofA Securities, Inc.,

U.S. Bank National Association,

Wells Fargo Bank, National Association,

Citibank, N.A.,

JPMorgan Chase Bank, N.A.,

Royal Bank of Canada,

PNC Capital Markets LLC,

Sumitomo Mitsui Banking Corporation,

Truist Securities, Inc.,

as Joint Lead Arrangers and Joint Bookrunners

TD Bank, N.A.,

UBS Securities LLC,

Barclays Bank PLC,

Goldman Sachs Bank USA,

Deutsche Bank Securities Inc.,

as Joint Bookrunners

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	91
1.03 Accounting Terms	92
1.04 Rounding	93
1.05 Times of Day	93
1.06 Pro Forma Calculations	93
1.07 Letter of Credit Amounts	94
1.08 Certifications	94
1.09 Effect of Restatement	95
1.10 Divisions	95
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Loans; Reserves	95
2.02 Borrowings, Conversions and Continuations of Revolving Loans and FILO Loans	96
2.03 Letters of Credit	99
2.04 Swing Line Loans	109
2.05 Prepayments	113
2.06 Termination or Reduction of Commitments	115
2.07 Repayment of Loans	115
2.08 Interest	116
2.09 Fees	117
2.10 Computation of Interest and Fees	117
2.11 Evidence of Debt	117
2.12 Payments Generally; Administrative Agent’s Clawback	118
2.13 Sharing of Payments by Lenders	120
2.14 Settlement Amongst Revolving Lenders	121
2.15 Increase in Revolving Commitments and Additional FILO Loans	122
2.16 Extensions of Revolving Commitments and FILO Loans	126

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Page ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY; APPOINTMENT OF LEAD BORROWER
3.01 Taxes	129
3.02 Illegality	132
3.03 Inability to Determine Rates	133
3.04 Increased Costs	135
3.05 Compensation for Losses	137
3.06 Mitigation Obligations; Replacement of Lenders	138
3.07 Survival	138
3.08 Designation of Lead Borrower as Borrowers’ Agent	138
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01 Conditions of Initial Credit Extensions	139
4.02 Conditions to All Credit Extensions	141
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.01 Existence, Qualification and Power	143
5.02 Authorization; No Contravention	143
5.03 Governmental Authorization; Other Consents	144
5.04 Binding Effect	144
5.05 Financial Statements; No Material Adverse Effect	144
5.06 Litigation	145
5.07 No Default	145
5.08 Ownership of Property; Liens	145
5.09 Environmental Compliance	145
5.10 Taxes	146
5.11 ERISA Compliance	146
5.12 Subsidiaries; Equity Interests	147
5.13 Margin Regulations; Investment Company Act	147
5.14 Disclosure	147
5.15 Compliance with Laws	148
5.16 Intellectual Property; Licenses, Etc.	148
5.17 Labor Matters	148
5.18 Security Documents	149
5.19 Solvency	150
5.20 Deposit Accounts; Credit Card Arrangements	150
5.21 [Reserved]	150

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Page

5.22 [Reserved]	150
5.23 Material Contracts	150
5.24 [Reserved]	151
5.25 Pharmaceutical Laws	151
5.26 HIPAA Compliance	151
5.27 Compliance With Health Care Laws	152
5.28 [Reserved]	152
5.29 Notices from Farm Products Sellers, etc.	153
5.30 USA PATRIOT Act Notice	153
5.31 Office of Foreign Assets Control	153
5.32 Use of Proceeds	153
5.33 Anti-Money Laundering	154
5.34 FCPA	154
5.35 Beneficial Ownership	154
ARTICLE VI AFFIRMATIVE COVENANTS
6.01 Financial Statements	154
6.02 Certificates; Other Information	156
6.03 Notices	158
6.04 Payment of Obligations	159
6.05 Preservation of Existence, Etc.	159
6.06 Maintenance of Properties	160
6.07 Maintenance of Insurance	160
6.08 Compliance with Laws	160
6.09 Books and Records	160
6.10 Inspection Rights	161
6.11 Additional Loan Parties	162
6.12 Cash Management	163
6.13 Information Regarding the Collateral	165
6.14 Physical Inventories	166
6.15 [Reserved]	166
6.16 Further Assurances	166
6.17 [Reserved]	167
6.18 [Reserved].	167
6.19 ERISA	167
6.20 Post-Closing Collateral Actions	167
6.21 [Reserved].	167

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Page

ARTICLE VII NEGATIVE COVENANTS
7.01 Liens	168
7.02 Investments	168
7.03 Indebtedness; Disqualified Stock	168
7.04 Fundamental Changes	168
7.05 Dispositions	170
7.06 Restricted Payments	170
7.07 Prepayments of Indebtedness	173
7.08 Change in Nature of Business	173
7.09 Transactions with Affiliates	173
7.10 Burdensome Agreements	178
7.11 Use of Proceeds	179
7.12 Amendment of Material Documents	179
7.13 Fiscal Year/Quarter	179
7.14 Deposit Accounts; Credit Card Processors	180
7.15 [Reserved]	180
7.16 Consolidated Fixed Charge Coverage Ratio	180
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default	180
8.02 Remedies Upon Event of Default	183
8.03 Application of Funds	184
8.04 Cure Rights	187
ARTICLE IX ADMINISTRATIVE AGENT
9.01 Appointment and Authority	188
9.02 Rights as a Lender	189
9.03 Exculpatory Provisions	189
9.04 Reliance by Agents	190
9.05 Delegation of Duties	191
9.06 Resignation of Agents	191
9.07 Non-Reliance on Administrative Agent and Other Lenders	192
9.08 No Other Duties, Etc.	192
9.09 Administrative Agent May File Proofs of Claim	192
9.10 Collateral and Guaranty Matters	193
9.11 Notice of Transfer	194
9.12 Reports and Financial Statements	194

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Page

9.13 Agency for Perfection	195
9.14 Indemnification of Agents	196
9.15 Relation Among Lenders	196
9.16 Defaulting Lender	196
9.17 Withholding Tax	198
9.18 Intercreditor Agreements	199
9.19 Disqualified Institutions	199
9.20 ERISA Representation.	199
9.21 Recovery of Erroneous Payments	200
ARTICLE X MISCELLANEOUS
10.01 Amendments, Etc.	201
10.02 Notices; Effectiveness; Electronic Communications	204
10.03 No Waiver; Cumulative Remedies	206
10.04 Expenses; Indemnity; Damage Waiver	206
10.05 Payments Set Aside	208
10.06 Successors and Assigns	209
10.07 Treatment of Certain Information; Confidentiality	213
10.08 Right of Setoff	215
10.09 Interest Rate Limitation	215
10.10 Integration; Effectiveness; Counterparts	215
10.11 Survival	217
10.12 Severability	217
10.13 Replacement of Lenders	217
10.14 Governing Law; Jurisdiction; Etc.	218
10.15 Waiver of Jury Trial	219
10.16 No Advisory or Fiduciary Responsibility	220
10.17 USA Patriot Act; Beneficial Ownership Regulation	221
10.18 Time of the Essence	221
10.19 Press Releases	221
10.20 Additional Waivers	221
10.21 No Strict Construction	223
10.22 Attachments	223
10.23 Conflict of Terms	223
10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	223
10.25 Acknowledgement Regarding Supported QFCs.	224

SIGNATURES	S-1

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SCHEDULES

1.01	Initial Subsidiary Borrowers
1.02	Accounting Periods
1.03	Real Estate Subsidiaries
1.04	Unrestricted Subsidiaries
1.05	L/C Issuer Sublimits
2.01	Commitments and Applicable Percentages
4.01	Restatement Effective Date Documents
5.01	Loan Parties Organizational Information
5.06	Litigation
5.09	Environmental Matters
5.12	Subsidiaries; Other Equity Investments
5.16	Intellectual Property Matters
5.20(a)	DDAs
5.20(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
6.20	Post-Closing Collateral Actions
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Existing Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

 Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	Assignment and Assumption
D	Borrowing Base Certificate
E	Solvency Certificate
F	U.S. Tax Compliance Certificate
G	Compliance Certificate

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ASSET-BASED REVOLVING CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED ASSET-BASED REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of August 27, 2025 among Albertsons Companies, Inc., a Delaware corporation (the “Lead Borrower”), the Subsidiaries of the Lead Borrower named on Schedule 1.01 hereto (the “Subsidiary Borrowers” and, together with the Lead Borrower and each other Person that becomes a Borrower hereunder in accordance with the terms hereof, collectively, the “Borrowers”), the Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer (as defined below) from time to time party hereto and Bank of America, N.A. as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

WHEREAS, the Lead Borrower, certain of the Subsidiary Borrowers and Guarantors, Bank of America, N.A., as Administrative Agent and Collateral Agent and the other financial institutions party thereto are party to that certain Fourth Amended and Restated Asset-Based Revolving Credit Agreement dated as of December 20, 2021 (as amended, restated, amended and restated from time to time prior to the date hereof, by the “Existing Credit Agreement”).

WHEREAS, the parties hereto agreed to amend and restate the Existing Credit Agreement in order to replace the credit facilities under the Existing Credit Agreement with the facilities provided in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2037 ASC Debenture Obligations” has the meaning set forth in the Security Agreement.

“2037 ASC Debentures” means the 7.50% Debentures due May 2037 issued under the ASC Indenture outstanding on the Fifth Restatement Effective Date in an aggregate principal amount not to exceed $143,000.

“ABL Priority Collateral” means all Collateral consisting of the following:

(i)       all Inventory;

(ii)       all contracts and Documents that evidence the ownership of or right to receive or possess, or that otherwise relate to, any Inventory, including, without limitation, contracts and documents that relate to the acquisition or sale or other disposition of any Inventory;

(iii)      all rights of an unpaid vendor with respect to Inventory;

(iv)     all Accounts and Receivables;

(v)      all Chattel Paper arising out of, relating to or given in settlement of any other ABL Priority Collateral,

(vi)     all Scripts and prescription files;

(vii)    all Deposit Accounts and Securities Accounts and the contents thereof (but excluding on any date amounts on deposit therein that are traceable to and identifiable on such date as the direct cash proceeds of CF Debt Priority Collateral);

(viii)   all General Intangibles (other than any Equity Interests of the Company or any of its Subsidiaries owned by a Loan Party and any IP Collateral), Instruments, Documents, Letter of Credit Rights, Commercial Tort Claims or other claims and causes of action and Supporting Obligations in each case, to the extent evidencing, securing, governing or otherwise related primarily to any other ABL Priority Collateral;

(ix)      all books and Records, in each case relating to the foregoing (including any data bases and related data processing software, which contain any info relating to any of the foregoing);

(x)       the proceeds of any or all of the foregoing of any business interruption insurance; and

(xi)      all substitutions for and replacements, products, accessions, rents, profits and cash and non-Cash Proceeds of any of the foregoing items of ABL Priority Collateral, including, without limitation, Proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing items of ABL Priority Collateral.

For purposes of the foregoing, all terms defined in the UCC but not otherwise defined in this Agreement shall have the same meanings herein as are assigned thereto in the UCC. For the avoidance of doubt, (A) no proceeds of loans incurred hereunder shall constitute ABL Priority Collateral to the extent that the proceeds thereof are used to acquire assets or property that would otherwise constitute CF Debt Priority Collateral and (B) any assets or property that constitute CF Debt Priority Collateral and that are purchased with funds in any disbursement account of a Grantor (as defined in the Intercreditor Agreement) shall not constitute ABL Priority Collateral.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain an Excess Availability Percentage at least equal to twelve and a half percent (12.5%) for at least five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve the Excess Availability Percentage as required hereunder, until the Excess Availability Percentage is equal to or greater than twelve and a half percent (12.5%) for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Accommodation Payment” has the meaning provided in Section 10.20(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation whether or not constituting “accounts” as defined in the UCC, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.  The term “Account” includes Health-Care-Insurance Receivables (as defined in the UCC).

“Accounting Period” means, subject to Section 7.13, the Lead Borrower’s four (4) week accounting periods as set forth on Schedule 1.02 hereto.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations or other operating assets of any Person (other than Stores received in an exchange or acquired with the proceeds of a Disposition described in clause (q) of the definition of “Permitted Dispositions”), in each case, for which the aggregate consideration payable in connection with such acquisition or group of transactions which are part of a common plan is $75,000,000 or more.

“Additional Commitments” means an Additional Revolving Commitment or a commitment to provide Additional FILO Loans.

"Additional FILO Lender" has the meaning provided in Section 2.15(II)(c).

“Additional FILO Loans” has the meaning provided in Section 2.15(II)(a).

“Additional Revolving Commitments” has the meaning provided in Section 2.15(I)(a).

“Additional Revolving Lender” has the meaning provided in Section 2.15(I)(d).

“Adjusted Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, and (b) either (x) (i) before and after giving effect to such transaction or payment, the Testing Excess Availability Percentage will be equal to or greater than twelve and a half percent (12.5%) as at such date and on a pro forma basis for the preceding thirty (30) calendar day period, and (ii) the pro forma Consolidated Fixed Charge Coverage Ratio calculated for the most recently ended trailing thirteen (13) four (4) week Accounting Period for which financial statements were required to be delivered pursuant to Section 6.01 hereof, after giving effect to such transaction or payment shall be greater than 1.00:1.00 or (y) before and after giving effect to such transaction or payment, the Testing Excess Availability Percentage will be equal to or greater than fifteen percent (15.0%) as at such date and on a pro forma basis for the preceding thirty (30) calendar day period.  Subject to Section 1.06(e), prior to consummating any transaction or making a payment which is subject to the Adjusted Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above which shall be in detail reasonably satisfactory to the Administrative Agent; provided that no certificate shall be required to be delivered to the Administrative Agent with respect to (i) any transaction or payment or series of related transactions or payments involving consideration of less than $25,000,000 or (ii) if the Testing Excess Availability Percentage condition set forth in clause (b)(y) of the previous sentence would be satisfied substituting thirty percent (30%) for fifteen percent (15.0%), any transaction  or payment involving consideration of less than $200,000,000.

“Adjustment Date” means the first day of each Quarterly Accounting Period, commencing with the first such day following the first full Quarterly Accounting Period ending after the Fifth Restatement Effective Date.

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means any EEA Financial Institution or UK Financial Institution.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person.

“Affiliated Debt Fund” means an Equity Investor Affiliated Lender that is a bona fide diversified debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Agent(s)” means, individually, the Administrative Agent, the Collateral Agent, the Arrangers and the Co-Syndication Agents and collectively means all of them.

“Agent Parties” has the meaning provided in Section 10.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  As of the Fifth Restatement Effective Date, the Aggregate Revolving Commitments total $4,000,000,000.

“Agreement” means this Credit Agreement.

“Albertson’s Credit Card” means any private label credit card issued by any Loan Party to customers or prospective customers.

“Albertson’s Group” means, collectively, the Lead Borrower and its Subsidiaries (but excluding, for all purposes other than the financial statements, Unrestricted Subsidiaries).

“Albertson’s Private Label Accounts” means mean all Accounts (including rights to payment of finance charges, interest or fees) due to any Loan Party pursuant to an Albertson’s Credit Card and any revolving charge accounts maintained by any Loan Party for any of its retail customers.

“Allocable Amount” has the meaning provided in Section 10.20(d).

“Applicable Lenders” means the Required Lenders, the Required FILO Lenders, the Required Revolving Lenders, the Supermajority Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)       From and after the Fifth Restatement Effective Date until the first Adjustment Date, the percentages set forth in Level I of the pricing grid below; and

(b)        From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Excess Availability Percentage for the most recent Quarterly Accounting Period ended immediately preceding such Adjustment Date; provided, however, if any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such other rate for any applicable periods and shall be due and payable within ten (10) Business Days after demand from the Administrative Agent if such other rate would have been higher.

Level	Average Daily Excess Availability Percentage	Term SOFR Margin	Base Rate Margin
I	Greater than or equal to 50%	1.25%	0.25%
II	Less than 50% but greater than or equal to 25%	1.375%	0.375%
III	Less than 25%	1.50%	0.50%

“Applicable Percentage” means with respect to any Lender at any time, (i) with respect to any Class of FILO Loans, the percentage (carried out to the ninth decimal place) of the aggregate principal amount of FILO Loans of such Class at such time represented by the FILO Loan of such Lender of such Class at such time and (ii) with respect to the Revolving Commitments, Letters of Credit or Swing Line Loans, the percentage of the Aggregate Revolving Commitments at such time represented by the Revolving Commitment of such Lender at such time (or, if the Aggregate Revolving Commitments have been terminated, the percentage of the Total Revolving Exposure at such time represented by such Lender’s Revolving Exposure at such time) and (iii) for purposes of Section 9.14 and Section 10.05, the percentage of the aggregate principal amount of FILO Loans and Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have terminated, the Total Revolving Exposure) at such time represented by such Lender’s FILO Loans and Revolving Commitment (or, if the Aggregate Revolving Commitments have terminated, such Lender’s Revolving Exposure at such time) at such time.  If the Commitments of each Lender have been terminated in full and there are no FILO Loans or Revolving Exposure outstanding at any time, then the Applicable Percentage of each Lender at such time shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each

Lender in respect of the Revolving Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to 50% of the Applicable Margin for Revolving Loans which are Term SOFR Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for Revolving Loans which are Term SOFR Loans.

“Appraised Value” means (a) with respect to Eligible Inventory, Eligible Perishable Inventory and Eligible Pharmacy Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Eligible Inventory, Eligible Perishable Inventory or Eligible Pharmacy Inventory as set forth in the Loan Parties’ inventory stock ledger, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent and (b) with respect to the Loan Parties’ Scripts, the average per-script net orderly liquidation value of the Loan Parties’ Scripts as set forth in the most recent appraisal of the Loan Parties’ Scripts conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages any Fund that is a Lender.

“Arranger(s)” means the parties listed on the cover of this Agreement as joint lead arrangers and joint bookrunners.

“ASC” shall mean American Stores Company LLC, a Delaware limited liability company and a wholly-owned indirect Subsidiary of the Lead Borrower.

“ASC/NAI Notes Refinancing Indebtedness” shall mean any Indebtedness of the Lead Borrower in the form of one or more series of notes or loans issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing ASC Notes or NAI Notes, or any then-existing ASC/NAI Notes Refinancing Indebtedness (“ASC/NAI Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the latest Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness shall not have a greater principal amount (or accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the ASC/NAI Refinanced Debt plus accrued interest, fees, premiums (including customary tender premiums) and penalties thereon and reasonable fees and expenses associated with the refinancing, (iii) the terms and conditions of such Indebtedness (except with respect to pricing, rate floors, discounts, premiums and optional prepayment or redemption terms) are (taken as a whole) no more restrictive or burdensome on the Loan Parties than the comparable provisions in this Agreement and otherwise reflect market terms and conditions at the time of incurrence of such Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement, and (iv) such ASC/NAI Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such ASC/NAI Notes Refinancing Indebtedness is issued, incurred or obtained.

“ASC Indenture” shall mean the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to the First National Bank of Chicago), as supplemented by Supplemental Indenture No. 1 dated as of January 23, 2004, Supplemental Indenture No. 2 dated as of July 6, 2005, Supplemental Indenture No. 3 dated as of July 21, 2008, Supplemental Indenture No. 4 dated as of March 21, 2013, and Supplemental Indenture No. 5 dated as of January 22, 2014, as amended, supplemented or otherwise modified in accordance with the terms hereof.

“ASC Notes” shall mean the notes (including the 2037 ASC Debentures) issued by ASC pursuant to the ASC Indenture prior to the Fifth Restatement Effective Date.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds administered, advised or managed by the same entity or entities that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” shall mean the audited consolidated financial statements of the Lead Borrower and its subsidiaries for the fiscal year ended February 22, 2025.

“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Fifth Restatement Effective Date to the earliest of (a) the day immediately preceding the latest Maturity Date of all then outstanding Revolving Commitments, (b) the date of termination of the Aggregate Revolving

Commitments pursuant to Section 2.06, and (c) the date of termination of the Aggregate Revolving Commitments and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are addressed or excluded through eligibility criteria, such reserves as the Administrative Agent implements on the Fifth Restatement Effective Date and from time to time determines in its Permitted Discretion as being appropriate, based on events, conditions, or circumstances which arose after May 14, 2024 or of which the Administrative Agent first became aware after May 14, 2024 (other than items identified in the commercial finance exam delivered to the Administrative Agent on May 14, 2024, regardless of whether the Administrative Agent has implemented a reserve as of the Fifth Restatement Effective Date),  (a) to reflect the impediments to the Collateral Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect the value of any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists.  Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion (but are not limited to), reserves based on (i) any rental payments, service charges or other amounts due or to become due to lessors of real property to the extent Inventory or records are located in or on such property or such records are needed to monitor or otherwise deal with the Collateral (other than for locations where Administrative Agent has received a Collateral Access Agreement executed and delivered by the owner and lessor of such real property); provided that, the Availability Reserves established pursuant to this clause (i) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next one (1) month to the lessors of such retail store locations, and only with respect to retail store locations in those States where any right of the lessor to Inventory may be pari passu with or have priority over the Lien of the  Collateral Agent therein; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, and other Taxes or claims of the PBGC (in each case to the extent such Taxes and other governmental charges are due and payable (except if being contested in good faith in appropriate proceedings and for which adequate reserves have been taken)) which have priority over the Liens of the Collateral Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower; (v) Customer Credit Liabilities; (vi) customer deposits; (vii) reserves for reasonably anticipated changes in Appraised Value between appraisals; (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the Liens of the Collateral Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods; (x) Cash Management Reserves; (xi) Bank Product Reserves; (xii) payables to vendors entitled to the benefits of PACA or PASA, or any similar statute or regulation; and (xiii) obligations with respect to money orders and lottery proceeds.   The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in good faith.

“Average Daily Excess Availability Percentage” means the average of the Excess Availability Percentages for each day of the immediately preceding Quarterly Accounting Period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Product Reserves” means such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding that are intended to constitute Designated Bank Products; provided that no such reserve shall be established or increased at any time unless after giving effect to the establishment or increase of such reserve, Excess Availability would be greater than $0.

“Bank Products” means any services or facilities provided to any Loan Party by any Agent, any Arranger, any Lender, or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender under this Agreement or the Existing Credit Agreement at the time it entered into such Bank Products or, with respect to Bank Products entered into prior to the Fifth Restatement Effective Date, on the Fifth Restatement Effective Date), including, without limitation, on account of (a) Swap Contracts, (b) purchase cards and (c) supply chain finance services, but excluding Cash Management Services and any facilities consisting of debt for borrowed money.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the L/C Issuer.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; (c) Term SOFR for an Interest Period of one month, plus 1.0%; and (d) 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in Bank of America’s prime rate, the Federal Funds Rate or Term SOFR, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Blocked Account” has the meaning provided in Section 6.12(a)(ii).

“Blocked Account Agreement” means with respect to a deposit account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, establishing control (as defined in the UCC) of such account by the Collateral Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Dominion Trigger Event, to comply only with the instructions originated by the Collateral Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated pursuant to Section 6.12(b), (c) or (d), other than any bank with whom a Blocked Account Agreement is not required to be, executed in accordance with the terms hereof.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower Materials” means materials and/or information provided by or on behalf of the Loan Parties hereunder.

“Borrowers” has the meaning provided in the introductory paragraph hereto.  At the request of the Lead Borrower and with the consent of the Administrative Agent, any Restricted Subsidiary of the Lead Borrower that is a Domestic Subsidiary may be designated as a Borrower, subject to (i) executing and delivering a joinder agreement to this Agreement and such other documents as the Administrative Agent reasonably requests in which case such Borrower shall be jointly and severally liable with the other Borrowers for all Obligations under this Agreement and (ii) the Administrative Agent shall have received  all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act reasonably requested by the Lenders.

“Borrowing” means a Revolving Borrowing, a FILO Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)       90% multiplied by the face amount of Eligible Credit Card Receivables; plus

(b)      90% multiplied by the face amount of Eligible Pharmacy Receivables (net of Receivables Reserves applicable thereto); plus

(c)       85% multiplied by the Appraised Value of Scripts net of Inventory and Script Reserves multiplied by the number of such Scripts; provided that the portion of the Borrowing Base attributable to Scripts under this clause (c), when taken together with the portion of the Borrowing Base attributable to Eligible Pharmacy Inventory under clause (e) below, shall be subject to a shared cap equal to the lesser of (x) $1,000,000,000 and (y) 25% of the Borrowing Base without giving effect to the Perishables Cap; plus

(d)      the Cost of Eligible Inventory (exclusive of Perishable Inventory and Eligible Pharmacy Inventory), net of Inventory and Script Reserves, multiplied by 90% multiplied by the Appraised Value of Eligible Inventory (exclusive of Perishable Inventory and Eligible Pharmacy Inventory); provided that such advance rate shall be increased to 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year; plus

(e)       the lesser of (i) Cost of Eligible Pharmacy Inventory, net of Inventory and Script Reserves, multiplied by 85% multiplied by the Appraised Value of Eligible Pharmacy Inventory and (ii) the Pharmacy Inventory Cap; provided that the portion of the Borrowing Base attributable to Eligible Pharmacy Inventory under this clause (e), when taken together with the portion of the Borrowing Base attributable to Scripts under clause (c) above, shall be subject to a shared cap equal to the lesser of (x) $1,000,000,000 and (y) 25% of the Borrowing Base without giving effect to the Perishables Cap; plus

(f)       the lesser of (i) the Cost of Eligible Perishable Inventory, multiplied by 90% (provided that such advance rate shall be increased to 92.5% for the three consecutive four-week fiscal accounting periods ending nearest to the end of February, March and April of each year) multiplied by the Appraised Value of Eligible Perishable Inventory, or (ii) the Perishables Cap; minus

(g)      the then amount of all Availability Reserves; minus

(h)      the then amount of any Maturing Indebtedness Reserves.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit D hereto (with such changes therein as may be reasonably requested by the Administrative Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Agent’s office is located.

“Capital Expenditures” means, without duplication and with respect to the Albertson’s Group for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of the Albertson’s Group (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of the Albertson’s Group for such period, in each case prepared in accordance with GAAP; provided that Capital Expenditures shall not include (i) any such expenditure made to restore, replace or rebuild property, to the extent such expenditure is made with (x) Net Proceeds from a Disposition or (y) insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation and (ii) any such expenditure funded or financed with the proceeds of Permitted Indebtedness (other than any revolving indebtedness).

“Capital Lease Obligation” means, subject to Section 1.03(a), at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of any Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means a deposit or securities account established by one or more of the Loan Parties with Bank of America in the name of the Collateral Agent (or as the Collateral Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Collateral Agent, in which deposits are required to be made in accordance with Section 2.03(g), 2.05(f) or 8.02(c).

“Cash Collateralize” has the meaning provided in Section 2.03(g).  Derivatives of such term have corresponding meanings.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion reflecting the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding that are intended to constitute Designated Cash Management Services; provided that no such reserve shall be established or increased at any time unless after giving effect to the establishment or increase of such reserve, Excess Availability would be greater than $0.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by any Agent, any Arranger, any Lender, or any of their respective Affiliates (or any Person that was an Agent, an Arranger, a Lender, or an Affiliate of an Agent, an Arranger or a Lender under this Agreement or the Existing Credit Agreement at the time it provided such Cash Management Services or, with respect to Cash Management Services entered into prior to the Fifth Restatement Effective Date, on the Fifth Restatement Effective Date), including, without limitation:  (a) ACH transactions, (b) controlled disbursement services, or treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, and (e) credit or debit cards.

“Certain Funds Provision” has the meaning provided in Section 4.02.

“CF Debt Priority Collateral” shall mean (1) Equity Interests of the Borrowers and the Restricted Subsidiaries; (2) equipment; (3) real estate assets; (4) IP Collateral; (5) all General Intangibles and Investment Property that do not constitute ABL Priority Collateral; (6) documents of title related to equipment; (7) books and records, Supporting Obligations and related letters of credit, Commercial Tort Claims or other claims and causes of action, in each case, to the extent related to the foregoing; (8) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, rents, income, payments, claims damages and proceeds of suit) of any or all of the foregoing; and (9) all other assets pledged pursuant to Future CF Debt (in each case, other than the ABL Priority Collateral).   For purposes of the foregoing, all terms defined in the UCC but not otherwise defined in this Agreement shall have the same meanings herein as are assigned thereto in the UCC.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the Fifth Restatement Effective Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline, directive or other published administrative guidance (whether or not having the force of law) by any Governmental Authority.  It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee

on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Fifth Restatement Effective Date.

“Change of Control” means an event or series of events by which:

(a)       any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, acquires directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly more than 50% of the total voting power of the voting Equity Interests of the Lead Borrower; or

(b)      the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Lead Borrower and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or any Permitted Holder.

“Class,” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Additional FILO Loans of a given Class, Extended FILO Loans of a given Extended FILO Class or Swing Line Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment or an Additional Commitment in respect of FILO Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“CME” means CME Group Benchmark Administration Limited.

“Co-Syndication Agents” means the Persons identified as “co-syndication agents” on the cover of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Collateral Agent, which will exclude, for the avoidance of doubt, Excluded Property (including all Real Estate).

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, (b) a mortgagee in connection with Indebtedness secured by a mortgage on Real Estate, or (c) any landlord of Real Estate leased by any Loan Party (except any Stores), in each case, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to Dispose of the Collateral, or remove the Collateral from such Real Estate, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means Bank of America, acting in such capacity for its own benefit and the benefit of the other Credit Parties, and its successors hereunder.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Collection Account” has the meaning provided in Section 6.12(e).

“Commercial Letter of Credit” means any letter of credit or similar instrument (including, without limitation, Bankers’ Acceptances) issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its Revolving Commitment and/or Additional Commitment in respect of FILO Loans.

“Committed Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a FILO Borrowing, (c) a Conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate in the form of Exhibit G hereto.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”,

timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the Albertson’s Group for the most recently completed Measurement Period plus, without duplication, to the extent the same was deducted in calculating such Consolidated Net Income:

(1)       Consolidated Taxes; plus

(2)       Consolidated Interest Charges; plus

(3)       Consolidated Non-cash Charges; plus

(4)       the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Equity Investors  (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted under Section 7.09; plus

(5)       any fees and expenses incurred by any Loan Party in connection with any appraisal, audit, collateral review or inspection by any Credit Party; plus

(6)       any premiums, expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment or amendment of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (whether or not successful or meeting the dollar amount thresholds specified herein), including such fees, expenses or charges related to (i) the issuance of Indebtedness, (ii) any amendment or other modification of this Agreement (including, without limitation, the Restatement Effective

Date Transactions) or other Indebtedness, and (iii) commissions, discounts, yield, premium or other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(7)       the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(8)       any costs or expense incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Lead Borrower or the net cash proceeds of an issuance of Equity Interests of the Lead Borrower (other than Disqualified Stock); plus

(9)       the amount of any minority interest expense consisting of income of a Subsidiary attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period; plus

(10)     the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Lead Borrower in good faith to be realized as a result of actions taken or expected to be taken within 18 months of the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (1) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable (2) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (l0) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period (3) such adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to Section 1.06 and (4) the aggregate amount of cost savings, operating expense reductions and cost saving synergies added pursuant to this clause (l0) shall not exceed (A) 25.0% of Consolidated EBITDA for such four-quarter period plus (B) the amount of any such cost savings, operating expense reductions, restructuring charges and expenses and cost-savings synergies that would be permitted to be included in financial statements prepared in accordance with Regulation S-X under the Securities Act during such four-quarter period; plus

(11)     Public Company Costs; plus

(12)     any unusual, non-recurring or extraordinary expenses, losses or charges;

less, without duplication, (i) non-cash income or gain increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expense in a prior period, (2) any non-cash gains with respect to cash actually received in a prior period to the extent such cash did not increase Consolidated Net Income in a prior period or (3) items representing ordinary course accruals of cash to be received in future periods; plus (ii) any net gain from discontinued operations or net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of Albertson’s Group, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of net cash proceeds received by or contributed to the Borrowers and their Restricted Subsidiaries from business interruption insurance.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the specified period minus (ii) Capital Expenditures made in cash during such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash by the Albertson’s Group during such period to (b) Debt Service Charges for such period, in each case, of or by the Albertson’s Group, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts or agreements governing hedging obligations, but excluding any non-cash or deferred interest or Swap Contract or hedging obligation costs and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Albertson’s Group for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any Measurement Period, the aggregate of the Net Income of the Albertson’s Group for such period, determined on a Consolidated basis in accordance with GAAP; provided, however, that:

(1)       any net after-tax extraordinary, nonrecurring or unusual gains or losses shall be excluded;

(2)       the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3)       any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Lead Borrower) shall be excluded;

(4)       any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(5)       the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(6)       an amount equal to the maximum amount of tax distributions permitted to be made to the holders of Equity Interests of such Person or any parent company of such Person in respect of such period in accordance with Section 7.06(i) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(7)       (a) the non-cash portion of “straight-line” rent expense shall be excluded and (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(8)       unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC 830 shall be excluded;

(9)       the income (or loss) of any non-consolidated entity during such Measurement Period in which any other Person has a joint interest shall be excluded, except to the extent of the amount of cash dividends or other distributions actually paid in cash to any of the Albertson’s Group during such period, and

(10)     the income (or loss) of a Subsidiary during such Measurement Period and accrued prior to the date it becomes a Subsidiary of any of the Albertson’s Group or is merged into or consolidated with any of the Albertson’s Group or that Person’s assets are acquired by any of the Albertson’s Group shall be excluded.

“Consolidated Non-cash Charges” means, with respect to the Albertson’s Group for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP (including non-cash charges resulting from purchase accounting in connection with any Acquisition or Disposition that is consummated after the Original Closing Date), but excluding

(i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Taxes” means, with respect to the Albertson’s Group on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes and including, without duplication, an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 7.06(i), which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness, Disqualified Stock or Preferred Stock of the Lead Borrower or any of its Subsidiaries in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Lead Borrower, provided that:

(1)       such Contribution Indebtedness shall be Indebtedness with a stated maturity later than the latest Maturity Date in effect at such time, and

(2)       such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type.

“Corrective Extension Amendment” has the meaning specified in Section 2.16(d).

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices used in preparation of the Lead Borrower’s financial statements, which practices are in effect on the Fifth Restatement Effective Date (or as may be modified in accordance with changes in GAAP or industry standard).  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Trigger Event” means any of (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrowers to maintain an Excess Availability Percentage of at least 10% at any time or (c) Excess Availability is less than $250,000,000 at any time.  For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall be deemed continuing (i) so long as such Event of Default is continuing and has not been waived and/or (ii) if the Covenant Trigger Event arises as a result of the Borrowers’ failure to achieve Excess Availability or an Excess Availability Percentage as required hereunder, until the date Excess Availability Percentage shall have been not less than 10% for thirty (30) consecutive days and Excess Availability shall have been not less than $250,000,000 for thirty (30) consecutive days.  The termination of a Covenant Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

“Credit Card Notifications” has the meaning provided in Section 6.12(a)(i).

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each right to payment, whether or not it constitutes a “payment intangible” or an “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or by a Credit Card Processor to a Loan Party resulting from purchases by a customer of a Loan Party using credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Person who provides a Bank Product or Cash Management Service to any Loan Party, (ii) each Agent, (iii) each L/C Issuer, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, Bank Product or Cash Management Service, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning provided in Section 8.04(a).

“Cure Right” has the meaning provided in Section 8.04(a).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source); provided that if the Daily Simple SOFR determined in accordance with the foregoing provision of this definition would otherwise be less than 0%, the Daily Simple SOFR shall be deemed 0% for purposes of this Agreement.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties.  Unless the Lead Borrower informs the Collateral Agent that a DDA is of the type described in the proviso of Section 6.12(a)(ii) or otherwise Excluded Property, all funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash for such Measurement Period (net of interest income for such Measurement Period), plus (b) the scheduled principal payments required to be made in cash on account of Indebtedness (excluding the Obligations (other than any amortization payment with respect to FILO Loans), and any Synthetic Lease Obligations, but including, without limitation, the principal portion of scheduled payments of Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis for the Albertson’s Group in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice or passage of time or both would constitute an Event of Default.

“Default Rate” means for the Obligations arising under the Revolving Commitments or any Class of FILO Loans an interest rate equal to (i) the Base Rate for such Class plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans for such Class, plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan of any Class, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 9.16(f), any Lender that, as determined by the Administrative Agent, (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder (other than as a result of a good faith dispute), (b) has notified any Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has otherwise failed to pay over to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due (other than as a result of a good faith dispute), or (d) has, or has a direct or indirect parent company that has, (i) other than pursuant to an Undisclosed Administration, become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Acquisition” means any Acquisition that is not, in accordance with the agreement governing such Acquisition, subject to a financing contingency and that has been designated by the Lead Borrower in writing to the Agent as a “Designated Acquisition” which designation shall include a description of any Indebtedness (the “Designated Indebtedness”) expected to be incurred to finance such Designated Acquisition.

“Designated Bank Products” means, at any time, Bank Products with respect to which a Bank Product Reserve is then in effect.

“Designated Cash Management Services” means, at any time, Cash Management Services with respect to which a Cash Management Reserve is then in effect.

“Designated Jurisdiction” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran and North Korea).

“Disposition” or “Dispose” means the sale, transfer, assignment, exclusive license, lease or other disposition (including any sale and leaseback transaction or by division) (whether in one transaction or in a series of transactions) of any property by any Person, including (i) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (ii) any sale, transfer, assignment, or other disposition of any Equity Interests of another Person, but, for the avoidance of doubt, not the issuance by such Person of its Equity Interests.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than for (i) Equity Interests that do not constitute Disqualified Stock and/or (ii) other assets of a Person that is not a Loan Party nor a Restricted Subsidiary of any Loan Party), pursuant to a sinking fund obligation or otherwise, or redeemable (other than for (i) Equity Interests that do not constitute Disqualified Stock and/or (ii) other assets of a Person that is not a Loan Party nor a Restricted Subsidiary of any Loan Party) at the option of the holder thereof, in whole or in part, in each case, on or prior to the date that is 91 days after the latest Maturity Date at the time such Equity Interests are issued; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of (i) an Equity Interest that is not Disqualified Stock and/or (ii) other assets of a Person that is not a Loan Party nor a Restricted Subsidiary of any Loan Party, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require the Lead Borrower or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Divested Properties” means the stores required to be divested, transferred or otherwise sold by the Albertson’s Group in connection with a Permitted Acquisition or similar Investment pursuant to an agreement with or order issued by the Department of Justice, the Federal Trade Commission or similar regulatory authority; provided, however, that the Divested Properties shall not constitute all or substantially all of the properties or assets of the Lead Borrower and its Subsidiaries.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dominion Trigger Event” means either (a) the occurrence and continuance of any Event of Default or (b) the failure of the Borrowers to maintain Testing Excess Availability of at least the greater of (x) 10.0% of the Loan Cap and (y) $250,000,000, in each case, for five (5) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Dominion Trigger Event shall be deemed continuing (i) so long as such Event of Default is continuing and has not been waived and/or (ii) if the Dominion Trigger Event arises as a result of the Borrowers’ failure to achieve Testing Excess Availability as required hereunder, until the date Testing Excess Availability shall have been at least equal to the greater of (x) 10.0% of the Loan Cap and (y) $250,000,000, in each case, for thirty (30) consecutive days; provided a Dominion Trigger Event may be discontinued only once in any period of thirteen (13) consecutive four (4) week Accounting Periods notwithstanding that the Event of Default has been waived or is no longer continuing or that Testing Excess Availability shall have been not less than the amounts required above for thirty (30) consecutive days.  The termination of a Dominion Trigger Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Dominion Trigger Event in the event that the conditions set forth in this definition again arise.

“Earn-Out Obligations” means, with respect to any Acquisition, all obligations of any Loan Party or any Subsidiary thereof to make any cash earn-out payment, performance payment or similar obligation that is payable only in the event certain future performance goals are achieved with respect to the assets or business acquired pursuant to the documentation relating to such Acquisition, but excluding any working capital adjustments, indemnity obligations or payments for services or licenses provided by such sellers in such Acquisition.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” and “Electronic Record” have the meaning set forth in Section 10.10(b).

“Eligible Assignee” means, subject to Section 10.06(b) hereof, (a) a Credit Party or any of its Affiliates; (b) a bank, insurance company, or entity engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons) or a Defaulting Lender) approved by the Administrative Agent, provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries or any competitor of a Loan Party identified in writing by the Lead Borrower to the Administrative Agent five Business Days prior to the effective time of the applicable assignment or participation, or is a Person identified as an ineligible transferee on a written list of such Persons that was delivered by the Lead Borrower to the Administrative Agent prior to the Fifth Restatement Effective Date and including, in each case, any of their Affiliates that are identified to the Administrative Agent from time to time or an Affiliate that is readily identifiable on the basis of such Affiliate's name (each a “Disqualified Institution”), provided, further, that no such updates to the list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions (it being understood and agreed that such prohibitions with respect to Disqualified Institutions shall apply to any potential future assignments or participations to any such parties); provided further that the Administrative Agent shall have the right, and the Lead Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Institutions to any Lender upon request by such Lender,  provided further that, notwithstanding the foregoing, Equity Investor Affiliated Lenders may hold, in the aggregate, up to ten percent (10%) of the Aggregate Revolving Commitments (and Revolving Exposure thereunder) and up to ten percent (10%) of the aggregate FILO Loans.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination:  such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer and/or a Credit Card Processor, and in each case originated in the ordinary course of business of such Loan Party, and (ii) in each case is acceptable to the Administrative Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication of any Reserve or of any of clauses (a) through

(j) below or otherwise, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Processor or Credit Card Issuer pursuant to the terms of any agreement or understanding); provided that setoffs of fees and chargebacks of the applicable Credit Card Issuer or Credit Card Processor in the ordinary course of business (or as a result of changes in the policies of the applicable Credit Card Issuer or Credit Card Processor applicable to its customers generally) shall not reduce the face amount of an Account and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable.  Any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable but only as long as such Credit Card Receivable falls within any of the following categories:

(a)       Credit Card Receivables which do not constitute an “Account” or a “payment intangible” (as defined in the UCC);

(b)       Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)       Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent (it being the intent that chargebacks in the ordinary course by Credit Card Processors or Credit Card Issuers shall not be deemed violative of this clause) (other than Permitted Encumbrances of the type described in clause (l) of the definition of “Permitted Encumbrances” or otherwise not having priority over the Lien of the Collateral Agent), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent pursuant to the Security Documents and Permitted Encumbrances of the type described in clause (l) of the definition of “Permitted Encumbrances” or otherwise not having priority over the Lien of the Collateral Agent);

(d)       Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback (other than offset of fees and chargebacks of the applicable Credit Card Processor or Credit Card Issuer in the ordinary course (or as a result of changes in the policies of the applicable Credit Card Processor applicable to its customers generally)) has been asserted (to the extent of such disputed amount, claim, counterclaim, offset or chargeback);

(e)       Credit Card Receivables as to which the Credit Card Processor has the right under certain circumstances existing as of any date of determination to require a Loan Party to repurchase the Accounts from such Credit Card Processor;

(f)       Credit Card Receivables due from a Credit Card Processor or Credit Card Issuer of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)       Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h)       Credit Card Receivables which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)       Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection due to the creditworthiness of the applicable Credit Card Issuer or Credit Card Processor; or

(j)       Credit Card Receivables which are subject to any receivables financing facility or securitization arrangement, including any Receivables Financing.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Loan Parties’ business that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, (A) complies in all material respects with each of the representations and warranties respecting Inventory made by the Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below.  The following items of Inventory shall not be included in Eligible Inventory, but only so long as such Inventory falls within any of the following categories:

(a)       Inventory that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto;

(b)       Inventory that is leased by or is on consignment to a Loan Party or which is consigned by a Loan Party to a Person which is not a Loan Party;

(c)       Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d)       Inventory that is not at a location that is owned or leased by a Loan Party, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that (x) the Loan Parties have furnished the Administrative Agent with any UCC financing statements or other documents that are necessary to perfect its security interest in such Inventory at such location, and (y) if requested by the Administrative Agent, the Loan Parties have used commercially reasonable efforts to cause the Person owning any such location to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent (failing which the Administrative Agent may establish an Availability Reserve in such amounts as it deems appropriate from time to time);

(e)       Inventory that is located in a distribution center leased by a Loan Party unless the Loan Parties have used commercially reasonable efforts to cause the applicable lessor to deliver to the Collateral Agent a Collateral Access Agreement (failing which the Administrative Agent may establish an Availability Reserve in such amounts as it deems appropriate from time to time);

(f)       Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, work-in-process, raw materials, or that constitute spare parts, samples, promotional, marketing, bags, labels, packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g)      Inventory that is not subject to a perfected first-priority (subject to Permitted Encumbrances not having priority over the Lien of the Collateral Agent) security interest in favor of the Collateral Agent;

(h)      [Reserved];

(i)       Inventory that is not insured in compliance with the provisions of this Agreement;

(j)       Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(k)       Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement, and such dispute limits the Administrative Agent’s ability to sell such Inventory; or

(l)       Inventory acquired in a Permitted Acquisition which is not of the type usually sold in the ordinary course of the Loan Parties’ business, unless and until the Collateral Agent has completed or received (A) an appraisal of such Inventory from appraisers satisfactory to the Collateral Agent and establishes an advance rate and Inventory and Script Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Administrative Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent.

“Eligible Medicaid Accounts” means, as of the date of determination thereof, Medicaid Accounts, as to which (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary or a Third Party Payor who is responsible for submitting the claim to the Fiscal Intermediary, in accordance with the applicable regulations under Medicaid within thirty (30) days from the date the related goods were sold or services were rendered, (ii) the person to whom the goods were sold or the services rendered is an eligible Medicaid recipient at the time such goods are sold or such services are rendered and such eligibility has been verified by the Loan Party making such sale or providing such service, (iii) such Account is owed to a Loan Party who is not known to be under any investigation under any Health Care Law (other than the periodic audits or reviews conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Loan Party as a certified Medicaid provider (other than routine surveys and site visits) and/or the payments under Medicaid to such Loan Party have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by any Fiscal Intermediary, the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Loan Party making such sale or providing such service is entitled as reimbursement for such eligible Medicaid recipient under applicable Medicaid regulations, (v) all authorization and billing procedures and documentation required in order for the Loan Party making such sale or providing such service to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required in order for such Loan Party to be so reimbursed and paid and (vi) the terms of the sale or service giving rise to such Accounts and all practices of such Loan Party with respect to such Accounts comply in all material respects with applicable Law.

“Eligible Medicare Accounts” means, as of the date of determination thereof, as to Medicare Accounts, as to which (i) the claim for reimbursement related to such Account has been submitted to the appropriate Fiscal Intermediary, or a Third Party Payor who is responsible for submitting the claim to the Fiscal Intermediary, in accordance with the applicable regulations under Medicare within thirty (30) days from the date the related goods were sold or services were rendered, (ii) the person to whom the goods were sold or the services were rendered is an eligible Medicare beneficiary at the time such goods are sold or such services were rendered and such eligibility has been verified by the Loan Party making such sale or providing such service, (iii) such Account is owed to a Loan Party who is not known to be under any investigation under any Health Care Law (other than the periodic audits or reviews conducted by a Fiscal Intermediary in the ordinary course of business) or subject to any action or proceeding concerning the status of such Loan Party as a Medicare supplier (other than routine surveys and site visits) and/or the payments under Medicare to such Loan Party have not been contested, suspended, delayed, deferred or otherwise postponed due to any investigation, action or proceeding by any Fiscal Intermediary, the U.S. Justice Department or any other Governmental Authority, (iv) the amount of such Account does not exceed the amounts to which the Loan Party making such sale or providing such service is entitled as reimbursement for such eligible Medicare beneficiary under applicable Medicare regulations; (v) all authorization and billing procedures and documentation required in order for the Loan Party making such sale or providing such service to be reimbursed and paid on such Account by the Fiscal Intermediary have been properly completed and satisfied to the extent required for such Loan Party to be so reimbursed and paid; and (vi) the terms of the sale or service giving rise to such Accounts and all practices of such Loan Party with respect to such Accounts comply in all material respects with applicable Law.

“Eligible Perishable Inventory” means, as of the date of determination thereof, Perishable Inventory that satisfies each of the requirements of Eligible Inventory.

“Eligible Pharmacy Inventory” means Eligible Inventory which is Pharmaceutical Inventory.

“Eligible Pharmacy Receivables” means each Pharmacy Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination:  such Pharmacy Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from Third Party Payors, and other Persons reasonably acceptable to the Administrative Agent, and in each case originated in the ordinary course of business of the applicable Loan Party, (ii) is non-recourse to the Loan Parties and has been adjudicated or is otherwise due to a Loan Party for pharmacy related services, and (iii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of the clauses below.  Without limiting the foregoing, to qualify as an Eligible Pharmacy Receivable, a Pharmacy Receivable shall indicate no Person other than a Loan Party as payee or remittance party.  In determining the amount to be so included, the face amount of a Pharmacy Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges, processing fees or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer, or to pay to the Third Party Payors, direct customers or other Persons pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Pharmacy Receivable but not yet applied by the applicable Loan Party to reduce the amount of such Pharmacy Receivable.  Unless otherwise approved from time to time in writing by the Administrative Agent, none of the following Pharmacy Receivables shall be an Eligible Pharmacy Receivable but only so long as such Pharmacy Receivables falls within any of the following categories:

(a)       Pharmacy Receivables that have been outstanding for more than sixty (60) days after the electronic transaction posting date for them;

(b)       Pharmacy Receivables due from any Third Party Payor to the extent that fifty percent (50%) or more of all Pharmacy Receivables from such Third Party Payor are not Eligible Pharmacy Receivables under clause (a) above;

(c)       Pharmacy Receivables to the extent that the aggregate amount of such Accounts owing by a single account debtor constitute more than twenty-five (25%) percent (or such higher percent as the Administrative Agent from time to time approve in writing)

of the aggregate amount of all otherwise Eligible Pharmacy Receivables (but the portion of the Accounts not in excess of the applicable percentage shall not be deemed to be ineligible solely by virtue of this clause (c));

(d)      Pharmacy Receivables which do not constitute an “Account” (as defined in the UCC);

(e)       Pharmacy Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Collateral Agent, senior in priority to all other Liens other than Permitted Encumbrances which have priority over the Liens of the Collateral Agent by operation of applicable Law (other than Liens of the type described in clause (l) of the definition of “Permitted Encumbrances”), or (ii) with respect to which a Loan Party does not have good and valid title thereto;

(f)       Pharmacy Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(g)      the portion of Pharmacy Receivables constituting Eligible Medicare Accounts or Eligible Medicaid Accounts, or owed by Governmental Authorities that exceeds $100,000,000 in the aggregate outstanding at such time;

(h)      Pharmacy Receivables due from a Third Party Payor who is not duly authorized to conduct business in the United States of America or which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(i)       Pharmacy Receivables which are acquired in a Permitted Acquisition unless and until the Collateral Agent has completed an appraisal and audit of such Pharmacy Receivables and otherwise agree that such Pharmacy Receivables shall be deemed Eligible Pharmacy Receivables;

(j)       Pharmacy Receivables as to which (i) the Loan Party making the sale giving rise to such Pharmacy Receivables does not have a valid and enforceable agreement with the Third Party Payor providing for payment to such Loan Party or there is a default thereunder that could be a basis for such Third Party Payor ceasing or suspending any payments to such Loan Party, or (ii) the prescription drugs sold giving rise to such Pharmacy Receivables are not of the type that are covered under the agreement with the Third Party Payor or the party receiving such goods is not entitled to coverage under such agreement, (iii) the Loan Party making the sale giving rise to such Pharmacy Receivables has not received confirmation from such Third Party Payor that the party receiving the prescription drugs is entitled to coverage under the terms of the agreement with such

Third Party Payor and the Loan Party is entitled to reimbursement for such Pharmacy Receivables, (iv) the amount of such Pharmacy Receivables exceeds the amounts to which the Loan Party making such sale is entitled to reimbursement for the prescription drugs sold under the terms of such agreements (but solely to the extent of such excess), (v) there are contractual or statutory limitations or restrictions on the rights of the Loan Party making such sale to assign its rights to payment arising as a result thereof or to grant any security interest therein which limitations or restrictions have not been satisfied or waived, (vi) all authorization and billing procedures and documentation required in order for the Loan Party making such sale to be reimbursed and paid on such Pharmacy Receivables by the Third Party Payor have not been properly completed and satisfied to the extent required for such Loan Party to be so reimbursed and paid, and (vii) the terms of the sale giving rise to such Pharmacy Receivables and all practices of such Loan Party with respect to such Pharmacy Receivables do not comply in all material respects with applicable federal, state, and local laws and regulations;

(k)       Pharmacy Receivables which do not conform in all material respects to all representations, warranties, covenants, or other provisions in the Loan Documents relating to Pharmacy Receivables;

(l)       Pharmacy Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection due to the creditworthiness of the Third Party Payor;

(m)      Pharmacy Receivables which are subject to any receivables financing facility or securitization arrangement, including any Receivables Financing; or

(n)      Pharmacy Receivables constituting Medicaid Accounts or Medicare Accounts that are not Eligible Medicaid Accounts or Eligible Medicare Accounts, respectively.

“Environmental Laws” means any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the release of any Hazardous Materials into the environment, including those related to Hazardous Materials, air emissions and waste water discharges.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, natural resource damages, costs of environmental remediation, regulatory oversight fees, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c)

exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Investor” means, individually and collectively, (a) Cerberus Capital Management L.P., (b) Lubert-Adler Partners, L.P., (c) Klaff Realty, L.P., (d) Schottenstein Stores Corporation, and (e) Kimco Realty Corporation.

“Equity Investor Affiliated Lender” means financial institutions (including commercial finance companies), investment funds or managed accounts with respect to which any Equity Investor or an Affiliate of such Equity Investor is an Affiliate or an advisor or manager in the ordinary course of business, provided, that, (a) no Equity Investor Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, and (ii) receive any information or material prepared by, or for the use of, the Administrative Agent or any Lender (including, without limitation any commercial finance examinations or appraisals) or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender or any of their respective Affiliates with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other such Lender under the Loan Documents and (b) each Equity Investor Affiliated Lender (other than an Affiliated Debt Fund) shall be deemed to have voted in the same proportion as Lenders that are not Equity Investor Affiliated Lenders in connection with any amendment, waiver or consent hereunder, except that (1) the Commitment of an Equity Investor Affiliated Lender may not be increased or extended without the consent of such Lender and (2) Equity Investor Affiliated Lenders shall be entitled to vote in connection with any amendment, waiver or consent hereunder that adversely affects the Equity Investor Affiliated Lender disproportionately as compared to other affected Lenders.  For clarity, except as provided in clause (b) above, if any action requires the consent of any “affected Lender,” the Equity Investor Affiliated Lenders shall be deemed to have consented to such action.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, a failure to make by its due date a required installment under Section 430(j) of the Code with respect to a Pension Plan or a failure to make a required contribution to a Multiemployer Plan; (g) a determination that a Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.  An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof or cured with the consent of the Required Lenders.

“Excess Availability” means as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of:

(a)	the Loan Cap minus

(b)	the Total Revolving Exposure.

In calculating Excess Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Administrative Agent that all accounts payable and Taxes are being paid in accordance with customary practices, except for amounts being disputed in good faith by appropriate proceedings.

“Excess Availability Condition” means, at the time of determination with respect to any Disposition, that (a) no Default or Event of Default then exists or would arise as a result of such Disposition, (b) before and after giving pro forma effect to such Disposition, the Excess Availability Percentage will be equal to or greater than twenty-two and a half percent (22.5%) and (c) after giving effect to such Disposition, the Excess Availability Percentage is projected to be equal to or greater than twenty-two and a half percent (22.5%) for the following six (6) four (4) week Accounting Periods.  Prior to entering into any binding agreement which is subject to the Excess Availability Condition, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of entering into such transaction and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above (which, with respect to projected Excess Availability, shall be made on a good faith basis (including, without limitation, giving due consideration to results for prior periods) consistent with the Loan Parties’ past practice); provided that no certificate shall be required to be delivered to the Administrative Agent with respect to (i) any Disposition involving assets with a Fair Market Value of less than $25,000,000 or (ii) if the Excess Availability Percentage conditions set forth in clauses (b) and (c) of the previous sentence would be satisfied substituting thirty percent (30%) for twenty-two and a half percent (22.5%), any Disposition involving assets with a Fair Market Value of less than $200,000,000.

“Excess Availability Percentage” means the percentage obtained by dividing Excess Availability by the Loan Cap.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the net cash proceeds, property or assets received by the Loan Parties or their respective Restricted Subsidiaries from contributions to the common equity capital of the Lead Borrower (other than proceeds in connection with a Cure Right).

“Excluded Property” has the meaning ascribed to such term in the Security Agreement.

“Excluded Subsidiary” means (a) at the Lead Borrower’s option, any Subsidiary that is not a wholly owned Subsidiary of the Lead Borrower, (b) any Captive Insurance Subsidiary, (c) any Foreign Subsidiary or any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that has no material assets other than the stock of one or more Foreign Subsidiaries that are CFCs, (e) any not-for-profit Subsidiary, (f) at the Lead Borrower’s option, each Immaterial Subsidiary, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Lead Borrower, the burden or cost (including any adverse tax consequences) of providing the guarantee shall outweigh the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Subsidiary acquired following the Original Closing Date that is prohibited from guaranteeing the Obligations by applicable Law or Contractual Obligations that are in existence at the time of acquisition and not entered into in contemplation thereof or if guaranteeing the Obligation would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (j) each Real Estate Subsidiary; (k) after consultation with the Administrative Agent, any Subsidiary that engages solely in the pharmacy benefits management business and (l) any special purpose securitization vehicle (or similar entity), including any Receivables Subsidiary; provided that no Subsidiary that guarantees Future CF Debt (other than Real Estate Financing Loan Parties, if any) shall be deemed to be an Excluded Subsidiary at any time such guarantee is in effect.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time such guarantee or grant of a security interest by such Guarantor becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Agents, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by such recipient’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or as a result of any other present or former connection between such recipient and such jurisdiction (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents, or sold or assigned any interest in any Loan, Letter of Credit or Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 10.13), any U.S. federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01, (c) any taxes attributable to such Lender’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding taxes imposed under FATCA and (e) any U.S. federal backup withholding taxes under section 3406 of the Code.

“Existing Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Existing FILO Loan” has the meaning provided in Section 2.16(a).

“Existing Legacy Notes” shall mean the NAI Notes, the ASC Notes  and the Existing Safeway Debentures.

“Existing Revolving Commitment” has the meaning provided in Section 2.16(a).

“Existing Revolving Loans” has the meaning provided in Section 2.16(a).

“Existing Revolving Tranche” has the meaning provided in Section 2.16(a).

“Existing Safeway Debentures” means, to the extent not otherwise retired, repurchased, redeemed, discharged or defeased, Safeway’s 7.45% Debentures due 2027 and 7.25% Debentures due 2031.

“Extended FILO Class” has the meaning provided in Section 2.16(a).

“Extended FILO Loans” has the meaning provided in Section 2.16(a).

“Extended Revolving Commitment” has the meaning provided in Section 2.16(a).

“Extended Revolving Loans” has the meaning provided in Section 2.16(a).

“Extended Revolving Tranche” has the meaning provided in Section 2.16(a).

“Extending Lender” has the meaning provided in Section 2.16(b).

“Extension Amendment” has the meaning provided in Section 2.16(c).

“Extension Election” has the meaning provided in Section 2.16(b).

“Extension Request” has the meaning provided in Section 2.16(a).

“Facility Guaranty” means the second amended and restated guarantee made by the Guarantors in favor of the Credit Parties as of December 21, 2015, as supplemented, amended or otherwise modified from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, as determined by the Lead Borrower in its good faith discretion.  Fair Market Value may be (but need not be) conclusively established by means of an officer’s certificate or resolutions of the Board of Directors of the Lead Borrower setting out such Fair Market Value as determined by such Officer or such Board of Directors in good faith.

“Farm Products” means crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the UCC.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Original Closing Date (and as amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Treasury Department regulations or other official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further that to the extent the Federal Funds Rate as determined pursuant to this definition would otherwise be less than zero, then the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means the letter agreement, dated as of August 11, 2025, by and among the Lead Borrower, the Administrative Agent and the other parties thereto.

“Fifth Restatement Effective Date” means the date on which the conditions precedent set forth in Section 4.01 of this Agreement are satisfied.

“FILO Borrowing” means a borrowing consisting of FILO Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the applicable Lenders pursuant to this Agreement.

“FILO Increase Effective Date” has the meaning provided in Section 2.15(II)(c).

“FILO Increase Joinder” has the meaning provided in Section 2.15(II)(e).

“FILO Loans” means, collectively, any Additional FILO Loans and any Extended FILO Loans.

“Fiscal Intermediary” means any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Month” means any four (4) week Accounting Period of the Lead Borrower.

“Fiscal Year” means, subject to Section 7.13, any period of 13 consecutive Accounting Periods ending on the closest Saturday to February 28th (or February 29th, as the case may be) of each calendar year.

“Food Security Act” means the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons)) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“Future CF Debt” means Indebtedness of the Loan Parties in the form of term loans or debt securities in an aggregate principal amount not to exceed the sum of (x) $4,000,000,000 plus (y) an unlimited amount subject to, immediately after giving pro forma effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom and (ii) the Interest Coverage Ratio on a pro forma basis is not less than 2.00:1.00; provided that (x) if any such Indebtedness is subordinated in right of payment to the Obligations, (i) such Indebtedness shall contain subordination provisions reasonably satisfactory to the Administrative Agent and (ii) such Indebtedness shall have a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than 91 days after the latest Maturity Date at the time such Indebtedness is incurred.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state, county, provincial, municipal, local or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any agency, authority or instrumentality (including any bilateral or multilateral agency authority or instrumentality formed by treaty) exercising executive, legislative, judicial, regulatory, administrative, military, peacekeeping or police powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements of checks, drafts and other items for payment of money for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (i) each Subsidiary of the Lead Borrower existing on the Fifth Restatement Effective Date that is not a Borrower hereunder (other than an Excluded Subsidiary) and (ii) each other Subsidiary of the Lead Borrower that shall be required to become a party to the Facility Guaranty pursuant to Section 6.11 after the Fifth Restatement Effective Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other substances or wastes of any nature which in each case are regulated pursuant to, or which could not reasonably be expected to result in liability under any Environmental Law.

“Health Care Laws” means all federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987, HIPAA, the Federal False Claim Act, the Federal Anti-Kickback Statute, and the Patient Protection and Affordable Care Act, as amended.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information, Technology, Economic and Clinical Health Act of 2009 (HITECH), as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” has the meaning specified in Section 5.26.

“HIPAA Compliance Plan” has the meaning specified in Section 5.26.

“HIPAA Compliant” has the meaning specified in Section 5.26 hereto.

“Honor Date” has the meaning provided in Section 2.03(c)(i).

“Immaterial Subsidiary” means, subject to the last sentence of this definition, each Restricted Subsidiary designated in writing by the Lead Borrower to the Administrative Agent at any time or from time to time as an Immaterial Subsidiary, that, as of the last day of the Fiscal Year of the Lead Borrower most recently ended or, if organized or acquired after the end of such Fiscal Year, at the date of designation, had revenues or total assets for such year in an amount that is less than 3% of the consolidated revenues or total assets, as applicable, of the Lead Borrower and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date); provided that all such Immaterial Subsidiaries, taken together, as of the last day of the Fiscal Year of the Lead Borrower most recently ended, shall not have revenues or total assets for such year in an amount that is equal to or greater than 7.5% of the consolidated revenues or total assets, as applicable, of the Lead Borrower and its Restricted Subsidiaries for such year (which, for any Immaterial Subsidiary or proposed Immaterial Subsidiary organized or acquired since such date, shall be determined on a pro forma basis as if such Subsidiary were in existence on such date).  Any Restricted Subsidiary that executes a Guarantee of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above. Notwithstanding anything to the contrary in this definition, to the extent one or more Restricted Subsidiaries are not a Guarantor and in the aggregate all such non-Guarantors account for less than 1% of the total revenues or total assets of the Lead Borrower and Restricted Subsidiaries, there will be no requirement to designate such Restricted Subsidiaries as Immaterial Subsidiaries.

“Increase Joinder” shall mean a FILO Increase Joinder or a Revolving Increase Joinder, as applicable.

"Incremental Cap" shall mean, as at any time of determination, an aggregate principal amount not to exceed the greater of (a) the sum of (i) $1,500,000,000 minus (ii) the aggregate principal amount of Additional Revolving Commitments established prior to such time, minus (iii) the aggregate principal amount of the Additional FILO Loans funded prior to such time, and (b) Suppressed Availability.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)       net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and similar obligations) which purchase price is due more than one year after the later of the date of placing the property in service or taking delivery and title thereto;

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided, however, that the amount of such Indebtedness will be the lesser of the Fair Market Value of such asset at such date of determination, and the amount of such Indebtedness of such other Person;

(f)       all Attributable Indebtedness of such Person;

(g)       all obligations of such Person in respect of Disqualified Stock; and

(h)       to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

provided, that obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness that has been defeased or for which funds have been irrevocably deposited with the applicable trustee for redemption shall be deemed to be $0.  Accrual of interest, the accretion of accreted value, the amortization or accretion of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be Indebtedness.  Guarantees of, or obligations in respect of letters of credit bankers’ acceptances or similar instruments relating to, or Liens securing, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant. Indebtedness that is cash collateralized shall not be deemed to be Indebtedness hereunder to the extent of such cash collateralization.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means United States and non-United States:  (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means one or more intercreditor agreements entered into pursuant to Section 9.18 with the representative for the lenders under any Indebtedness secured by any Permitted Encumbrances on Collateral on usual and customary terms and conditions reasonably acceptable to the Collateral Agent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of the Albertson’s Group for the most recently ended Measurement Period on or prior to such date.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of such Loan; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates for such Loan; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date of such Loan.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or Converted to or continued as a Term SOFR Loan and ending on the date one, three or six months, as selected by the Lead Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Lead Borrower and consented to by all the applicable Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)      no Interest Period shall extend beyond the earliest Maturity Date for the Class of Loans of which such Term SOFR Loan is part.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all:  (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory and Script Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or Scripts or which reflect such other factors as affect the market value of the Eligible Inventory or Scripts to the extent not taken into account in determining the cost of liquidation of such Eligible Inventory or Scripts.  Without limiting the generality of the foregoing, Inventory and Script Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)       Obsolescence;

(b)      Shrink;

(c)       Imbalance;

(d)      Change in Inventory or Script character;

(e)       Change in Inventory or Script composition;

(f)       Change in Inventory or Script mix;

(g)       Mark-downs (both permanent and point of sale);

(h)       Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(i)       Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition, or (d) any other investment of money or capital in another Person in order to obtain a profitable return.  For purposes of covenant compliance, the amount of any outstanding Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, net of any repayments thereof.

“IP Collateral” means United States and non-United States:  (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress, business names, designs, logos, indicia of origin, and other source and/or business identifiers; (c) Internet domain names and associated websites; (d) copyrights, including copyrights in computer software; (e) industrial designs, databases, data, trade secrets, know-how, technology, unpatented inventions and other confidential or proprietary information; (f) all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; (g) all tangible and intangible property embodying the copyrights and unpatented inventions (whether or not patentable); (h) license agreements related to any of the foregoing and income therefrom; (i) books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; (j) all other intellectual property; and (k) all common law and other rights throughout the world in and to all of the foregoing and shall include all “Intellectual Property Collateral” as such term is defined in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by each L/C Issuer and any Borrower (or any Subsidiary) or in favor of each L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.

“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit of or any agreement with any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each Lender with an L/C Issuer Sublimit in its capacity as an issuer of Letters of Credit hereunder, or any successor or additional issuer of Letters of Credit hereunder (which successor or additional issuer may only be a Lender or Affiliate of a Lender which has agreed in writing to be an L/C Issuer and which is selected by the Lead Borrower and acceptable to the Administrative Agent in its reasonable discretion, in which case all or any portion of any existing L/C Issuer’s L/C Issuer Sublimit (as agreed between the Lead Borrower, the Administrative Agent and such new L/C Issuer) may be transferred to such new L/C Issuer).  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the applicable L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Issuer Sublimit” means (i) with respect to any L/C Issuer listed on Schedule 1.05, the amount set forth opposite such L/C Issuer’s name on such Schedule as the same may be reduced from time to time pursuant to the terms of this Agreement and (ii) with respect to any other L/C Issuer, the amount specified to be such L/C Issuer’s “L/C Issuer Sublimit” at the time such L/C Issuer becomes an L/C Issuer (as contemplated by the definition of “L/C Issuer”), as the same may be reduced from time to time pursuant to the terms of this Agreement; provided that with the consent of the Lead Borrower and the Administrative Agent not to be unreasonably withheld or delayed, any L/C Issuer may assign in whole or part a portion of its L/C Issuer Sublimit to any other Lender who consents to such assignment.

“L/C Obligations” means, as at any date of determination and without duplication, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, Rule 3.13 of the ISP, or  because a drawing was presented under such Letter of Credit on or prior to the last date permitted for presentation thereunder but has not yet been honored or dishonored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning set forth in the preamble hereto.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and (or if implied by the context, or) an L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Banker’s Acceptance, each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is two days prior to the latest Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day) for all then outstanding Revolving Commitments.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $1,500,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.  A permanent reduction of the Aggregate Revolving Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Revolving Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Revolving Commitments (with each such reduction to result in a pro rata reduction in the L/C Issuer Sublimit of each L/C Issuer).

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract.  The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.  For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.  In no event shall the term “Lien” be deemed to include any license of Intellectual Property unless such license contains a grant of a security interest in such Intellectual Property.

“Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going-out-of-business,” “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a FILO Loan, a Revolving Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, each Intercreditor Agreement, the Facility Guaranty, each Joinder Agreement and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and their Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under the Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of this Agreement or the Security Documents.

“Material Contract” means, with respect to any Person, each contract (other than the Loan Documents) to which such Person is a party as to which the breach, nonperformance, or cancellation by any party thereto would have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding the Threshold Amount.  For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be excluded, and (c) all principal amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturing Indebtedness Reserve” shall mean, as of any date, with respect to any installment(s) of principal of Indebtedness described in clauses (a) and (d) of the definition of “Indebtedness” in excess of $500,000,000 with scheduled maturity dates within 60 days after such date, a reserve equal to the outstanding principal amount of such installments that are due within 60 days after such date.  For the avoidance of doubt, a Maturing Indebtedness Reserve shall not be established with respect to any principal installment of Indebtedness prior to the 60th day preceding the scheduled maturity date of such installment.

“Maturity Date” means (i) with respect to the Revolving Commitments established on the Fifth Restatement Effective Date that have not been converted to Extended Revolving Commitments pursuant to Section 2.16, August 27, 2030 and (ii)  with respect to any other Revolving Commitments or Class of Loans, the final maturity date thereof as specified in the applicable Increase Joinder or Extension Amendment.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four (4) consecutive Quarterly Accounting Periods of the Lead Borrower for which financial statements were required to have been delivered pursuant to Section 6.01 hereof.

“Medicaid” means the health care program jointly financed and administered by the federal and state governments under Title XIX of the Social Security Act.

“Medicaid Account” means any Accounts of Loan Parties arising pursuant to goods sold or services rendered by Loan Parties to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

“Medicare” means the health care program under Title XVIII of the Social Security Act.

“Medicare Account” means any Accounts of Borrowers or Guarantors arising pursuant to goods sold or services rendered by Borrowers or Guarantors to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

“MoneyGram” means MoneyGram Payment Systems, Inc., together with its successors and assigns.

“MoneyGram Agreement” means that certain Master Trust Agreement, from time to time in effect, by and between the Lead Borrower and MoneyGram.

“Monthly Borrowing Base Delivery Event” shall have the meaning set forth in Section 6.02(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAI” means New Albertsons L.P. (as successor by conversion to New Albertson’s, Inc., an Ohio corporation).

“NAI Indenture” means the Indenture, dated as of May 1, 1992, between NAI and U.S. Bank National Association, as trustee, as successor trustee to Morgan Guaranty Trust Company of New York, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, Supplemental Indenture No. 2 dated as of June 1, 2006, Supplemental Indenture No. 3 dated as of December 29, 2008 and Supplemental Indenture No. 4 dated as of December 3, 2017 (as amended, supplemented or otherwise modified in accordance with the terms hereof).

“NAI Notes” shall mean the notes issued by NAI under the NAI Indenture prior to the Fifth Restatement Effective Date.

“NAI Purchase Agreement” means the Stock Purchase Agreement dated as of January 10, 2013 by and among SVU, AB LLC, and NAI.

“Net Income” means, with respect to the Albertson’s Group, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means with respect to any Disposition by any Loan Party, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received by any Loan Party in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the applicable asset by a

Lien permitted hereunder which is senior to the Collateral Agent’s Lien on such asset and that is required to be repaid (or for which an escrow is required to be established for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents or under any Bank Products or Cash Management Services) or Indebtedness or other obligations of any Restricted Subsidiary that is disposed of in such transaction, plus (B) the reasonable and customary out-of-pocket fees and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, advisor, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) plus (C) amounts provided as a reserve against any liabilities (x) under any indemnification obligation or purchase price adjustment associated with such Disposition or (y) related to any of the applicable assets and retained by a Loan Party including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds), plus (D) in the case of any Disposition by, or any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of, a non-wholly owned Loan Party, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (D)) attributable to non-controlling interests or not available for distribution to or for the account of a Loan Party as a result thereof, plus (E) taxes paid or reasonably estimated to be payable as a result thereof.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender in form reasonably satisfactory to the Lead Borrower and the Administrative Agent.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided, that the Obligations of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Original Closing Date” means March 21, 2013.

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties and/or (b) any Bank Product furnished to any of the Loan Parties, as each may be amended from time to time, but in each case only if and to the extent that the provider of such Bank Product or Cash Management Service has furnished the Administrative Agent with notice thereof as required under Section 9.12 hereof; provided, that the Other Liabilities of any Guarantor shall not include any Excluded Swap Obligations of such Guarantor.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement, registration of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, any such amounts imposed as a result of an assignment (“Assignment Taxes”), but only to the extent such Assignment Taxes (i) do not relate to an assignment made at the request of the Lead Borrower pursuant to Section 10.13 and (ii) are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension (other than a FILO Borrowing) to the extent that, immediately after its having been made, Excess Availability is less than $0.

“PACA” means the Perishable Agriculture Commodities Act, 1930 and all regulations promulgated thereunder, as amended from time to time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PASA” means the Packers and Stockyard Act, 1921 and all regulations promulgated thereunder, as amended from time to time.

“Patriot Act” has the meaning provided in Section 10.17.

“Payment Conditions” means, at the time of determination with respect to a Restricted Payment pursuant to Section 7.06(f), that (a) no Default or Event of Default then exists or would arise as a result of the making of such payment, and (b) either (x) (i) before and after giving effect to such payment, the Testing Excess Availability Percentage will be equal to or greater than twelve and a half percent (12.5%)  as at such date and on a pro forma basis for the preceding thirty (30) calendar day period and (ii) the pro forma Consolidated Fixed Charge Coverage Ratio calculated on a trailing thirteen (13) four (4) week Accounting Period basis for which financial statements were required to be delivered pursuant to Section 6.01 hereof, after giving effect to such payment shall be greater than 1.00:1.00 or (y) before and after giving effect to such payment, the Testing Excess Availability Percentage will be equal to or greater than seventeen and a half percent (17.5%) as at such date and on a pro forma basis for the preceding thirty (30) calendar day period. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Administrative Agent an officer’s certificate (1) confirming that no Default or Event of Default then exists or would arise as a result of the making of such payment and (2) setting forth calculations showing satisfaction of the conditions contained in clause (b) above which shall be reasonably satisfactory to the Administrative Agent; provided that no certificate shall be required to be delivered to the Administrative Agent with respect to any Restricted Payment (i) involving consideration of less than $25,000,000 or (ii) in an amount less than $200,000,000 if the Testing Excess Availability Percentage condition set forth in clause (b)(y) of the previous sentence would be satisfied substituting thirty percent (30%) for seventeen and a half percent (17.5%).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perishable Inventory” means Inventory included in the following categories as reported by the Loan Parties consistent with then-current industry practices:  bakeries, produce, floral, dairy, fresh seafood, meat and deli.

“Perishables Cap” means at any time of calculation, an amount not to exceed 25% of the Borrowing Base (without giving effect to the shared cap in clauses (c) and (e) of the definition thereof).

“Permitted Acquisition” means an Acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person in which all of the following conditions are satisfied:

(a)       no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom);

(b)       Any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Permitted Indebtedness;

(c)       The Loan Parties shall have satisfied the Adjusted Payment Conditions; and

(d)       Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law.

“Permitted Cure Security” means any Equity Interest of the Lead Borrower other than any Disqualified Stock; provided that any such Equity Interests issued for purposes of exercising a Cure Right pursuant to Section 8.04 that are not common Equity Interests shall be on terms and conditions reasonably acceptable to the Administrative Agent.

“Permitted Discretion” means the Administrative Agent’s good faith credit judgment acting in accordance with the Administrative Agent’s past practices for asset-based lending in the retail industry and based upon any factor or circumstance which it reasonably believes in good faith:  (a) will or is reasonably likely to adversely affect the value of the Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon in favor of the Credit Parties or the amount which the Collateral Agent and the Credit Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) that any collateral report or financial information delivered to the Administrative Agent by or on behalf of the Loan Parties is incomplete, inaccurate or misleading in any material respect; (c) will or is reasonably likely to materially increase the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any Loan Party; or (d) will or is reasonably likely to create a Default or Event of Default.  Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Administrative Agent to establish Reserves which are duplicative of each other whether or not such Reserves fall under more than one Reserve category.

“Permitted Disposition” means any of the following:

(a)       Dispositions of (i) inventory in the ordinary course of business, (ii) goods held for sale in the ordinary course of business and (iii) other assets (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or become abandoned) having Fair Market Value not exceeding $300,000,000 in the aggregate per Fiscal Year for any such Dispositions in the ordinary course of business (with unused amounts in any Fiscal Year being carried over to the next Fiscal Year);

(b)       non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries, provided that such licenses shall not interfere with the ability of the Administrative Agent to exercise any of its rights and remedies with respect to any of the Collateral or have a material adverse effect on the value of the Intellectual Property;

(c)       licenses for the conduct of licensed departments within the Loan Parties’ Stores and leases or other occupancy agreements for banks and for other uses customarily located in the Loan Parties’ Stores, in each case in the ordinary course of business, but only to the extent that such licenses, leases and occupancy agreements do not have a Material Adverse Effect on the operations of such Stores;

(d)      Dispositions of Equipment (including abandonment of or other failures to maintain and preserve) so long as after giving effect to such Disposition, no Default or Event of Default shall exist or have occurred and be continuing;

(e)       Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(f)       Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(g)      contributions of real property by a Loan Party to a Real Estate Subsidiary, provided that the Loan Parties have caused such Real Estate Subsidiary to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain ABL Priority Collateral thereon;

(h)      any Disposition which constitutes a Permitted Investment, Restricted Payment permitted under Section 7.06 or Permitted Encumbrance (or an enforcement thereof) and any transaction permitted by Section 7.04;

(i)       Dispositions by any Loan Party or any Restricted Subsidiary of its right, title and interest in and to any Real Estate and related fixtures, including, without limitation, Dispositions to any other Restricted Subsidiary or in connection with sale-leaseback transactions provided that the Loan Parties shall have used commercially reasonable efforts to cause the Person (if not a Loan Party) acquiring such Real Estate to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent in the event that a Loan Party or any Subsidiary will occupy such Real Estate and maintain Collateral thereon;

(j)       Dispositions of the Equity Interests of any Real Estate Financing Loan Party or Unrestricted Subsidiary;

(k)       (i) Dispositions consisting of the compromise, settlement or collection of accounts receivable in the ordinary course of business and consistent with past practice and (ii) sales of assets received by a Borrower or any Subsidiary upon foreclosure of a Permitted Encumbrance;

(l)       Dispositions consisting of (i) leases, assignments or subleases in the ordinary course of business, including leases of closed Stores, and (ii) the grant of any license or sublicense of patents, trademarks, know-how and any other intellectual property or other general intangibles; provided that such grant of license or sublicense shall not prohibit the sale or liquidation of property of the type included in the Borrowing Base;

(m)      Dispositions of cash and Permitted Investments described in clauses (a) through (f) of the definition of “Permitted Investments,” in each case on ordinary business terms;

(n)       other Dispositions in the ordinary course of business or of other assets outside of the ordinary course of business, provided that after giving effect to such Disposition the Excess Availability Condition shall have been satisfied (it being understood and agreed that the Net Proceeds from such Dispositions may be used to repay the Obligations in order to satisfy the Excess Availability Condition);

(o)       (i) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions, and (ii) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(p)       Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of a Borrower or any of its Subsidiaries;

(q)       Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business);

(r)       any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of the Albertson’s Group as a whole, as determined in good faith by the Lead Borrower;

(s)       Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(t)       any Disposition of Excluded Property (or the Equity Interests of Persons substantially all of the assets of which constitute Excluded Property);

(u)       any Disposition of CF Debt Priority Collateral; provided that if the Intellectual Property of any Loan Party is Disposed of pursuant to this clause (u), the Collateral Agent shall be granted an irrevocable, non-exclusive license to use such Intellectual Property if needed and solely for the purpose of enabling the Collateral Agent, during the continuation of an Event of Default, to exercise rights and remedies under Section 8.02 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies;

(v)       any Disposition of Divested Properties;

(w)      any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(y)      any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(z)       the unwinding of any Swap Contract pursuant to its terms.

“Permitted Encumbrances” means:

(a)       Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(b)      Carriers’, warehousemen’ s, mechanics’, materialmen’ s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(c)       (i) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA and (ii) Liens in connection with the Settlement Agreement consisting of a security deposit of $75,000,000 in cash; provided, however, that Permitted Encumbrances shall not include any pledges or deposits to secure California workers’ compensation self-insurance liabilities of, or originally incurred by, SVU, NAI or any of their current or former Subsidiaries attributable to periods prior to the Original Closing Date;

(d)      Pledges and deposits to secure or relating to the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)       (i) Liens in respect of judgments that would not constitute an Event of Default hereunder, and (ii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to such notices and rights and for which adequate reserves have been made to the extent required by GAAP;

(f)       (i) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties taken as a whole and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property, and (ii) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party (in each case, other than a Loan

Party or any Restricted Subsidiary) on property over which a Loan Party or any Restricted Subsidiary of a Loan Party has easement rights or on any leased property with respect to which a Loan Party or a Restricted Subsidiary is the tenant and subordination or similar arrangements relating thereto and (iii) any condemnation or eminent domain proceedings affecting any real property;

(g)      Liens existing on the Fifth Restatement Effective Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased (other than as permitted as “Permitted Indebtedness”), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder) (provided that clauses (i) and (iii) shall not apply to Indebtedness incurred to refinance, refund, extend, renew or replace the Existing Legacy Notes);

(h)      Liens on fixed or capital assets acquired by any Loan Party securing Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as such Liens shall not extend to any other property or assets of the Loan Parties, other than replacements thereof and additional and accessions to such property and the products and proceeds thereof;

(i)       Liens pursuant to any Loan Documents (including Liens securing the 2037 ASC Debentures);

(j)       statutory or common law Liens of landlords and sub-landlords securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04 (other than clause (a)(iv) of such section);

(k)       Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Fifth Restatement Effective Date and Permitted Investments, provided that such Liens (a) attach only to such Investments and (b) secure only obligations arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)        Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions and securities intermediaries;

(m)      Liens arising from precautionary UCC filings regarding operating leases, the consignment or bailment of goods to a Loan Party or Liens on equipment of the Borrowers and their Subsidiaries granted in the ordinary course of business to a client or supplier at which such equipment is located;

(n)      Voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary or on such property of a Restricted Subsidiary of a Loan Party in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other Permitted Investment (or other acquisition or investment not prohibited hereunder) or is otherwise merged or consolidated with a Restricted Subsidiary; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other Permitted Investment or other acquisition or investment not prohibited hereunder or merger or consolidation and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o)      Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii) (A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p)      Liens consisting of claims under PACA or PASA;

(q)      Liens in favor of the Collateral Agent or any other Credit Party pursuant to any Loan Document;

(r)       Liens securing Indebtedness permitted pursuant to clause (t) of the definition of "Permitted Indebtedness”; provided such Liens on the assets comprising ABL Priority Collateral are junior to those securing the Obligations and subject at all times to an Intercreditor Agreement;

(s)       Liens or rights of setoff against credit balances of Loan Parties or Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to such Loan Party or Restricted Subsidiary in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties or Restricted Subsidiaries to secure the obligations of Loan Parties or Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(t)       Security interests in investments in purchasing cooperatives permitted by the definition of Permitted Investments, which are granted to the applicable cooperative to secure obligations of a Loan Party to such cooperative arising in connection with purchases from such cooperative or other customary transactions between such Loan Party and such cooperative;

(u)       The security or other interests of MoneyGram in the Trust Funds, which are granted to MoneyGram to secure the obligations of the Loan Parties arising under the MoneyGram Agreement; provided that such security interest of MoneyGram in the Trust Funds is subordinate to that of the Administrative Agent and does not extend to any of the property of the Loan Parties other than the Trust Funds;

(v)       [reserved];

(w)      Liens solely on any cash earnest money deposits made by a Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or consisting of an agreement to sell any property (including liens on assets deemed to arise as a result thereof);

(x)       Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” arising in connection with a Qualified Receivables Financing;

(y)       [Reserved];

(z)       Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(aa)     deposits made in the ordinary course of business to secure liability to insurance carriers and Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(bb)     any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by a Borrower or any of its Subsidiaries in the ordinary course of business;

(cc)     Liens on the assets of, and Equity Interests in, Real Estate Financing Loan Parties pursuant to a Qualified Real Estate Financing Facility;

(dd)     Liens in favor of any Loan Party;

(ee)     Liens incurred by a Restricted Subsidiary that is not a Loan Party securing any Permitted Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(ff)      [Reserved];

(gg)    Liens not otherwise permitted by any one or more of the foregoing clauses; provided that (i) the aggregate principal amount of obligations secured thereby does not exceed the greater of $1,250,000,000 at any time outstanding and 5.00% of Total Assets at any time, and (ii) if any such Lien is granted over any of the ABL Priority Collateral, such Lien must be subject to an Intercreditor Agreement and junior in all respects to the Liens in favor of the Obligations under this Agreement;

(hh)    [Reserved];

(ii)       Liens securing the Existing Safeway Debentures permitted under clause (x) of the definition of “Permitted Indebtedness,” and Permitted Refinancings thereof so long as such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement;

(jj)       Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes issued by the Lead Borrower or any of its Subsidiaries to the extent not prohibited by Section 7.07 of this Agreement;

(kk)     [Reserved];

(ll)       any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(mm)   Liens on Excluded Property;

(nn)    Liens securing Indebtedness permitted pursuant to clauses (d), (e), (l), (m), (n) (to the extent the related Permitted Indebtedness is permitted to be secured) and (o) of the definition of "Permitted Indebtedness";

(oo)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (n) and (r); provided, however, that (x) such new Lien shall be limited to all or part of the same property that was encumbered by the original Lien (plus improvements on such property) or could have been encumbered by the original Lien (provided, that this clause (x) shall not apply to Indebtedness incurred to refinance, refund, extend, renew or replace the Existing Safeway Debentures (or any successive refinancings, refundings, extensions, renewals or replacements thereof)), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clause at the time the original Lien became a Permitted Encumbrance, plus accretion of original issue discount, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided that nothing contained above in this subsection (oo) shall prevent a Borrower or any Restricted Subsidiary from pledging any asset to secure any Indebtedness (including refinancing Indebtedness) of Safeway and its Subsidiaries, so long as Safeway and its Subsidiaries were otherwise permitted to incur or maintain such Indebtedness under the terms of this Agreement; provided, further that such Liens with respect to the foregoing clause (r) are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Collateral Agent and such Liens on ABL Priority Collateral are junior to the Liens securing the Obligations under this Agreement;

(pp)    Liens on cash collateral deposited into any escrow account issued in connection with any Permitted Acquisition pursuant to customary escrow arrangements reasonably satisfactory to the Administrative Agent to the extent such cash collateral represents the proceeds of financing and additional amounts to pay accrued interest on and/or the redemption price of the financing;

(qq)    Liens on Collateral securing ASC/NAI Notes Refinancing Indebtedness; provided such Liens on the ABL Priority Collateral are junior to the Liens securing the Obligations and subject at all times to an intercreditor agreement in form and substance satisfactory to the Collateral Agent; and

(rr)      Liens on ASC’s rights, title, and interest in the SVU Escrow Account in favor of SVU and the trustee under the ASC Indenture.

For purposes of determining compliance with this definition of “Permitted Encumbrances”, in the event that a Lien meets the criteria of more than one of the categories of Liens described in clauses (a) through (rr) above, the Lead Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) in one or more of the above clauses; provided that all Liens pursuant to the Loan Documents will at all times be deemed to be outstanding in reliance on the exception in clause (i) above.

"Permitted Holders" shall mean (i) the Equity Investors and any other Funds or managed accounts advised or managed by any Equity Investor or any of an Equity Investor’s Affiliates, (ii) any person that has no material assets other than the capital stock of the Lead Borrower, a parent of the Lead Borrower or capital stock of a Person engaged in a Similar Business and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Lead Borrower, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted

Holder specified in clause (i) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Lead Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than a Permitted Holder specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Indebtedness” means each of the following:

(a)       Indebtedness outstanding on the Fifth Restatement Effective Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)       Indebtedness among the Lead Borrower and its Restricted Subsidiaries; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any subsequent issuance or transfer of any Equity Interests or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(c)       without duplication of Indebtedness described in clause (g) below, purchase money Indebtedness of any Loan Party incurred after the Fifth Restatement Effective Date to finance the acquisition, lease, construction or improvement of any fixed or capital assets, including Attributable Indebtedness under Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that (i) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $1,500,000,000 at any time outstanding and 6.00% of the Total Assets at the time of incurrence, (ii) such Indebtedness is incurred prior to or within two hundred and seventy days (270) after such acquisition, lease, construction or improvement (other than Permitted Refinancing thereof), and (iii) such Indebtedness does not exceed the cost of acquisition, lease, construction or improvement of such fixed or capital assets;

(d)      obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e)       obligations in respect of self-insurance and obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and similar instruments and performance and completion guarantees and similar obligations, in each case, incurred in the ordinary course of business;

(f)       [Reserved];

(g)       Indebtedness with respect to the deferred purchase price for any Permitted Acquisition or other Permitted Investment, provided that such Indebtedness (other than Earn-Out Obligations) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; provided, further, that any such Indebtedness constituting Earn-Out Obligations is paid within 30 days after such amount becomes due;

(h)      Indebtedness of any Person that becomes a Restricted Subsidiary of a Loan Party in a Permitted Acquisition, Permitted Investment (or other acquisition not prohibited hereunder), which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Restricted Subsidiary of a Loan Party) and Permitted Refinancings thereof;

(i)       the Obligations;

(j)       Indebtedness arising from indemnification obligations in favor of SVU pursuant to the NAI Purchase Agreement;

(k)       Subordinated Indebtedness;

(l)       Indebtedness arising pursuant to appeal bonds or similar instruments required in connection with judgments that do not result in a Default or Event of Default;

(m)      obligations in respect of letters of credit existing as of the Fifth Restatement Effective Date to secure obligations of the type described in clauses (c) and (d) of the definition of “Permitted Encumbrances”;

(n)      Guarantees of Indebtedness described in this definition;

(o)      Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is non-recourse (except for Standard Securitization Undertakings) to a Borrower or any of its Subsidiaries (other than such Receivables Subsidiary);

(p)       Indebtedness with respect to all obligations and liabilities, contingent or otherwise, in respect of letters of credit, acceptances and similar facilities incurred in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(q)      Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Lead Borrower or any other direct or indirect parent of a Borrower permitted by Section 7.06;

(r)       Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s)       (A) obligations under Cash Management Services and other Indebtedness in respect of netting services, automatic clearinghouse arrangements or (B) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(t)       Future CF Debt and any Permitted Refinancing thereof;

(u)       Indebtedness of Real Estate Financing Loan Parties under a Qualified Real Estate Financing Facility and Permitted Refinancings thereof;

(v)       [Reserved];

(w)      [Reserved];

(x)       Indebtedness in respect of Existing Safeway Debentures and Permitted Refinancings thereof;

(y)       [Reserved];

(z)       Indebtedness secured by cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of any notes to the extent not prohibited by Section 7.07 of this Agreement;

(aa)     Indebtedness not specifically described herein in an aggregate principal amount not to exceed the greater of (x) $1,000,000,000 at any time outstanding or (y) 4.00% of the Total Assets at the time of such incurrence at any time outstanding;

(bb)    the ASC Notes, the NAI Notes and Permitted Refinancing thereof;

(cc)     Indebtedness of a Borrower or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate principal amount not to exceed $300,000,000at any one time outstanding;

(dd)    Indebtedness of Foreign Subsidiaries of a Borrower in an aggregate principal  amount not to exceed the greater of (x) $1,000,000,000 at any time outstanding or (y) 4.00% of the Total Assets of all Foreign Subsidiaries at the time of such incurrence and any Permitted Refinancing thereof;

(ee)     to the extent constituting Indebtedness, obligations in respect of (i) customer deposits and advance payments received in the ordinary course of business; (ii) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and (iii) any customary cash management, cash pooling or netting or setting off arrangements or automatic clearinghouse arrangements in the ordinary course of business;

(ff)      Contribution Indebtedness and any Permitted Refinancing thereof; and

(gg)    ASC/NAI Notes Refinancing Indebtedness.

For purposes of determining compliance with this definition of “Permitted Indebtedness,” in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (gg) above, the Lead Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) in one or more of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in clause  above.

“Permitted Investments” means each of the following:

(a)        collectively, “Cash Equivalents” (including the subsequent monetization thereof):

(i)       U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii)       securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(iii)      certificates of deposit, time deposits and eurodollar deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(iv)      repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v)       commercial paper issued by a corporation (other than an Affiliate of the Lead Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(vi)      readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(vii)     Indebtedness issued by Persons (other than the Equity Investors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(viii)    investment funds investing at least 95% of their assets in securities of the types described in clauses (i) through (vii) above.

(b)       Investments (x) existing on the Fifth Restatement Effective Date, and set forth on Schedule 7.02, (y) made pursuant to binding commitments (whether or not subject to conditions) in effect on the Fifth Restatement Effective Date and set forth on Schedule 7.02 or (z) that replace, refinance, refund, renew or extend any Investment described under either of the immediately preceding clauses (x) or (y) but not any increase in the amount thereof unless required by the terms of the Investment or otherwise permitted hereunder;

(c)       (i) Investments in the Lead Borrower and its Restricted Subsidiaries; provided that Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties pursuant to this clause (c) may be made if (i) Adjusted Payment Conditions have been satisfied or (ii) in an amount up to $100,000,000 at any time outstanding;

(d)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)       Guarantees constituting Permitted Indebtedness;

(f)       Investments by any Loan Party in Swap Contracts permitted hereunder;

(g)       Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers and suppliers, in each case in the ordinary course of business;

(h)       loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for any other purposes not described in the foregoing clause (i); provided that the aggregate principal amount outstanding at any time under clause (ii) above shall not exceed $75,000,000 at any time outstanding;

(i)       advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(j)       (i) Investments constituting Permitted Acquisitions and (ii) the acquisition of any property locations from any Person for which the aggregate consideration payable in connection with such acquisition is less than $250,000,000;

(k)       Investments consisting of deposits, prepayments and other credits to suppliers in the ordinary course of business;

(l)       obligations of retail account debtors to any Borrower or Guarantor arising from Albertson’s Private Label Accounts;

(m)      the endorsement of instruments for collection or deposit in the ordinary course of business;

(n)       as long as no Dominion Trigger Event exists at the time of the making of such Investment or would arise therefrom, intercompany loans and advances by any Loan Party to the Real Estate Subsidiaries in an aggregate amount outstanding at any time not to exceed $100,000,000, resulting from payments made by such Loan Party on account of expenses and liabilities (other than Indebtedness) of the Real Estate Subsidiaries incurred in the ordinary course of business (including in respect of maintenance and repairs of Real Estate), so long as each such loan or advance is repaid upon the earlier to occur of (i) ninety (90) days after the date such Loan Party pays such expense or liability or (ii) the date such Real Estate Subsidiary is no longer a Subsidiary of any Loan Party;

(o)      investments arising from the contribution of Real Estate of a Loan Party to the Real Estate Subsidiaries on or after the Fifth Restatement Effective Date;

(p)      Investments in the Equity Interests of, or in obligations of, a purchasing or distribution cooperative of which a Loan Party is a member in the ordinary course of its business;

(q)      Investments consisting of non-cash consideration received in connection with the Permitted Dispositions;

(r)       any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(s)       [Reserved];

(t)       Investments of a Restricted Subsidiary acquired after the Fifth Restatement Effective Date or of an entity merged into or consolidated with a Restricted Subsidiary in accordance with the definition of Unrestricted Subsidiary after the Fifth Restatement Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u)      any Investment consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Albertson’s Group or any transaction permitted under Section 7.09;

(v)      other Investments (other than the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, line of business or division of such Person or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation)); provided that the Loan Parties shall have satisfied the Adjusted Payment Conditions;

(w)      [Reserved];

(x)       Investments consisting of (i) purchases, redemptions or other acquisitions of any notes issued by a Borrower or any of its Subsidiaries, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the redemption, defeasance, repurchase, satisfaction or discharge of any such notes or any Permitted Refinancing in respect thereof, in each case, in accordance with Section 7.07;

(y)       any Investment made with Excluded Property, including, any such Investment made in an Unrestricted Subsidiary or joint venture (or similar entity);

(z)       Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(aa)     Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(bb)    [Reserved];

(cc)     Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplation thereof;

(dd)    Investments in receivables owing to the Lead Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(ee)     to the extent constituting an Investment, Permitted Encumbrances or Permitted Indebtedness;

(ff)      Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder; and

(gg)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Lead Borrower or any of its Subsidiaries; and

(hh)    Investments the payment for which consists of the Equity Interests of the Lead Borrower (other than Disqualified Stock) or any direct or indirect parent of the Lead Borrower;

provided, however, that notwithstanding the foregoing, after the occurrence and during the continuation of a Dominion Trigger Event, (i) no new Investments of the type specified in clause (a) (other than U.S. Dollars) shall be permitted unless either (A) no Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a Term

SOFR Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) to the extent not already subject to the perfected security interest of the Collateral Agent under the Security Documents, such Investments are pledged to the Collateral Agent as additional collateral for the Obligations pursuant to such agreements as are reasonably required by the Collateral Agent.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its Permitted Discretion, which:

(a)       is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b)       is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)       is made to pay any other amount chargeable to any Loan Party hereunder; and

(d)       together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lender’s obligations with respect to Letters of Credit, or (ii) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including any customary tender premiums) thereon plus other amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted

Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (measured at the time such modification, refinancing, refunding, renewal, replacement or extension occurs); provided that the requirements of this clause (b) shall not apply to any modification, refinancing, refunding, renewal, replacement or extension of any Existing Safeway Debentures so long as the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension does  not have a final maturity prior to 91 days after the latest Maturity Date then in effect or a Weighted Average Life to Maturity that is shorter than the period from the date of such modification, refinancing, refunding, renewal, replacement or extension to the date that is 91 days after the latest Maturity Date then in effect, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement and (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor or guarantor of, and shall not have greater guarantees or security than, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (except in the case of the Existing Legacy Notes).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Pharmaceutical Inventory” means all Inventory consisting of products that can be dispensed only on order of a licensed professional.

“Pharmaceutical Laws” means federal, state and local laws, rules or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered, relating to dispensing, storing or distributing prescription medicines or products, including laws, rules or regulations relating to the qualifications of Persons employed to do the same.

“Pharmacy Inventory Cap” means at any time of calculation, an amount equal to the lesser of (i) $400,000,000 and (ii) 10% of the Borrowing Base (without giving effect to  the Perishables Cap).

“Pharmacy Receivables” means Accounts arising from the sale of prescription drugs or other Inventory which can be dispensed only through an order of a licensed professional.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean (a) costs, expenses and disbursements associated with, related to or incurred in anticipation of, or preparation for compliance with (x) the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, (y) the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and (z) the rules of national securities exchange companies with listed equity or debt securities, (b) costs and expenses associated with investor relations, shareholder meetings and reports to shareholders or debtholders and listing fees, and (c) directors’ compensation, fees, indemnification, expense reimbursement (including legal and other professional fees, expenses and disbursements), and directors’ and officers’ insurance.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Real Estate Financing Facility” means (i) any credit facility made available to a Real Estate Subsidiary that is non-recourse to a Borrower or any of its other Subsidiaries (other than Real Estate Subsidiaries party to such credit facility) and secured by the Real Estate of Real Estate Subsidiaries and (ii) any sale and leaseback of Real Estate of Real Estate Subsidiaries, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)       the board of directors of the Lead Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Lead Borrower and the Receivables Subsidiary,

(2)       all sales of accounts receivable and related assets to and by the Receivables Subsidiary are made at Fair Market Value, and

(3)       the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Lead Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Albertson’s Group (other than a Receivables Subsidiary) to secure the Obligations shall not be deemed a Qualified Receivables Financing.

“Quarterly Accounting Period” means any period of three (3) or four (4) consecutive Accounting Periods designated as a “Quarterly Accounting Period” on Schedule 1.02 hereto.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Financing Loan Parties” means any Real Estate Subsidiaries that are borrowers or guarantors under a Qualified Real Estate Financing Facility.

“Real Estate Subsidiary” means any Restricted Subsidiary of the Lead Borrower that (a) does not engage in any business other than (i) owning or leasing real property or (ii) owning directly or indirectly the Equity Interests of the Restricted Subsidiaries described in clause (i), or a holding company of any such Subsidiary.  As of the Fifth Restatement Effective Date, the Persons listed on Schedule 1.03 constitute all of the Real Estate Subsidiaries.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for Inventory sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of a Loan Party’s rights, if any, in any Inventory giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.  For purposes of the foregoing, all terms defined in the UCC but not otherwise defined in this Agreement shall have the same meanings herein as are assigned thereto in the UCC.

“Receivables Financing” means any transaction or series of transactions pursuant to which the Albertson’s Group may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Albertson’s Group), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of a Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any hedging obligations pursuant to a Swap Contract entered into by such Borrower or any such Subsidiary in connection with such accounts receivable.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to Receivables, whether in the possession or under the control of a Loan Party or any computer bureau or agent from time to time acting for a Loan Party or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable. For purposes of the foregoing, all terms defined in the UCC but not otherwise defined in this Agreement shall have the same meanings herein as are assigned thereto in the UCC.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Pharmacy Receivables, including, without limitation, on account of dilution.

“Receivables Subsidiary” means a wholly owned Subsidiary of the Lead Borrower (or other Person formed for the purposes of engaging in a Qualified Receivables Financing with the Lead Borrower or one of its Subsidiaries in which the Lead Borrower or any of its Subsidiaries makes an Investment and to which the Lead Borrower or any of its Subsidiaries transfers accounts receivable and related assets) which engages in no activities other than in connection with the Receivables Financing, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business and which is designated by the board of directors of Lead Borrower (as provided below) as a Receivables Subsidiary and:

(a)       no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Lead Borrower or any of its Restricted Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Lead Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Lead Borrower or any of its Restricted Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)       with which neither the Lead Borrower nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms which the Lead Borrower reasonably believes to be no less favorable to the Lead Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Lead Borrower or such Subsidiary, and

(c)       to which neither the Lead Borrower nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of directors of the Lead Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Lead Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Albertson’s Group as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Loans (other than Swing Line Loans), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required FILO Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount of FILO Loans; provided that the FILO Loans held by any Defaulting Lender shall be excluded for all purposes of making a determination of Required FILO Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount of FILO Loans and the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have been terminated, the Total Revolving Exposure); provided that the FILO Loan, Revolving Commitment and Revolving Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding more than 50% of the Aggregate Revolving Commitments (or, if the Aggregate Revolving Commitments have been terminated, the Total Revolving Exposure); provided that the Revolving Commitment and Revolving Exposure of any Defaulting Lender shall be excluded for all purposes of making a determination of Required Revolving Lenders.

“Rescindable Amount” shall have the meaning provided in Section 2.12(b)(ii).

“Reserves” means all (if any) Inventory and Script Reserves, Availability Reserves, and Receivables Reserves.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer, or secretary or assistant secretary of a Loan Party (or any individual performing substantially similar functions regardless of his or her title) or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document (including any notice delivered pursuant to Article II) to be delivered hereunder.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date Transactions” means (i) the effectiveness of this Agreement and the incurrence of the initial Credit Extensions hereunder and (ii) the payment of fees and expenses in connection with the foregoing.

“Restricted Payment” means the payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of the Lead Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), include ng any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interests.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Lead Borrower that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Borrowing” means a borrowing consisting of Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Revolving Commitments shall include all Additional Revolving Commitments and Extended Revolving Commitments.

“Revolving Exposure” means at any time, with respect to any Lender (i) the aggregate Outstanding Amount of Revolving Loans of such Lender plus (ii) such Lender’s Applicable Percentage of the Outstanding Amount of Swing Line Loans and L/C Obligations at such time; provided that for purposes of Section 2.09(a), the Revolving Exposure of any Lender shall not include the outstanding amount of any Swing Line Loans.

“Revolving Increase Effective Date” has the meaning provided in Section 2.15(I)(d).

“Revolving Increase Joinder” has the meaning provided in Section 2.15(I)(f).

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” has the meaning provided in Section 2.01(a).

“S&P” means S&P Global Ratings, a division of the McGraw-Hill Companies, Inc. and any successor thereto.

“Safeway” means Safeway Inc., a Delaware corporation.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“Scripts” means the pharmaceutical customer list owned and controlled by each Loan Party relating to certain items and services, including, without limitation, any drug price data, drug eligibility data, clinical drug information and health information of a pharmaceutical customer that is not protected under Sections 1171 through 1179 of the Social Security Act or other applicable Law.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of December 21, 2015 among the Loan Parties and the Collateral Agent, as supplemented, amended or otherwise modified from time to time.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered by any Loan Party to the Collateral Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Agreement” means that certain Settlement Agreement, dated as of March 21, 2013 by and among SVU, the self-insured direct and indirect subsidiaries of SVU named therein, the California Self-Insurers Security Fund AB LLC, Albertson's LLC, the NAI Entities (as defined therein) and the other parties thereto.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Albertson’s Group as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Similar Business” means any business conducted or proposed to be conducted by the Lead Borrower and its Restricted Subsidiaries on the Fifth Restatement Effective Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person will be greater than the amount that would be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” shall mean with respect to any Permitted Acquisition or Investment permitted hereunder to be financed in any part by the proceeds of FILO Loans, the representations and warranties set forth in the definitive agreement therefor that are material to the interest of the Additional FILO Lenders, and only to the extent that the applicable Loan Party has the right to terminate its obligations under such agreement or decline to consummate the Permitted Acquisition or Investment as a result of a breach of such representations and warranties.

“Specified Existing FILO Class” has the meaning specified in Section 2.16(a).

“Specified Existing Revolving Tranche” has the meaning specified in Section 2.16(a).

“Specified Representations” shall mean the representations set forth in Sections 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(d), 5.04, 5.13, 5.18, 5.19, 5.30, 5.31, 5.32, and 5.34.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than for working capital purposes) or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Lead Borrower, any Investment

constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Disposition of a business unit, line of business or division of the Lead Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Albertson’s Group which the Lead Borrower has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Standby Letter of Credit” means any Letter of Credit that is not a Banker’s Acceptance or Commercial Letter of Credit.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which may include any real property, and the fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Store Account” means any account at a bank that is used solely for receiving store receipts from a Store (together with any other deposit accounts at any time established or used by any Loan Party for receiving such store receipts from any Store).

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to subordination provisions in form and on terms reasonably approved in writing by the Administrative Agent.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Equity Interests or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Subsidiary Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Successor Company” has the meaning provided in Section 7.04(d).

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supermajority Lenders” shall mean those non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if the percentage “50%” contained therein were changed to “66-2/3%.”

“Suppressed Availability” means, as of any date of determination, the difference between (a) the Borrowing Base and (b) the Aggregate Revolving Commitments; provided, that if the result of the foregoing is a negative number, then the Suppressed Availability shall be equal to zero.

“SVU” means SUPERVALU INC., a Delaware corporation.

“SVU Escrow Account” means the escrow account at JPMorgan Chase Bank, N.A., governed by the terms of that certain escrow agreement dated as of March 21, 2013 among NAI, SVU and the escrow agent thereunder wherein monies are pledged in favor of the trustee under the ASC Indenture.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means any obligation under a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the Aggregate Revolving Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)       for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b)       for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than 0%, the Term SOFR shall be deemed 0% for purposes of this Agreement.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning specified in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Testing Excess Availability” means the sum of (a) Excess Availability plus (b) the lesser of (i) 2.5% of the Aggregate Revolving Commitments at such time and (ii) the amount by which the Borrowing Base exceeds the Aggregate Revolving Commitments at such time.

“Testing Excess Availability Percentage” means the percentage obtained by dividing Testing Excess Availability by the Loan Cap.

“Third Party Payors” means any private health insurance company that is obligated to reimburse or otherwise make payments to pharmacies which sell prescription drugs to eligible patients under Medicare, Medicaid or any insurance contract with such private health insurer.

“Threshold Amount” means the lesser of (i) $500,000,000 and (ii) to the extent there is any Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $150,000,000, the lowest “threshold amount” (or such other applicable term) for the cross-default or cross-acceleration provision included in such Indebtedness; provided that the Threshold Amount shall not be less than $150,000,000.

“Total Assets” means the total consolidated assets of the Albertson’s Group, as shown on the most recent financial statements of the Lead Borrower that the Administrative Agent has received in accordance with Section 6.01 hereof or, prior to the delivery of any financial statements pursuant to Section 6.01 hereof, Section 4.01(c).

“Total Revolving Exposure” means, at any time, the Revolving Exposure of all Revolving Lenders at such time.

“Trust Funds” has the same meaning assigned to it in the MoneyGram Agreement (as in effect on the Fifth Restatement Effective Date).

“Type” means, with respect to a FILO Loan or Revolving Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Fifth Restatement Effective Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine); provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfections or priority of Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdictions and any successor statute, as in effect from time to time, for purposes of the provisions hereof relating to such perfection or priority or for purposes of definitions relating to such provisions.

“UFCA” has the meaning specified in Section 10.20(d).

“UFTA” has the meaning specified in Section 10.20(d).

“UK Financial Institution” any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” shall mean the unaudited financial statements of the Lead Borrower as of the fiscal quarter ending June 14, 2025.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(2)(iii).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) as of the Fifth Restatement Effective Date, each Subsidiary of the Lead Borrower listed on Schedule 1.04, (ii) any Subsidiary of the Lead Borrower designated by the Board of Directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to this definition subsequent to the Fifth Restatement Effective Date, (iii) each Receivables Subsidiary, and (iv) any Subsidiary of an Unrestricted Subsidiary.

The Lead Borrower may at any time after the Fifth Restatement Effective Date designate any Restricted Subsidiary an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) after giving effect to such designation on a pro forma basis, (a) the Consolidated Fixed Charge Coverage Ratio for the Measurement Period most recently ended on or prior to the date of such designation is at least 1.00 to 1.00 and (b) Excess Availability Percentage is at least 15% and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Material Indebtedness.  Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Fifth Restatement Effective Date, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Fifth Restatement Effective Date shall constitute an Investment by the Lead Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Lead Borrower’s and its Subsidiaries’ investment therein.  Other than with respect to Subsidiaries designated as Unrestricted Subsidiaries on the Fifth Restatement Effective Date designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Lead Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrowers’ Investment in such Subsidiary.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment, by (ii) the sum of all such payments.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03       Accounting Terms.

(a)       Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, except (i) as otherwise specifically prescribed herein and (ii) all leases that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness or adaptation of the Accounting Standards Update No. 2016-02, Leases (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases for purposes of all definitions and calculations for the purposes of the Loan Documents hereunder, including without limitation, the definition of “Capital Lease Obligations” (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents. Whether or not the Loan Parties may at any time adopt Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic 825-10 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to FASB Statement of Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Loan Parties have not adopted FASB Accounting Standards Codification Subtopic 825-10 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, FASB Statement of Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities). It is understood and agreed that the valuations and other financial determinations included herein are solely for the purposes of this Agreement and, for financial reporting purposes, the Lead Borrower will use valuations as determined by or under the supervision of its board of directors and in accordance with its valuation policies and procedures as required by the Investment Company Act of 1940, as amended.

(b)       Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04       Rounding.  Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.06       Pro Forma Calculations.

(a)       Notwithstanding anything to the contrary herein, the Interest Coverage Ratio and Consolidated Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.06.

(b)       For purposes of calculating the Interest Coverage Ratio and Consolidated Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Measurement Period and (ii) subsequent to such Measurement Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Measurement Period.  If since the beginning of any applicable Measurement Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Lead Borrower or any of its Subsidiaries since the beginning of such Measurement Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Interest Coverage Ratio and Consolidated Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c)       Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Lead Borrower and may include, without duplication, cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies resulting from such Investment, acquisition, disposition, merger, consolidation or discontinued operation or other transaction, in each case calculated in the manner described in the definition of Consolidated EBITDA.

(d)       Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an overnight rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Lead Borrower or Subsidiary may designate.

(e)       Notwithstanding anything in this Agreement to the contrary, with respect to any Designated Acquisition and the incurrence of any Designated Indebtedness or Lien in connection therewith, compliance with the Adjusted Payment Conditions test required by this Agreement for such Designated Acquisition or such Designated Indebtedness shall be determined on the date the definitive acquisition agreement for such Designated Acquisition is entered into and, only with respect to the tests described in clauses (b)(x)(i) and (b)(y) of the definition of “Adjusted Payment Conditions”, at the time of closing of such Designated Acquisition and incurrence of such Designated Indebtedness and, thereafter until consummation of such Designated Acquisition or the termination of such definitive agreement relating to such Designated Acquisition, all other incurrence tests under this Agreement shall be required to be complied with on an actual basis without giving effect to such Designated Acquisition and on a pro forma basis after giving effect to such Designated Acquisition and the incurrence of such Designated Indebtedness.

1.07       Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.08       Certifications.  All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf, and not in such Person’s individual capacity.

1.09       Effect of Restatement.  On the Fifth Restatement Effective Date, this Agreement shall amend, restate and supersede of the Existing Credit Agreement in its entirety and all commitments of the Lenders thereunder shall terminate and be replaced by the Commitments hereunder; provided that all Obligations outstanding under the Existing Credit Agreement shall remain outstanding as Obligations hereunder until paid in accordance herewith (and this Agreement shall not constitute a novation or forgiveness of any such Obligations under the Existing Credit Agreement).  Any references in any Loan Document to the “Credit Agreement” (or any similar term) shall refer to this Agreement.

1.10       Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01       Loans; Reserves.

(a)       Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)       after giving effect to any Revolving Borrowing, the Total Revolving Exposure shall not exceed the Loan Cap, and

(ii)       after giving effect to any Revolving Borrowing, the Revolving Exposure of each Lender shall not exceed such Lender’s Revolving Commitment.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b)       [Reserved].

(c)       The Administrative Agent shall have the right, at any time and from time to time after the Fifth Restatement Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Lead Borrower (during which period the Administrative Agent shall be available to discuss in good faith any such proposed Reserve with the Lead Borrower and the Loan Parties may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or modification no longer exists); provided that (x) no such prior notice shall be required for (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period, or (3) changes to Reserves when a Default or Event of Default exists and (y) the Borrowers shall not be permitted to request any Credit Extension during such three (3) Business Day period that would result in Total Revolving Exposures exceeding the Loan Cap after giving pro forma effect to the application of such Reserves.  Promptly after the Administrative Agent has knowledge that the event, condition or matter which is the basis for the establishment of a Reserve no longer exists, the Administrative Agent shall eliminate such Reserve.

2.02       Borrowings, Conversions and Continuations of Revolving Loans and FILO Loans.

(a)       Loans (other than Swing Line Loans) shall be either Base Rate Loans or Term SOFR Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02.  All Swing Line Loans shall be only Base Rate Loans.  Subject to the other provisions of this Section 2.02, Borrowings of more than one Type may be incurred at the same time.

(b)       Each Borrowing, each Conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of Term SOFR Loans or of any Conversion of Term SOFR Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice.  Each Borrowing of, Conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Borrowing, a Conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, Converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing

Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Lead Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation, then the applicable Loans shall be made as, or Converted to, Base Rate Loans.  Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.  If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a Term SOFR Loan.

(c)       Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the relevant Class of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic Conversion to Base Rate Loans described in Section 2.02(b).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to a Borrowing of Revolving Loans is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d)       The Administrative Agent, without the request of the Lead Borrower, may (but shall be under no obligation to) advance any interest, fee, service charge, expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby, except that with respect to any third-party fees and expenses, the Administrative Agent shall only make such an advance in the event that the Borrowers, after receipt of an invoice therefor, fail to make such payment when due.  The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof.  Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Revolving Loans that are Base Rate Loans.

(e)       Except as otherwise provided herein, a Term SOFR Loan may be continued or Converted only on the last day of an Interest Period for such Term SOFR Loan.  During the existence of an Event of Default, no Loans may be requested as, Converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(f)       The Administrative Agent shall promptly notify the Lead Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)       After giving effect to all Borrowings, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Term SOFR Loans.

(h)       The Administrative Agent, the Lenders, the Swing Line Lender and each L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and each L/C Issuer and the Borrowers and each Lender shall be bound thereby.  Any Permitted Overadvance may constitute a Swing Line Loan.  A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c).  The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding.  The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Revolving Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Revolving Lenders’ obligations to purchase participations with respect to Swing Line Loans.  The Administrative Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

(i)       With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this

Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lead Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03       Letters of Credit.

(a)       The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance (among other things) upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Fifth Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Exposure shall not exceed the Loan Cap, (y) the Revolving Exposure of each Lender shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that no L/C Issuer shall be required to issue any Letter of Credit that is not a Standby Letter of Credit.  Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)       No L/C Issuer shall issue any Letter of Credit, if:

(A)       subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders and the applicable L/C Issuer have approved such expiry date;

(B)       [Reserved]; or

(C)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent and the applicable L/C Issuer may agree) or all the Lenders have approved such expiry date.

(iii)       No L/C Issuer shall issue any Letter of Credit without the prior consent of the Administrative Agent (and even with such consent shall not be obligated to issue such Letter of Credit unless otherwise consented to by such L/C Issuer in its sole discretion) if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Fifth Restatement Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Fifth Restatement Effective Date and which such L/C Issuer in good faith deems material to it;

(B)       the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)       such Letter of Credit is to be denominated in a currency other than Dollars; provided that if such L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated unless otherwise agreed by the applicable L/C Issuer and the Lead Borrower;

(D)       such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder;

(E)       a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, except as provided in Section 9.16;

(F)       the aggregate Outstanding Amount of L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Issuer Sublimit; or

(G)       such Letter of Credit is a commercial letter of credit or banker’s acceptance unless such L/C Issuer generally issues such type of instruments for other borrowers.

(iv)       No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)       Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(vi)       The letters of credit existing on the Fifth Restatement Effective Date have been established and issued by applicable L/C Issuer for the account of the Lead Borrower or any of its Restricted Subsidiaries (pursuant to the Existing Credit Agreement), and shall be deemed to have been issued under this Agreement on the Fifth Restatement Effective Date.  Additionally, notwithstanding anything to the contrary in this Agreement, if, following the Fifth Restatement Effective Date, any Person that is an L/C Issuer hereunder has issued any letter of credit under any other agreement (other than this Agreement) for the account of the Lead Borrower or any Person that becomes a Restricted Subsidiary then, so long as such letter of credit otherwise is then in a form that would be permitted to be issued as a Letter of Credit hereunder and subject to the limitations set forth in Section 2.03(a)(i), if agreed to in writing by the Administrative Agent, the applicable L/C Issuer, and the Lead Borrower, such letter of credit shall be deemed to be a Letter of Credit issued by such L/C Issuer under this Agreement for the account of the Borrowers on the date specified in such writing.

(b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)       Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two Business Days (or such other date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Lead Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)       Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices.  Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit.  Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii)       If the Lead Borrower so requests in any applicable Letter of Credit Application, each L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Lead Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02  is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)       Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof on or prior to the Honor Date (as defined below); provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such L/C Issuer and the Lenders with respect to any such payment.  No later than 11:00 a.m. on the first Business Day after the later of the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) or the date that such L/C Issuer notifies the Lead Borrower of such drawing, the Borrowers shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrowers fail to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)      Each Revolving Lender shall upon any notice from the Administrative Agent pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)       Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)       If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)       Repayment of Participations.

(i)       At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent pursuant to Section 2.03(g)), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)       If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Obligations Absolute.  The obligation of the Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi)       the fact that any Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, any such reimbursement by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against any L/C Issuer, the Administrative Agent or the Lenders arising out of or relating to any Letter of Credit, which shall in each case be subject to the limitations on liability for any L/C Issuer or the Administrative Agent set forth in Section 2.03(f).

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will promptly notify the applicable L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)       Role of L/C Issuers.  Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or such L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit), and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)       Cash Collateral.  Upon the written request of the Administrative Agent or the applicable L/C Issuer, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, within one Business Day after such request, Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuers (which documents are hereby consented to by the Lenders).  The Borrowers hereby grant to the Collateral Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations.  Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America, except that Permitted Investments of the type listed in clause (a) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Administrative Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account.  If at any time the Administrative Agent reasonably determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as cash collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied, to the extent permitted under applicable Law, to satisfy other Obligations.

(h)       Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(i)       Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07.  Letter of Credit Fees shall be (i) due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on each Maturity Date of any Revolving Commitments, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each Commercial Letter of Credit, at a rate equal to 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance or amendment thereof, and (ii) with respect to each Standby Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07.  In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)       Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)       Resignation or Addition of an L/C Issuer.  An L/C Issuer that is no longer a Revolving Lender hereunder may resign as L/C Issuer at any time upon at least 30 days’ prior written notice to the Administrative Agent and the Borrowers.  One or more Revolving Lenders may be appointed as additional L/C Issuers in accordance with definition of “L/C Issuer”. The Administrative Agent shall notify the Revolving Lenders of any such resignation of an L/C Issuer or any such appointment of an additional L/C Issuer. At the time any such resignation shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the resigning L/C Issuer. From and after the effective date of any such resignation or addition, as applicable, (i) any successor or additional L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or such addition or to any previous L/C Issuer, or to such successor or such additional L/C Issuer and all previous L/C Issuers, as the context shall require. After the resignation of an L/C Issuer hereunder, such L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one L/C Issuer hereunder, the Borrower may, in its discretion, select which L/C Issuer is to issue any particular Letter of Credit.

2.04       Swing Line Loans.

(a)       The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Exposure shall not exceed Loan Cap, and (ii) the Revolving Exposure of any Lender at such time shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swing Line

Lender has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan.  The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)       Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Revolving Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 4:00 p.m.  on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Swing Line Loan, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c)       Refinancing of Swing Line Loans.

(i)       The Swing Line Lender at any time in its sole and absolute discretion may (and with respect to any Swing Line Loans that is outstanding on the date that is one week after the funding thereof, shall) request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)       Repayment of Participations.

(i)       At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)       If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans on the first Business Day of each month and the Maturity Date.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)       Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05       Prepayments.

(a)       The Borrowers may, upon notice from the Lead Borrower to the Administrative Agent (which such notice of prepayment may be conditioned as set forth in Section 2.05(h)), at any time or from time to time voluntarily (x) prepay Revolving Loans in whole or in part without premium or penalty or (y) (A) in connection with a Permitted Refinancing, (B) in connection with replacement FILO Loans, (C) where the repayment is made with the cash proceeds contributed to the capital of the Lead Borrower or with the net cash proceeds of an issuance of Equity Interest of the Lead Borrower (other than Disqualified Stock), or (D) as long as the Payment Conditions are satisfied, in each case, prepay in whole or in part FILO Loans of any Class without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans of any Class shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if Term SOFR Loans, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  Subject to Section 2.05(h), if such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the applicable Class of Loans of the Lenders in accordance with their respective Applicable Percentages (except that, so long as after giving effect thereto (and the termination of any Revolving Commitments to terminate on such date) the Total Revolving Exposure would not exceed the Loan Cap, any prepayment of Revolving Loans on the Maturity Date for any Revolving Commitments may be applied solely to prepay Revolving Loans made pursuant to the Revolving Commitments terminating on such date) and, in the case of FILO Loans, shall be applied to scheduled amortization payments thereof (including at final maturity) as directed by the Lead Borrower.

(b)       The Borrowers may, upon notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent) (which such notice of prepayment may be conditioned as set forth in Section 2.05(h)) at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment.  Each such notice shall specify the date and amount of such prepayment.  Subject to Section 2.05(h), if such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)       If for any reason the Total Revolving Exposure at any time exceed the Loan Cap as then in effect, the Borrowers shall immediately prepay the Revolving Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Exposure exceeds the Loan Cap as then in effect.

(d)       The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.12 hereof.

(e)       [Reserved].

(f)       Prepayments made pursuant to Section 2.05(c) and (d) above, first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations, fourth,  shall be applied ratably to any outstanding FILO Loans (in the case of a prepayment pursuant to Section 2.05(e), solely in the event a Dominion Trigger Event has occurred) and, fifth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans, Revolving Loans and FILO Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the applicable L/C Issuer or the Lenders, as applicable.  Subject to the foregoing, outstanding Base Rate Loans of any Class shall be prepaid before outstanding Term SOFR Loans are prepaid.  Any prepayment of FILO Loans pursuant to this Section 2.05(c) or (d) above shall be applied pro rata to each Class of FILO Loans and to scheduled amortization of such FILO Loans as directed by the Lead Borrower.  Any prepayment of Term SOFR Loans pursuant to this Section 2.05 made other than on the last day of an Interest Period applicable thereto, shall be accompanied by payment of all breakage costs payable under Section 3.05 associated therewith.  In order to avoid such breakage costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Administrative Agent shall hold all amounts required to be applied to Term SOFR Loans in the Cash Collateral Account and will apply such funds to the applicable Term SOFR Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Administrative Agent’s rights upon the subsequent occurrence of an Event of Default).  For the avoidance of doubt, all prepayments pursuant to this Section 2.05 shall be applied in the order of priorities set forth in the Section 8.03 whenever Section 8.03 is in effect.

(g)       Prepayments made pursuant to this Section 2.05 shall not reduce the Aggregate Revolving Commitments hereunder.

(h)       Any notice of a prepayment to be made with the proceeds from the incurrence of Indebtedness or in connection with the closing of another transaction (including any notice of termination or reduction of Commitments made pursuant to Section 2.06 below) may state that such prepayment, termination or reduction is conditioned on the consummation of such incurrence or other transaction, and no Default or Event of Default shall occur if such prepayment, termination or reduction is not made because such condition is not satisfied.

2.06       Termination or Reduction of Commitments.

(a)       The Borrowers may, upon notice (which notice may be conditioned as set forth in Section 2.05(h)) from the Lead Borrower to the Administrative Agent, terminate the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Commitments of any Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Exposure would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit.

(b)       If, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)       The Administrative Agent will promptly notify the Lenders of any proposed termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Revolving Commitments under this Section 2.06.  Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees (including, without limitation, commitment fees and Letter of Credit Fees) and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07       Repayment of Loans.

(a)       The Borrowers shall repay to the Lenders on each Maturity Date of any Revolving Commitments the aggregate principal amount of Revolving Loans made pursuant to such Revolving Commitments that remain outstanding on such date.

(b)       To the extent not previously paid, the Borrowers shall repay the outstanding balance of the Swing Line Loans on the date of termination in full of the Revolving Commitments.

2.08       Interest.

(a)       Subject to the provisions of Section 2.08(b) below, (i) each Term SOFR Loan shall bear interest, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Margin for such Class of Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)       (i)  if any amount payable under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law while such Event of Default is continuing.

    (ii)  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09       Fees.

(a)       The Commitment Fee.  In addition to certain fees described in subsections (i) and (j) of Section 2.03, the Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its average daily Applicable Percentage during the relevant period, a commitment fee equal to 0.25% multiplied by the average daily amount by which the Aggregate Revolving Commitments exceed the Total Revolving Exposure.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Fifth Restatement Effective Date, on each Maturity Date of any Revolving Commitments and on the last day of the Availability Period.

(b)       Other Fees.  The Borrowers shall pay to the (i) Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and (ii) Arrangers the fees separately agreed to by such Arrangers and the Lead Borrower in writing.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10       Computation of Interest and Fees.  All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11       Evidence of Debt.

(a)       The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business.  In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, the Class thereof, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Class, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.  Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)       In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12       Payments Generally; Administrative Agent’s Clawback.

(a)       General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided, however, that any such payments by the Borrowers shall be without prejudice and shall not constitute a waiver of any claim that the Borrowers may have against the Administrative Agent or any Lender hereunder.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall, at the option of the Administrative Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue until such next succeeding Business Day. If any payment (other than with respect to payment of a Term SOFR Loan) to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due hereunder, such funds shall be applied pursuant to the order specified in Section 8.03.

(b)       (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans of the applicable Class.  if the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period, if such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrowers; Presumptions by Administrative Agent; Rescindable Amounts.  Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due.  With respect to any payment that the Administrative Agent makes for the account of Lenders or L/C Issuers hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a "Rescindable Amount"): (1) Borrowers have not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or L/C Issuer, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)       Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)       Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment hereunder.

(e)       Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13       Sharing of Payments by Lenders.  If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations owing to the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)       if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14          Settlement Amongst Revolving Lenders.

(a)        The amount of each Revolving Lender’s Applicable Percentage of outstanding Revolving Loans (including outstanding Swing Line Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swing Line Loans) and repayments of Revolving Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b)        The Administrative Agent shall deliver to each of the Lenders with Revolving Commitments promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its Applicable Percentage of repayments, and (ii) each Revolving Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15          Increase in Revolving Commitments and Additional FILO Loans.

(I) Increase in Revolving Commitments

(a)        Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time after the Fifth Restatement Effective Date, request an increase in the Aggregate Revolving Commitments (any Revolving Commitment established pursuant to such an increase, an “Additional Revolving Commitment”), by an amount not exceeding the then remaining Incremental Cap; provided that (i) any such request shall be in a minimum amount of $35,000,000, and (ii) the Lead Borrower may make a maximum of five (5) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). No Lender shall have any obligation to provide any Additional Revolving Commitment unless otherwise agreed in writing by such Lender.

(b)        Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)        Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Additional Revolving Commitment, to the extent that the existing Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments to the amount requested by the Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, may approach other Eligible Assignees to become Lenders hereunder and to provide Commitments in an amount equal to the amount of the Additional Revolving Commitments, requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders); provided, however, that without the consent of the Administrative Agent and the Lead Borrower, at no time shall the Revolving Commitment of any Additional Revolving Lender be less than $5,000,000; provided, further, that the Lead Borrower may elect to implement Additional Revolving Commitments for which Lenders and other Eligible Assignees have agreed to increase or issue Commitments notwithstanding that the aggregate amount thereof is less than the amount originally requested.

(d)        Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such Additional Revolving Commitments. The Administrative Agent shall promptly notify the Lead Borrower and each Lender and other Eligible Assignees (each, an “Additional Revolving Lender”) being allocated an Additional Revolving Commitment of the final allocation thereof (in the case of a Lender or Eligible Assignee, with respect to its own allocation only) and the Revolving Increase Effective Date and on the Revolving Increase Effective Date (i)

the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Additional Revolving Commitments, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(e)        Required Terms. The terms and provisions of the Additional Revolving Commitments shall be, as set forth in the applicable Increase Joinder, provided, however, that:

(i)        the Maturity Date with respect to any Additional Revolving Commitments shall not be earlier than the latest Maturity Date of any Revolving Commitments then in effect; and

(ii)        except as set forth in clause (i), the Additional Revolving Commitments (and Revolving Loans thereunder) shall have the same terms (including, for the avoidance of doubt, the guarantees, security and priority of payment, but excluding arranging, upfront or similar fees) as the existing Revolving Commitments (and Revolving Loans thereunder); provided that the Applicable Margin and commitment fee applicable to the existing Revolving Commitments (and Revolving Loans thereunder) may be increased if necessary to be identical to that for the Additional Revolving Commitments.

(f)         Conditions to Effectiveness of Increase. As a condition precedent to the effectiveness of any Additional Revolving Commitments, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Revolving Increase Effective Date, except (A) to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects, (B) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (C) except that for purposes of this Section 2.15(I), the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) no Default or Event of Default then exists or would result therefrom, (ii) the Borrowers, the Administrative Agent, and any Additional Revolving Lender shall have executed and delivered a joinder to the Loan Documents (the “Revolving Increase Joinder”) in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Revolving Lenders as the Lead Borrower and such Additional Revolving Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional Revolving Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (vii) no Default or Event of Default exists; and (viii) such increase shall comply with the terms and limitations of documentation governing Indebtedness of the Borrowers and their respective Restricted Subsidiaries at such time. The Borrowers shall prepay any Revolving Loans outstanding on the Revolving Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(g)        Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

(II) Additional FILO Loans

(a)        Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom (subject to the Certain Funds Provision), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time after the Fifth Restatement Effective Date, request the establishment of one or more Classes of term loans having the payment priority assigned to FILO Loans in Section 8.03 (any such term loan, an “Additional FILO Loan”) by an amount not exceeding the then remaining Incremental Cap.

(b)        Additional Lenders. To achieve the full amount of a requested Additional FILO Loan, the Administrative Agent, with the consent of the Lead Borrower, may approach the existing Lenders and other Eligible Assignees to become Lenders hereunder and to provide Commitments in an amount equal to the amount of the Additional FILO Loans, as applicable, requested by the Lead Borrower; provided that no Lender shall be required to participate in any Additional FILO Loans without its consent.

(c)        Effective Date and Allocations. If the Additional FILO Loans are to be provided in accordance with this Section, the Administrative Agent, with the consent of the Lead Borrower, shall determine the effective date (the “FILO Increase Effective Date”) and the final allocation of such Additional FILO Loans. The Administrative Agent shall promptly notify the Lead Borrower and each Lender and other Eligible Assignees being allocated an Additional FILO Loan (each, an “Additional FILO Lender”) of the final allocation thereof (in the case of a Lender or Eligible Assignee, with respect to its own allocation only) and the FILO Increase Effective Date and on the FILO Increase Effective Date Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(d)        Required Terms. The terms and provisions (including interest rates and call protection) of any Additional FILO Loans shall be as agreed between the Lead Borrower and the Lenders or Eligible Assignees providing such Additional FILO Loans; provided that:

(i)	such Additional FILO Loans shall not have any obligors other than the Loan Parties;

(ii)	such Additional FILO Loans shall not have a maturity date earlier than the latest Maturity Date for any Revolving Commitments and shall not have scheduled amortization in excess of 5% per annum of the original principal amount thereof;

(iii)	no Borrower may prepay Additional FILO Loans except as permitted by Section 2.05(a);

(iv)	Additional FILO Loans may provide for incremental advance rates different from those applicable to the Revolving Commitments so long as such advance rates do not permit the Total Revolving Exposure plus the aggregate principal amount of FILO Loans to exceed the Borrowing Base that would result if the advance rates set forth in clauses (a) through (f) of the definition of “Borrowing Base” were each 100%; and

(v)	except as otherwise set forth in this clause (d), the terms of any such Additional FILO Loans shall be reasonably acceptable to the Administrative Agent (it being understood that, with the consent of the Administrative Agent and the Borrower, class voting provisions requiring the consent of the Required FILO Lenders may be added for the benefit of Lenders with FILO Loans with respect to amendments that would result in an increase in the Borrowing Base).

(e)        Conditions to Effectiveness of Increase. As a condition precedent to the effectiveness of any Additional FILO Loans, (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the FILO Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) subject to the Certain Funds Provision, the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the FILO Increase Effective Date, except (A) to the extent that such representations and warranties are qualified by materiality, in which case such representations and warranties shall be true and correct in all respects, (B) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (2) subject to the Certain Funds Provision, no Default or Event of Default then exists or would result therefrom, (ii) the Borrowers, the Administrative Agent, and any Additional FILO Lender shall have executed and delivered a joinder to the Loan Documents (the “FILO Increase Joinder”)

in such form as the Administrative Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional FILO Lenders as the Lead Borrower and such Additional FILO Lenders shall agree; (iv) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (v) if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (vi) the Borrowers and the Additional FILO Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (vii) on a pro forma basis, immediately after giving effect to the funding of such Additional FILO Loans and the substantially concurrent application of the proceeds therefrom, Excess Availability would not be less than $0; and (viii) such increase shall comply with the terms and limitations of documentation governing Indebtedness of the Borrowers and their respective Restricted Subsidiaries at such time.

(f)         Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16          Extensions of Revolving Commitments and FILO Loans.

(a)        The Borrowers may at any time and from time to time request (which such request shall be offered equally to all Lenders with Revolving Commitments expiring on the same Maturity Date) that all or a portion of the Revolving Commitments, existing at the time of such request (each, an “Existing Revolving Commitment” and any Revolving Loans thereunder, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Tranche”) be modified to extend the Maturity Date of the Existing Revolving Commitments and related Existing Revolving Loans thereunder (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Existing Revolving Loans, “Extended Revolving Loans”; each Extended Revolving Commitment and related Extended Revolving Loans together being referred to as an “Extended Revolving Tranche”) and to provide for other terms consistent with this Section 2.16. Additionally, the Borrowers may at any time and from time to time request (which such request shall be offered equally to all Lenders with FILO Loans of the applicable Class) that all or a portion of the FILO Loans of a Class specified by the Borrower (each, an “Existing FILO Loan”) be modified to extend any scheduled payment of principal in respect of the Existing FILO Loans (any such Existing FILO Loans which have been so extended, “Extended FILO Loans” and all Extended FILO Loans designated as part of the same “Extended FILO Class” for purposes of this Agreement in the applicable Extension Amendments, an “Extended FILO Class”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders with the applicable Existing Revolving Commitments or Existing FILO Loans) (an “Extension Request”) setting forth (i) in the case of an Extended Revolving Tranche, the proposed terms of the Extended Revolving Tranche to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing Revolving Tranche from which they are to be extended (the “Specified Existing Revolving Tranche”) except that (w) the Maturity Date of such Extended Revolving Tranche may be extended beyond the Maturity Date of the Specified Existing Revolving Tranche, (x)(A) the interest rates, interest margins, rate floors, upfront fees and prepayment premiums with respect to the Extended Revolving Tranche may be different from those for the Specified Existing Revolving Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn commitment fee rate with respect to the Extended Revolving Commitments may be different from those for the Specified Existing Revolving Tranche and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Maturity Date of all then outstanding Commitments and Loans and (ii) in the case of Extended FILO Loans, the proposed terms of the Extended FILO Loans to be established thereunder, which terms shall be identical in all material respects to those applicable to the Existing FILO Loans from which they are to be extended (the “Specified Existing FILO Class”) except that (w) any scheduled payment date of principal in respect of such Extended FILO Class may be extended beyond the corresponding scheduled payment date for such principal in respect of the Specified Existing FILO Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees and prepayment premiums with respect to the Extended FILO Loans may be different from those for the Specified Existing FILO Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended FILO Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y) the Extension Amendment may provide for other covenants and terms that apply to any period after the Maturity Date of all then outstanding Commitments and Loans. No Lender shall have any obligation to agree to have any of its Loans or Commitments extended pursuant to any Extension Request.

(b)        The Lead Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which the applicable Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Tranche or Existing FILO Loans, as applicable, that are subject to such Extension Request converted to the Extended Revolving Tranche or Extended FILO Loans, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Tranche or Existing FILO Loans, as applicable, which it has elected to convert into the Extended Revolving Tranche or Extended FILO Loans, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Existing Revolving Tranche or Existing FILO Loans, as applicable, subject to Extension Elections exceeds the amount requested for the Extended Revolving Tranche or Extended FILO Loans pursuant to the

Extension Request, The portion of the Existing Revolving Tranche or Existing FILO Loan, as applicable, of each Lender subject to such Extension Election shall be converted to or exchanged to the Extended Revolving Tranche or Extended FILO Loans, as applicable, on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount thereof included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c)        Any Extended Revolving Tranche or Extended FILO Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement and, as applicable, the other Loan Documents (which shall not require the consent of any Lender other than the Extending Lenders thereunder) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Revolving Tranche or Extended FILO Loans in an aggregate principal amount that is less than $5,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In connection with any Extension Amendment, the Lead Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby and covering customary matters.

(d)        In the event that the Administrative Agent determines in its sole discretion that the allocation of the Extended Revolving Tranche or Extended FILO Loans pursuant to any Extension Amendment, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrowers and each affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion of the Existing Revolving Tranche, Extended Revolving Tranche, Existing FILO Loans or Extended FILO Loans, as the case may be, in such amounts as is required to cause each Lender to hold the Existing Revolving Tranche, Extended Revolving Tranche, Existing FILO Loans and Extended FILO Loans, as applicable, in the amount such Lenders would have held had such administrative error not occurred.

(e)        No extension pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)         Notwithstanding anything to the contrary herein, any payment of principal, interest or fees in respect of an Existing Revolving Tranche or Existing FILO Loans on the Maturity

Date for such Existing Revolving Tranche or Existing FILO Loans, as applicable, may be applied solely to the Loans and Commitments terminating on such date.

(g)        This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Revolving Tranche or Extended FILO Loans without such Lender’s consent.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY;
APPOINTMENT OF LEAD BORROWER

3.01          Taxes.

(a)        Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall (except to the extent required by applicable Law) be made free and clear, of and without reduction or withholding for, any Taxes; provided that if any Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Law to deduct any Taxes from or in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to an Agent for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Law.

(b)        Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Agents and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent or a Lender, shall be conclusive absent manifest error.

(d)        Evidence of Payments. As soon as practicable after any payment of Excluded Taxes, Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments to be made to such Lender hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. If such documentation expires or becomes obsolete or inaccurate in any respect, such Lender shall deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent), whichever of the following is applicable:

(1)       Each U.S. Lender shall deliver to the Lead Borrower and the Administrative Agent two duly completed copies of IRS Form W-9 (or any successor form), certifying that such U.S. Lender is exempt from U.S. federal backup withholding,

(2)       Each Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent whichever of the following is applicable:

(i)       two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party, and such other related documentation as required under the Code,

(ii)      two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F (any such certificate, a “United States Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and certifying that no payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form),

(iv)       to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(e) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such direct or indirect partners), or

(v)       any other form prescribed Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Law to permit the Lead Borrower to determine the withholding or deduction required to be made.

Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)         Treatment of Certain Refunds. If and to the extent the Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which it has received amounts pursuant to this Section 3.01, it shall pay to the Lead Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of such Administrative Agent or such Lender, agree to repay the amount paid over to the Lead Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event that such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)        FATCA. If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Lead Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their FATCA obligations and to determine whether such Lender has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” includes any amendments made to FATCA after the date of this Agreement.

(h)        Lenders. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender.

3.02          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon the Term SOFR , or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term SOFR Loans or to Convert Base Rate Loans to Term SOFR Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Term SOFR Loans of such Lender to Base Rate Loans (with the Base Rate for such purpose calculated without reference to the Term SOFR component thereof), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term

SOFR Loans. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03          Inability to Determine Rates.

(a)        If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender.

Thereafter,(x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice,(i) the Lead Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)        Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)        adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)        CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Lead Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Lead Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lead Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04          Increased Costs.

(a)        Increased Costs Generally. If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer;

(ii)       subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 or any Excluded Tax); or

(iii)       impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or each L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)        Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time upon the request of such Lender or L/C Issuer and the delivery of the certificate contemplated by Section 3.04(c), the Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company, as the case may be, for any such reduction suffered.

(c)        Certificates for Reimbursement. A certificate of a Lender or L/C Issuer specifying the Change in Law and setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower and the Administrative Agent shall be conclusive absent manifest error. The Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05          Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)       any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)       any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)       any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or reasonable out-of-pocket expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at the Term SOFR for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use commercially reasonable good faith efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount or indemnification payment to any Lender, the Administrative Agent or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, then the Borrowers may replace such Lender in accordance with Section 10.13.

3.07        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

3.08        Designation of Lead Borrower as Borrowers’ Agent.

(a)        Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)        Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)        The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01        Conditions of Initial Credit Extensions. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension on the Fifth Restatement Effective Date is subject to satisfaction of the following conditions precedent:

(a)       The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Fifth Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Fifth Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)       executed counterparts of this Agreement;

(ii)       a Note executed by the Borrowers in favor of each Lender requesting a Note to the extent requested five (5) Business Days prior to the Fifth Restatement Effective Date;

(iii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv)       copies of each Loan Party’s Organization Documents (or a certification that such Organization Documents have not been amended since the date such Organization Documents were previously delivered to the Agents under the Existing Credit Agreements) and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v)       a certificate signed by a Responsible Officer of the Lead Borrower certifying as to the conditions set forth in clauses (b) and (f) of this Section 4.01;

(vi)       [reserved];

(vii)       a solvency certificate signed by the Chief Financial Officer of the Lead Borrower substantially in the form attached hereto as Exhibit E;

(viii)       all other Loan Documents set forth on Schedule 4.01;

(ix)       evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee and additional insured under each United

States insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named;

(x)       a Borrowing Base Certificate prepared as of the last day of the most recent Fiscal Month ending at least 20 calendar days prior to the Fifth Restatement Effective Date;

(xi)       results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and releases or subordination agreements reasonably satisfactory to the Agents are being tendered concurrently with the Fifth Restatement Effective Date or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xii)       a Committed Loan Notice; and

(xiii)       a customary legal opinion (including no conflicts with all indentures and other material debt documents of the Borrower) (A) from Davis Polk & Wardwell LLP, counsel to the Loan Parties and (B) from Greenberg Traurig, LLP, counsel to the Loan Parties.

(b)       Since the date of the latest balance sheet included in the Audited Financial Statements, there shall not have occurred any Material Adverse Effect.

(c)       The Arrangers shall have received (i) the Audited Financial Statements and (ii) the Unaudited Financial Statements.

(d)       All fees required to be paid on the Fifth Restatement Effective Date pursuant to this Agreement and reasonable and documented out-of-pocket expenses required to be paid on the Fifth Restatement Effective Date pursuant to this Agreement, in each case to the extent invoiced at least two business days prior to the Fifth Restatement Effective Date, shall have been paid (or contemporaneously paid with the proceeds of any Credit Extension on the Fifth Restatement Effective Date).

(e)       The Administrative Agent shall have received at least five (5) Business Days prior to the Fifth Restatement Effective Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, that has been reasonably requested by the Arrangers at least ten (10) Business Days prior to the Fifth Restatement Effective Date.

(f)       (A) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (except where qualified by materiality, in which case such representations and warranties that are qualified by materiality shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (B) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan and after giving effect thereto.

(g)       At least five days prior to the Fifth Restatement Effective Date and to the extent any Borrower qualifies as a “legal entity customer”, such Borrower shall deliver to each Lender that so requests (which request is made through the Administrative Agent), a certification regarding beneficial ownership required by the Beneficial Ownership Certification in relation to such Borrower; provided that the Administrative Agent has provided such Borrower a list of each such Lender and its electronic delivery requirements at least ten (10) Business Days prior to the Fifth Restatement Effective Date.

(h)       On a pro forma basis, immediately after giving effect to the Restatement Effective Date Transactions, Excess Availability would not be less than $1,500,000,000.

4.02        Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension after the initial Credit Extension on the Fifth Restatement Effective Date (other than a Committed Loan Notice requesting only a Conversion of Loans to the other Type, or a continuation of Term SOFR Loans and other than a Request for Credit Extension on the Fifth Restatement Effective Date (which shall be subject to Section 4.01) and of each L/C Issuer to issue each Letter of Credit after the initial L/C Credit Extensions requested on the Fifth Restatement Effective Date is in each case subject to the following conditions precedent:

(a)       The representations and warranties of each Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in (A) subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (B) Section 4.08 of the Security Agreement and the reference to Schedule II of Section 3.3 of the Security Agreement, shall be deemed to be as of the Fifth Restatement Effective Date.

(b)       No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)       The Administrative Agent and, if applicable, the applicable L/C Issuers or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a Conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Revolving Lenders otherwise direct the Administrative Agent to cease making Loans, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, are agreed to by the Administrative Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights of the Credit Parties as a result of any such failure to comply.

Notwithstanding anything in this Section 4.02 and in Section 2.15(II) to the contrary, to the extent that the proceeds of Additional FILO Loans are to be used to finance a Permitted Acquisition or Investment permitted hereunder, the only conditions precedent to the funding of such Additional FILO Loan shall be (i) the conditions precedent set forth in subclauses (ii) through (viii) of Section 2.15(II)(e), (ii) that the Specified Representations and the Specified Acquisition Agreement Representations with respect to the target of such Permitted Acquisition or Investment permitted hereunder shall be true and correct and (iii) no Event of Default under Section 8.01(a)(i), (a)(ii), (f) or (g) shall have occurred and be continuing or would result therefrom (collectively, the "Certain Funds Provision”).

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Credit Parties that:

5.01        Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Fifth Restatement Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents); or (d) violate any Law, except for any violations that could not reasonably be expected to have a Material Adverse Effect.

5.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Person is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05        Financial Statements; No Material Adverse Effect.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all Material Indebtedness and other liabilities, direct or contingent, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)        The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)        Since the Fifth Restatement Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)        The Consolidated forecasted balance sheets and statements of income and cash flows of the Albertson’s Group delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ good faith estimate of its future financial performance (it being understood that such forecasted financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that except as disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07        No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08        Ownership of Property; Liens.

(a)        Each of the Loan Parties and each Restricted Subsidiary thereof has good record and valid title in fee simple to or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and valid title to, valid leasehold interests in, or valid licenses or other rights to use all personal property and assets material to the ordinary conduct of its business, except for Permitted Encumbrances or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)        The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09        Environmental Compliance.

(a)        Except for any matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof (i) is in violation of any Environmental Law or has failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law at any material property, (ii) is subject to any Environmental Liability, (iii) is in receipt of any pending written notice of claim with respect to any Environmental Liability or (iv) is presently aware of any basis for any Environmental Liability; and

(b)        Except as otherwise set forth on Schedule 5.09, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, which investigation, assessment, remedial or response action could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10        Taxes. Except for failures that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, the Loan Parties and each of their Restricted Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income or assets or otherwise due and payable (including in the capacity of withholding agent), except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Liens (other than Permitted Encumbrances on account thereof) have has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no current, pending or proposed Tax audit, deficiency, assessment or other claim or proceeding with respect to any Loan Party or any of their Subsidiaries that, individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.11        ERISA Compliance.

(a)        Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except where non-compliance could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b)        There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred or is reasonably expected to occur that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and to the best knowledge of the Lead Borrower, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.12        Subsidiaries; Equity Interests. As of the Fifth Restatement Effective Date: (a) the Loan Parties have no Restricted Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, which Schedule sets forth, as of the Fifth Restatement Effective Date, the legal name, jurisdiction of incorporation or formation and outstanding Equity Interests of each such Restricted Subsidiary, (b) all of the outstanding Equity Interests in such Restricted Subsidiaries have been validly issued, are fully paid and non-assessable, and are owned by a Loan Party (or a Restricted Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens except for Liens in favor of the Collateral Agent under the Loan Documents and Permitted Encumbrances which do not have priority over the Liens of the Collateral

Agent. Except as set forth in Schedule 5.12, as of the Fifth Restatement Effective Date, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. As of the Fifth Restatement Effective Date, the Loan Parties have no equity investments in any other Person other than those specifically disclosed in Schedule 7.02. The copies of the Organization Documents of each Loan Party and each amendment thereto provided (or referred to) pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect as of the Fifth Restatement Effective Date.

5.13        Margin Regulations; Investment Company Act.

(a)        No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b)        None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14        Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, on the Fifth Restatement Effective Date, could reasonably be expected to result in a Material Adverse Effect on the Fifth Restatement Effective Date. No report, financial statement, certificate or other factual written information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (excluding projected financial information, forward-looking statements and general industry or general economic data) (in each case, as modified or supplemented by other information so furnished) and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.15        Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16        Intellectual Property; Licenses, Etc. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property that is reasonably necessary for the operation of their respective businesses as currently conducted. Except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of their respective businesses by any Loan Party or any Subsidiary does not violate, dilute, or misappropriate and has not, in the past three (3) years infringed, any Intellectual Property rights held by any other Person, and except as disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17        Labor Matters. There are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters except to the extent that any such violation could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law that has not been satisfied that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.18        Security Documents.

(a)        The Security Agreement creates in favor of the Collateral Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing of UCC financing statements in proper form, and delivery to the Collateral Agent of all possessory collateral required to be delivered by the Security Agreement and/or the obtaining of “control” (as defined in the UCC) by the Collateral Agent (or, so long as an Intercreditor Agreement is in effect and another agent is acting as agent for the Collateral Agent pursuant thereto for purposes of obtaining possession of or establishing control over certain Collateral, to or by such other agent), the Collateral Agent for the benefit of the Credit Parties, will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral (other than those DDAs for which the Collateral Agent has not required a Blocked Account Agreement) that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or by obtaining control or possession, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law.

(b)        When the Security Agreement (or a short form thereof) in proper form is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified on Schedule II of the Security Agreement, the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent required by the Loan Documents, subject to Permitted Encumbrances having priority under applicable Law (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Fifth Restatement Effective Date).

5.19        Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.20        Deposit Accounts; Credit Card Arrangements.

(a)        Annexed hereto as Schedule 5.20(a) is a list of all DDAs maintained by the Loan Parties as of the Fifth Restatement Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)        Annexed hereto as Schedule 5.20(b) is a list describing all arrangements as of the Fifth Restatement Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.21        [Reserved].

5.22        [Reserved].

5.23        Material Contracts. The Loan Parties are not in breach or in default of or under any Material Contract which would reasonably likely result in a Material Adverse Effect and have not received any written notice of the intention of any other party thereto to terminate any Material Contract prior to the end of its current term.

5.24        [Reserved].

5.25        Pharmaceutical Laws.

(a)        The Loan Parties have obtained all permits, licenses and other authorizations which are required with respect to the ownership and operations of their businesses under any Pharmaceutical Law, except where the failure to obtain such permits, licenses or other authorizations would not reasonably be expected to have a Material Adverse Effect.

(b)        The Loan Parties are in compliance with all terms and conditions of all such permits, licenses, orders and authorizations, and are also in compliance with all Pharmaceutical Laws, including all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Pharmaceutical Laws, except where the failure to comply with such terms, conditions or laws would not reasonably be expected to have a Material Adverse Effect.

(c)        None of the Loan Parties has any liabilities, claims against it or presently outstanding notices imposed or based upon any provision of any Pharmaceutical Law, except for such liabilities, claims, citations or notices which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.26        HIPAA Compliance. To the extent that and for so long as a Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party (i) has undertaken or will promptly undertake all applicable surveys, audits, inventories, reviews, analyses and/or assessments (including any required risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.

For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party to the extent legally required (i) is or will use commercially reasonable efforts to be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

5.27        Compliance With Health Care Laws.

(a)        Each Loan Party is in compliance with all Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to it, except where the failure to so comply does not have or could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, no Loan Party has received notice of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b)        Each Loan Party has maintained all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws or other applicable Law or regulation, except where the failure to maintain such records does not have or could not reasonably be expected to have a Material Adverse Effect. Each Loan Party has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under Health Care Laws and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto, and with respect to those facilities and other businesses that participate in Medicare and/or Medicaid, to receive reimbursement under Medicare and Medicaid, except where the failure to obtain could not reasonably be expected to cause a Material Adverse Effect.

(c)        Each Loan Party which is a certified Medicare provider or certified Medicaid provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the Fifth Restatement Effective Date, all of which are complete and correct in all material respects. There are no claims to the best of each Loan Party’s knowledge, actions or appeals pending (and no Loan Party has filed any claims or reports which should result in any such claims, actions or appeals) before any Third Party Payor or Governmental Authority, including without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of HCFA, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party on or before the Fifth Restatement Effective Date. No validation review or program integrity review related to a Loan Party which could reasonably likely have a Material Adverse Effect has been conducted by any Third Party Payor or Governmental Authority in connection with Medicare or Medicare programs, and to the best of each Loan Party’s knowledge, no such reviews are scheduled, pending or threatened against or affecting any Loan Party, or any of its assets, or, the consummation of the transactions contemplated hereby. To the best of each Loan Party’s knowledge, there currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure against such parties.

5.28        [Reserved].

5.29        Notices from Farm Products Sellers, etc.

(a)        The Loan Parties have not, within the one (1) year period prior to the Fifth Restatement Effective Date, received any written notice pursuant to the applicable provisions of the PASA, PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any supplier or seller of Farm Products or (ii) any lender to any such supplier or seller or any other Person with a security interest in the assets of any such supplier or seller, or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Loan Party are produced, in any case advising or notifying the Loan Parties of the intention of such supplier or seller or other Person to preserve the benefits of any trust applicable to any assets of the Loan Parties established in favor of such supplier, seller or other Person under the provisions of any law or claiming a Lien with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by the Loan Parties or any related or other assets of the Loan Parties.

(b)        The Lead Borrower is not a “live poultry dealer” (as such term is defined in the PASA) or otherwise purchases or deals in live poultry of any type whatsoever. The Loan Parties do not purchase livestock pursuant to cash sales as such term is defined in the PASA. The Lead Borrower is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or agricultural operations.

5.30        USA PATRIOT Act Notice. Each Loan Party is in compliance, in all material respects, with the Patriot Act, to the extent each Loan Party is legally required to comply with the Patriot Act.

5.31        Office of Foreign Assets Control. Neither the advance of the Loans or the issuance of any Letter of Credit nor the use of the proceeds of the Loans, nor the lending, contribution or otherwise making available such proceeds to any Subsidiary, joint venture partner or other individual or entity, will be used to fund or facilitate any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions. Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of the Borrowers and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.

5.32        Use of Proceeds. On and after the Fifth Restatement Effective Date, the Loans will be used by the Albertson’s Group for working capital (including the purchase of Inventory) and general corporate purposes (including Permitted Acquisitions and other Investments).

5.33        Anti-Money Laundering. No Borrower or Guarantor, none of its Subsidiaries and, to the knowledge of senior management of each Borrower or Guarantor, none of its Affiliates and none of their respective officers, directors, brokers or agents of such Borrower or Guarantor, such Subsidiary or Affiliate (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.34        FCPA. No part of the proceeds of the Loans or any Letter of Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party,

official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.35        Beneficial Ownership. As of the Fifth Restatement Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01        Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a)       as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Lead Borrower, (x) a Consolidated balance sheet of the Albertson’s Group as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent (it being understood and agreed that Deloitte Touche Tohmatsu Limited is acceptable to the Administrative Agent), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to an upcoming maturity of any Indebtedness or potential default under any financial covenant) and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Fiscal Year, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(b)       as soon as available, but in any event within 60 days after the end of each of the first three Quarterly Accounting Periods of each Fiscal Year of the Lead Borrower, (x) a Consolidated balance sheet of the Albertson’s Group as at the end of such Quarterly Accounting Period and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Quarterly Accounting Period and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Accounting Period of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Albertson’s Group as of the end of such Quarterly Accounting Period in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and that prior Fiscal Year results are not required to be restated for changes in discontinued operations and (y) a copy of management’s discussion and analysis with respect to the financial statements of such Quarterly Accounting Period, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent;

(c)        [reserved];

(d)        as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Administrative Agent, of the Loan Cap and the Consolidated balance sheets and statements of income or operations and cash flows of the Albertson’s Group on a quarterly basis (except that the Loan Cap shall be projected on a monthly basis) for the immediately following Fiscal Year (including the fiscal year in which the Maturity Date occurs); it being understood and agreed that (i) any forecasts furnished hereunder are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (ii) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material; and

(e)        no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.

(f)         promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Albertson’s Group by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Lead Borrower that, directly or indirectly, holds all of the Equity

Interests of the Lead Borrower or (B) the Lead Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) (i) such information is accompanied by consolidated information that explains in reasonable detail the differences between the information relating to the Lead Borrower (or a parent of the Lead Borrower, if such information related to such a parent), on the one hand, and the information relating to the Lead Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii), to the extent such information is in lieu of information required to be provided under this Section 6.01, such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and consistent with the requirements of Section 6.01.

6.02        Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)       concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements;

(b)       (i) On or prior to the fifteenth (15th) day after the end of each Quarterly Accounting Period (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Quarterly Accounting Period, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that (x) at any time that Excess Availability is less than the greater of (A) 60.0% of the Loan Cap and (B) $1,800,000,000 (a “Monthly Borrowing Base Delivery Event”), unless an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificates shall be delivered (x) within ten (10) Business Days following the occurrence of a Monthly Borrowing Base Delivery Event (showing the Borrowing Base as of the close of business as of the last day of the most recent Fiscal Month ended at least fifteen (15) days prior to the occurrence of the Monthly Borrowing Base Delivery Event) and (y) on or prior to the fifteenth (15th) day after the end of each subsequent Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) (showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month) until Excess Availability is at least the greater of (a) 60% of the Loan Cap and (b) $1,800,000.00 for thirty (30) consecutive calendar days, in which case the Monthly Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement and (y) at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, and (ii) within three (3)

Business Days after the consummation of the Disposition of any Collateral included in the Borrowing Base in connection with the closure of fifteen of more Stores, a Borrowing Base Certificate showing the Borrowing Base after giving effect to the consummation of such Disposition; provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered prior to the consummation of any transaction, including but not limited to, Investments (other than in the ordinary course of business), Restricted Payments, Dispositions (other than Dispositions (x) in the ordinary course of business or (y) contemplated by Section 6.02(b)(ii)), designation of Unrestricted Subsidiaries or releases of Guarantees or Collateral, that on a pro forma basis would result in a reduction of the Borrowing Base of more than 7.5%, together with such supporting information as may be reasonably requested by the Administrative Agent; provided, further, that such transaction shall not be permitted if on a pro forma basis, after giving effect to any other transactions to be entered into in connection therewith (x) an Event of Default would exist or (y) an Overadvance would exist;

(c)       promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

(d)       without duplication of any other reports required hereunder, the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule; and

(e)       promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent (or any Lender acting through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(e) may (but shall not be required to) be delivered electronically (which may be filed with the SEC) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at www.albertsons.com or www.albertsonscompanies.com (or any successor website notified by the Lead Borrower to the Administrative Agent) or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Lead Borrower shall deliver paper copies of such documents to the Administrative Agent if the Administrative Agent requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above. The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each L/C Issuer materials and/or Borrower Materials by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Lead Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Lead Borrower hereby agrees that so long as the Lead Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, each L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Lead Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03        Notices. Promptly after any Responsible Officer of the Lead Borrower obtains knowledge thereof, notify the Administrative Agent:

(a)       of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)       of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(d)       the receipt of any written notice from a supplier, seller, or agent pursuant to the Food Security Act, PACA or PASA of the intention of such Person to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PASA, PACA or any other statute and such Loan Party shall promptly provide the

Administrative Agent with a true, correct and complete copy of such notice and other information delivered to or on behalf of such Loan Party pursuant to the Food Security Act; or

(e)       of the commencement of, or any material development in, any litigation or proceeding affecting the Lead Borrower or any Restricted Subsidiary in each case that has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

6.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (x) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (including in its capacity as a withholding agent); (y) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, carriers and suppliers, sellers, or agents of Perishable Inventory and Farm Products) which, if unpaid, would by Law become a Lien upon its property; and (z) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, and (iv) no Lien has been filed with respect thereto (other than Permitted Encumbrances) or (b) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to determining Reserves pursuant to this Agreement.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties or that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty or condemnation events excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case of clauses (a) and (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07        Maintenance of Insurance. Maintain insurance substantially consistent with past practices and as disclosed to the Agents prior to the Fifth Restatement Effective Date (including a program of self-insurance) and as is customarily carried under similar circumstances by other Persons in the same or similar businesses operating in the same or similar locations, and as is reasonably acceptable to the Administrative Agent. Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed to include a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements shall provide that none of the Borrowers, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and such other provisions as the Administrative Agent or Collateral Agent may reasonably require from time to time to protect the interests of the Lenders and all first party property insurance covering Collateral shall name the Collateral Agent as additional insured or loss payee, as applicable, and all liability insurance shall name the Collateral Agent as additional insured.

6.08        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records. (i) Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Albertson’s Group; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Albertson’s Group.

6.10        Inspection Rights.

(a)        Permit representatives and independent contractors of the Administrative Agent and Collateral Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Lead Borrower; provided, however, that unless an Event of Default has occurred and is continuing, only one visit in any trailing thirteen (13) four (4) week Accounting Period shall be permitted and such visit shall be at the Loan Parties' expense.

(b)        Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations and other evaluations at the frequency specified below, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations; provided that the Loan Parties shall not be responsible for the fees and expenses associated with more than one (1) commercial finance examination in any trailing thirteen (13) four (4) week Accounting Period; provided, further, that (x) in the event that the Excess Availability Percentage is at any time less than or equal to 15% for five (5) consecutive Business Days in any trailing thirteen (13) four (4) week Accounting Period, the Administrative Agent shall be permitted to conduct up to two (2) commercial finance examinations in such trailing thirteen (13) four (4) week Accounting Period at the Loan Parties’ expense, (y) if an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct one (1) commercial finance examination in each Quarterly Accounting Period in which such Event of Default is continuing (and in any event no more than four in any trailing thirteen (13) four (4) week Accounting Period) at the Loan Parties’ expense and (z) so long as Excess Availability has been greater than the greater of (i) 80.0% of the Loan Cap and (ii) $2,400,000,000 at all times during any trailing thirteen (13) four (4) week Accounting Period, the Loan Parties shall not be responsible for the fees and expenses of any examinations or other evaluations conducted pursuant to this Section 6.10(b) during such trailing thirteen (13) four (4) week Accounting Period. Subject to the foregoing terms and conditions, the Administrative Agent and/or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct commercial finance examinations shall conduct at least one (1) commercial finance examination, at the Loan Parties’ expense, in any trailing thirteen (13) four (4) week Accounting Period in which Excess Availability has been less than the greater of (x) 80.0% of the Loan Cap and (y) $2,400,000 for at least five (5) consecutive Business Days. Notwithstanding the foregoing, the Administrative Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of the Loan Parties.

(c)        Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable and documented out-of-pocket fees and expenses of the Administrative Agent and such professionals with respect to such appraisals; provided that the Loan Parties shall not be responsible for the fees and expenses associated with more than one (1) Inventory appraisal and one (1) Scripts appraisal in any trailing thirteen (13) four (4) week Accounting Period; provided, further, that (x) in the event that the Excess Availability Percentage is at any time less than or equal to 25% for five (5) consecutive Business Days in any trailing thirteen (13) four (4) week Accounting Period, the Administrative Agent shall be permitted to conduct up to two (2) Inventory appraisals and two (2) Scripts appraisals such trailing thirteen (13) four (4) week Accounting Period at the Loan Parties’ expense, (y) if an Event of Default has occurred and is continuing, the Administrative Agent shall be permitted to conduct one (1) Inventory appraisal and one (1) Scripts appraisal in each Quarterly Accounting Period in which such Event of Default is continuing (and in any event no more than four in such trailing thirteen (13) four (4) week Accounting Period) at the Loan Parties’ expense and (z) so long as Excess Availability has been greater than the greater of (x) 80.0% of the Loan Cap and (y) $2,400,000,000 at all times during any trailing thirteen (13) four (4) week Accounting Period, the Loan Parties shall not be responsible for the fees and expenses of any appraisals conducted during such trailing thirteen (13) four (4) week Accounting Period. Subject to the foregoing terms and conditions, the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral shall conduct at least one (1) Inventory appraisal and one (1) Scripts appraisal, at the Loan Parties’ expense, in any trailing thirteen (13) four (4) week Accounting Period in which Excess Availability has been less than the greater of (x) 80.0% of the Loan Cap and (y) $2,400,000 for at least five (5) consecutive Business Days. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law, at the expense of the Loan Parties.

6.11        Additional Loan Parties. Notify the Administrative Agent promptly after any Person becomes a Subsidiary (other than any Excluded Subsidiary but including any Unrestricted Subsidiary being reclassified as a Restricted Subsidiary of the Lead Borrower, and promptly thereafter (and in any event within fifteen (15) Business Days or such longer period as reasonably agreed by the Administrative Agent) if requested by the Administrative Agent, (a) (i) cause any such Person to become a Borrower or Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) subject to the requirements of Section 6.16(b), grant a Lien to the Collateral Agent on such Person’s assets on the same types of assets which constitute Collateral under the Security Documents to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by the Administrative Agent in connection with the joinder of a Subsidiary that is expected to contribute assets to the Borrowing Base in excess of 5.0% of the Borrowing Base, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, for purposes of compliance with Section 6.01, any direct or indirect parent entity of the Lead Borrower may become a guarantor by executing and delivering to the Administrative Agent a guarantee agreement in a form satisfactory to the Administrative Agent which shall be executed by the Lead Borrower and such parent; provided that such parent entity shall not otherwise be deemed to be a “Borrower”, “Guarantor” or “Loan Party” for any purpose under this Agreement. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.12        Cash Management.

(a)        The Loan Parties party to the Existing Credit Agreement have, and any Loan Parties that become party hereto on or after the Fifth Restatement Effective Date shall within 90 days after the date such Loan Parties become party hereto or such longer period as the Administrative Agent may reasonably agree:

(i)        deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and Credit Card Processors listed on Schedule 5.20(b); and

(ii)        enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Collateral Agent with respect to each DDA maintained with any Blocked Account Bank (collectively, the “Blocked Accounts”); provided that Blocked Accounts shall not include (i) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, (ii) any zero balance account, (iii) any Store Account maintained at a bank at which the Loan Parties maintain fewer than 25 Store Accounts, (iv) accounts solely used for cash deposits subject to Permitted Encumbrances, and (v) any deposit account or lockbox specifically and exclusively for the receipt by the Loan Parties of Medicare Accounts or Medicaid Accounts, provided that such deposit accounts are under the control of a Loan Party and such Loan Party has directed payments from those accounts to the Blocked Accounts.

(b)        Deposit all cash proceeds from sales of Inventory in every form, including, without limitation, cash and checks from each Store (other than Medicare Accounts and Medicaid Accounts) into the Store Account of such Loan Party used solely for such purpose in accordance with the then current practices of such Loan Party, but in any event no less frequently than once every three (3) Business Days; provided that each Store may retain in such Store funds of up to an average of $50,000 immediately after each deposit of funds from such Store into the applicable Store Account. All collected funds on deposit in the Store Accounts (including Store Accounts described in clause (iii) of Section 6.12(a)(ii)) shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts, except nominal amounts which are required to be maintained in such Store Accounts under the terms of such Loan Party’s arrangements with the bank at which such Store Accounts are maintained (which amounts, together with all amounts held at the retail store locations and not yet deposited in the Store Accounts, shall not in the aggregate exceed $200,000,000) (provided that such amount shall be permanently reduced each time a retail store of any Loan Party is closed or sold by $50,000 and increased by $50,000 each time a store is opened or acquired pursuant to any Permitted Acquisition) at any one time, except to the extent from time to time additional amounts may be held in Stores or the Store Accounts on Saturday, Sunday or other days where the applicable depository bank is closed, which additional amounts are to be, and shall be, transferred on the next Business Day to the Blocked Accounts) and except as the Administrative Agent may otherwise agree.

(c)        Establish and maintain a separate lockbox and deposit account into which the Loan Parties shall promptly deposit, and shall direct each Fiscal Intermediary or other Third Party Payor in accordance with the applicable Medicare and Medicaid regulations to directly remit, all payments in respect of any Medicare Accounts or Medicaid Accounts. Such separate lockboxes and deposit accounts shall only be used for purposes of receiving payments in respect of Medicare Accounts and Medicaid Accounts and shall be under the sole control of the applicable Loan Party; provided, that (i) the Loan Parties shall authorize, direct and instruct the depository banks at which such separate lockboxes and deposit accounts are maintained to remit by federal funds wire transfer all funds received or deposited into such deposit accounts amounts on deposit in such accounts on a daily basis to one of the Blocked Accounts, which instructions by Loan Parties to such banks may only be changed after not less than three (3) Business Days’ prior written notice to such banks and the Administrative Agent and (ii) any change in such instructions without the prior written consent of the Administrative Agent shall be an Event of Default hereunder.

(d)        Subject to exceptions for Stores and Store Accounts in clause (b) and Medicare Accounts and Medicaid Accounts in clause (c) above, ACH or wire transfer no less frequently than once every Business Day (and whether or not there are then any outstanding Obligations) to a Blocked Account all proceeds of Accounts or other Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral.

(e)        Each Blocked Account Agreement shall require that, after the Blocked Account Bank’s receipt of written notice from the Collateral Agent given after the occurrence and during the continuance of a Dominion Trigger Event, the Blocked Account Bank shall effectuate the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account maintained by the Collateral Agent at Bank of America (the “Collection Account”) of all funds in such Blocked Account.

(f)         The Collection Account shall at all times be under the sole dominion and control of the Collateral Agent. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Collection Account shall be applied pursuant to Section 8.03 on a daily basis after the occurrence and during the continuation of a Dominion Trigger Event. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Collateral Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Collateral Agent.

(g)        Upon the request of the Administrative Agent after the occurrence and during the continuance of a Dominion Trigger Event, cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13        Information Regarding the Collateral.

(a)        Furnish to the Administrative Agent prompt written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility, but excluding in-transit Collateral); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties shall undertake all such action, if any, reasonably requested by the Administrative Agent under the UCC or otherwise that is required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b)        From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Fifth Restatement Effective Date that is required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default resulting from the matters disclosed therein.

6.14        Physical Inventories.

(a)        Cause not more than one physical inventories to be undertaken, at the expense of the Loan Parties, in any trailing thirteen (13) four (4) week Accounting Period and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Collateral Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Collateral Agent. The Collateral Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within 30 days following the completion of such inventory, shall provide the Collateral Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)        Permit the Collateral Agent, in its Permitted Discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Collateral Agent determines (each, at the expense of the Loan Parties).

6.15        [Reserved].

6.16        Further Assurances.

(a)        Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties, provided that no such document, financing statement, agreement, instrument or action taken shall, in the Loan Parties’ good faith determination, materially increase the obligations or liabilities of the Loan Parties hereunder or have any Material Adverse Effect on the Loan Parties.

(b)        If any material assets of the type constituting Collateral are acquired by any Loan Party after the Fifth Restatement Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof, and the Loan Parties will, within sixty

(60) days after such acquisition, cause such assets to be subjected to a Lien securing the Obligations and take such actions as shall be reasonably necessary to perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

6.17        [Reserved].

6.18        [Reserved].

6.19        ERISA. The Lead Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any material documents described in Sections 101(k) or 101(l) of ERISA that the Lead Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Lead Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Lead Borrower and/or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

6.20        Post-Closing Collateral Actions. The Lead Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and to satisfy such other conditions within the applicable time periods set forth on Schedule 6.20, as such time periods may be extended by the Administrative Agent, in its sole discretion.

6.21        [Reserved].

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01        Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; sign or suffer to exist any security agreement authorizing any Person thereunder to file a financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign as security or otherwise transfer as security any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02        Investments. Make any Investments, except Permitted Investments.

7.03        Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, or (b) issue Disqualified Stock.

7.04        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person except that:

(a)       (i) any Restricted Subsidiary may merge, amalgamate or consolidate with a Borrower (including a merger, the purpose of which is to reorganize a Borrower into a new jurisdiction in the United States); provided that such Borrower (as a newly recognized entity) shall be the continuing or surviving Person and (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)       (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party (ii) any Subsidiary may liquidate or dissolve or a Borrower or any Subsidiary may change its legal form if the Lead Borrower determines in good faith that such action is in the best interest of Albertson’s Group and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, (x) any Borrower shall remain a Borrower and (y) a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and (iii) any Immaterial Subsidiary may liquidate or dissolve;

(c)       any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Lead Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.02 (other than clause (e) of the definition of “Permitted Investments”) and Section 7.03, respectively;

(d)       so long as no Default exists or would result therefrom, a Borrower may merge with any other Person; provided that (i) such Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Agent, (C) each Loan Party, unless it is the other party to such merger or consolidation, shall have confirmed that its obligations under the Loan Documents, including the Guarantee, shall continue to apply to the Successor Company’s obligations under the Loan Agreements, (D) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (E) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement;

(e)       so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or a Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.16; and

(f)       so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

7.05        Dispositions. Make any Disposition, except Permitted Dispositions. To the extent any Collateral is Disposed of in a Permitted Disposition to any Person other than any Loan Party, such Collateral shall be sold free and clear of all Liens created by the Loan Documents.

7.06        Restricted Payments. Make, directly or indirectly, any Restricted Payment, except that:

(a)       each Restricted Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(b)       each Restricted Subsidiary of a Loan Party which is not a Loan Party may make Restricted Payments to another Restricted Subsidiary that is not a Loan Party;

(c)       [Reserved];

(d)       Loan Parties and their Restricted Subsidiaries may make Restricted Payments permitted by Sections 7.02, 7.04 or 7.09;

(e)       the Lead Borrower may, and may make a Restricted Payment to any direct or indirect parent to allow such parent to, repurchase Equity Interests held by a current or former employee, officer or director upon the termination, retirement or death of any such employee, officer or director, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Dominion Trigger Event shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, and (iii) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $85,000,000 plus amounts of such repurchases permitted to have been made in prior Fiscal Years but not made, up to a maximum carry forward amount in any Fiscal Year of $60,000,000; plus the Net Proceeds received by the Lead Borrower or any of its Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Lead Borrower or any direct or indirect parent of the Lead Borrower (to the extent contributed to the Lead Borrower) to members of management, directors or consultants of the Lead Borrower or any of its Subsidiaries, or any direct or indirect parent of the Lead Borrower that occurs after the Fifth Restatement Effective Date other than proceeds of a Cure Amount; plus the Net Proceeds of key man life insurance policies received by the Lead Borrower or any other direct or indirect parent of the Lead Borrower (in each case, to the extent contributed to the Lead Borrower) and their Subsidiaries after the Fifth Restatement Effective Date; less the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(e); (provided that cancellation of Indebtedness owing to the Lead Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Lead Borrower, or any direct or indirect parent company or Restricted Subsidiaries in connection with a repurchase of Equity Interests pursuant to this clause (e) of the Lead Borrower or any direct or indirect parent company will not be deemed to constitute a Restricted Payment);

(f)       if the Payment Conditions are satisfied, a Borrower may pay cash dividends and distributions to the direct and indirect equity holders of such Borrower;

(g)       Loan Parties and their Subsidiaries may make dividend payments or other Restricted Payments payable (i) solely in Equity Interests (other than Disqualified Stock not otherwise permitted by Section 7.03) of such Person, or (ii) with the proceeds of a substantially concurrent sale of Equity Interests (other than Disqualified Stock) of the Lead Borrower or any direct or indirect parent thereof (to the extent contributed to a Borrower);

(h)       Loan Parties and their Restricted Subsidiaries may make repurchases of Equity Interests in the Lead Borrower or in any other direct or indirect parent thereof or any Restricted Subsidiary of the Lead Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(i)        with respect to any taxable period (or portion thereof) ending after the Fifth Restatement Effective Date for which the Lead Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes, distributions to the Lead Borrower's equity owners in an aggregate amount equal to the product of (A) the taxable income of the Lead Borrower for such taxable period, reduced by any taxable loss with respect to any prior taxable period ending after the Fifth Restatement Effective Date (not previously taken into account in determining permitted tax distributions under this clause (i)) to the extent such taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the equity owners have no items of income, gain, loss, deduction or credit other than through the Lead Borrower) and (B) the highest combined marginal U.S. federal, state and local income and Medicare tax rate applicable to any equity owner (for the avoidance of doubt, including indirect equity owners whose ownership is through one or more "flow through" entities) of the Lead Borrower for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon));

(j)        the Lead Borrower may make Restricted Payments to any direct or indirect parent of the Lead Borrower to pay (i) amounts equal to the fees and expenses (including franchise and similar Taxes) required to maintain the existence of any direct or indirect parent or holding company of the Lead Borrower, the customary salary, bonus and other benefits (including indemnification, insurance and insurance premiums) payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent or holding company of the Lead Borrower, if applicable, and the general corporate operating and overhead expenses of any such direct or indirect parent or holding company of the Lead Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Lead Borrower and its Subsidiaries; (ii) for the avoidance of doubt, subject to Section 7.07, to pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Lead Borrower, to pay interest and/or principal on Indebtedness the proceeds of which have been permanently contributed to the Lead Borrower or any of its Restricted Subsidiaries; (iii) amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of such Borrower that are not consummated; (iv) costs (including all professional fees and expenses) incurred by any direct or indirect parent of the Lead Borrower in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the indenture or any other agreement or instrument relating to Indebtedness of the Lead Borrower or any Restricted Subsidiary; (v) customary expenses incurred by any direct or indirect parent of the Lead Borrower in connection with any public offering or other sale of Equity Interests or Indebtedness: (A) where the net proceeds of such offering or sale are intended to be received by or contributed to the Lead Borrower or a Restricted Subsidiary, (B) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or (C) otherwise on an interim basis prior to completion of such offering so long as direct or indirect parent of a Borrower shall cause the amount of such expenses to be repaid to the Lead Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed; (vi) for the avoidance of doubt, subject to Section 7.07, to make payments in respect of interest, principal and other amounts in connection with any Indebtedness, the proceeds of which are permanently contributed to the Lead Borrower (including any Permitted Refinancing thereof); and (vii) to permit any direct or indirect parent to pay any amounts required to be paid by it in connection with or related to its ownership of the Lead Borrower and its Restricted Subsidiaries;

(k)        so long as no (i) Default (subject to the actual knowledge of a Responsible Officer of the Lead Borrower) or (ii) Event of Default exists or would result therefrom, the Loan Parties and their Subsidiaries may make ordinary course dividends on the common stock of the Lead Borrower consistent with past practice in an aggregate per annum amount equal to 3.0% of the market capitalization of the Lead Borrower, measured as of the relevant date of determination;

(l)       Restricted Payments made with the proceeds of substantially concurrent Excluded Contributions;

(m)       Restricted Payments to any direct or indirect parent of the Lead Borrower to pay fees and expenses of any direct or indirect parent of the Lead Borrower (other than fees and expenses owned to Affiliates of the Lead Borrower) related to any unsuccessful equity or debt offering of such parent;

(n)       the distribution, as a dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower by, Unrestricted Subsidiaries or Excluded Property;

(o)       purchases of receivables pursuant to a Receivables Repurchase Obligation, the payment or distribution of fees, sales, contributions and other transfers of and purchases of assets pursuant to repurchase obligations, in each case in connection with a Qualified Receivables Financing; and

(p)       distributions required in connection with a Qualified Real Estate Financing Facility.

7.07        Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations or Indebtedness between Loan Parties), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) payments in respect of the Obligations, (b) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness), (c) repayments and prepayments of Subordinated Indebtedness in accordance with and subject to the subordination terms thereof, (d) voluntary prepayments, repurchases, redemptions, defeasances or other satisfaction of Permitted Indebtedness as long as the Payment Conditions are satisfied, (e) Permitted Refinancings of any Indebtedness, and (f) the conversion of any Indebtedness to Equity Interests (other than Disqualified Stock) of a Borrower or any other direct or indirect parent of a Borrower or the repayment of Indebtedness with the proceeds of an issuance of Equity Interests (other than Disqualified Stock or Preferred Stock) of the Lead Borrower or any other direct or indirect parent of the Lead Borrower.

7.08        Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.09        Transactions with Affiliates. Directly or indirectly:

(a)       Purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, shareholder, director or other Affiliate of the Lead Borrower or any Restricted Subsidiary involving aggregate consideration in excess of $50,000,000 for a single transaction or series of related transactions, except:

(i)       on fair and reasonable terms that are not materially less favorable to the Lead Borrower and its Restricted Subsidiaries, taken as a whole, as would be obtainable by the Lead Borrower or its Restricted Subsidiaries with a Person other than an Affiliate at the time of such transaction (or, if earlier, at the time such transaction is contractually agreed);

(ii)       Real Estate leased by the Lead Borrower and its Restricted Subsidiaries from the Real Estate Subsidiaries;

(iii)       Real Estate leased by the Lead Borrower and its Restricted Subsidiaries from the Equity Investors (or their Affiliates) on the Fifth Restatement Effective Date;

(iv)       Permitted Dispositions and Permitted Investments;

(v)       transactions between or among the Lead Borrower and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary or is merged or consolidated with a Restricted Subsidiary as a result of such transaction;

(vi)       [Reserved];

(vii)       transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Albertson’s Group or not less favorable to the Albertson’s Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(viii)       any agreement (other than with Equity Investors) as in effect as of the Fifth Restatement Effective Date and set forth on Schedule 7.09 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Fifth Restatement Effective Date) or any transaction contemplated thereby;

(ix)        (i) the issuance of Equity Interests (other than Disqualified Stock) of a Borrower to any director, officer, employee or consultant thereof, (ii) the issuance of the Equity Interests of the Lead Borrower and the granting of registration rights and other customary rights in connection therewith or (iii) any contribution to the capital of the Lead Borrower or any Restricted Subsidiary, as applicable;

(x)       (x) transactions with Affiliates that are customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Albertson’s Group in the reasonable determination of the board of directors or the senior management of the Lead Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (y) transactions with joint ventures and Unrestricted Subsidiaries in the ordinary course of business;

(xi)       the existence of, or the performance by the Albertson’s Group of its obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Fifth Restatement Effective Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Albertson’s Group of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Fifth Restatement Effective Date shall only be permitted by this clause (xi) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Fifth Restatement Effective Date;

(xii)       transactions between the Loan Parties or any of their Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Lead Borrower or any other direct or indirect parent of a Borrower; provided, however, that such director abstains from voting as a director of such Borrower or such direct or indirect parent of such Borrower, as the case may be, on any matter involving such other Person;

(xiii)       [Reserved];

(xiv)       transactions pursuant to Sections 7.04 and 7.06;

(xv)       [Reserved];

(xvi)       [Reserved];

(xvii)       pledges of Equity Interests of Unrestricted Subsidiaries;

(xviii)      transactions entered into in good faith which provide for shared employees, services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies;

(xix)       [Reserved];

(xx)       [Reserved];

(xxi)       any purchases by the Lead Borrower’s Affiliates of Indebtedness or Disqualified Stock of a Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Lead Borrower’s Affiliates; provided that such purchases by the Lead Borrower’s Affiliates are on the same terms as such purchases by such Persons who are not the Lead Borrower’s Affiliates;

(xxii)       transactions contractually agreed to between an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and not entered into in contemplations thereof; and

(xxiii)       transactions permitted by clause (b) below.

(b)       make any payments (whether by dividend, loan or otherwise) to any officer, shareholder, director or other Affiliate of a Borrower or any Restricted Subsidiary in excess of $50,000,000 for a single payment or series of related payments, including, without limitation, on account of management, consulting or other fees for management or similar services, or pay or reimburse expenses incurred by any officer, shareholder, director or other Affiliate of such Borrower or such Restricted Subsidiary, except:

(i)       reasonable compensation to, and indemnity provided on behalf of, current, former and future officers, employees and directors for services rendered to such Borrower or such Restricted Subsidiary in the ordinary course of business (including the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of any direct or indirect parent of a Borrower or of a Restricted Subsidiary, as appropriate, in good faith);

(ii)       [Reserved];

(iii)       payments by such Borrower or a Restricted Subsidiary to Equity Investors or an Affiliate of Equity Investors for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing financial and similar types of services paid for by Equity Investors or such Affiliate on behalf of such Borrower or a Restricted Subsidiary;

(iv)       any payments required to be made pursuant to an agreement (other than with Equity Investors ) as in effect as of the Fifth Restatement Effective Date and listed on Schedule 7.09, or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Fifth Restatement Effective Date) or any transaction contemplated thereby;

(v)       [Reserved];

(vi)       amounts payable pursuant to employment and severance arrangements between Albertson’s Group and their respective current, former and future officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business and payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Lead Borrower in good faith;

(vii)       payments by the Albertson’s Group to the Equity Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in con nection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Lead Borrower or any other direct or indirect parent of the Lead Borrower in good faith;

(viii)       (A) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Equity Investors in an aggregate amount in any Fiscal Year not to exceed the greater of (x) $75,000,000 and (y) 3.0% of Consolidated EBITDA for such Fiscal Year, plus all out-of-pocket reasonable expenses incurred by the Equity Investors or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Albertson’s Group; provided that such amounts may accrue, but shall not be paid, after the occurrence and during the continuation of a Dominion Trigger Event and (B) the payment to Equity Investors or an Affiliate of Equity Investors for the reasonable out-of-pocket costs of actual and necessary reasonable out-of-pocket legal, accounting, insurance, marketing, financial and similar types of services paid for by Equity Investors or such Affiliate on behalf of the Albertson’s Group;

(ix)       [Reserved];

(x)       [Reserved];

(xi)       payments resulting from transactions for which the board of directors has received a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to the Albertson’s Group or not less favorable to the Albertson’s Group than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(xii)       payments permitted pursuant to Section 7.02 and 7.06 and, in the case of Section 7.06(i), the entering into of any tax sharing agreement or arrangement with respect to any such payments;

(xiii)       sales and purchase arrangements, joint purchasing arrangements and other service agreements in the ordinary course of business between, on the one hand, the Lead Borrower and its Restricted Subsidiaries and, on the other hand, any Person under common control with the Lead Borrower and its Subsidiaries, for the sale and purchase, at cost, of inventory, equipment and supplies, and leases between such Persons and the Lead Borrower or any of its Restricted Subsidiaries and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xiv)       payments between or among the Lead Borrower and its Restricted Subsidiaries; and

(xv)       payments pursuant to any agreement, arrangement or transaction permitted under clause (a) above.

7.10        Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Loan Party to Guarantee the Obligations, (iii) of any Restricted Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Collateral Agent; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, other than, in each case, (i) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Restricted Subsidiary, (ii) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Restricted Subsidiary, (iii) any provision in an agreement for a Disposition permitted hereunder that limits the transfer of or the imposition of any Lien on the assets to be disposed of thereunder, (iv) any provision in an agreement relating to Permitted Indebtedness described in clauses (a), (c), (g) and (o)of the definition thereof that restricts Liens on property financed by or securing such Indebtedness, (v) any other provision in any agreement relating to Permitted Indebtedness (except that this proviso shall not apply to contractual restrictions described in clause (a)(iv) or (b) above (other than with respect to clause (b), restrictions contained in any Future CF Debt)), (vi) any encumbrance or restriction contained in any agreement of a Person acquired in a Permitted Investment, which encumbrance or restriction was in existence at the time of such Permitted Investment (but not created in connection therewith or in contemplation thereof) and which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the property and assets of the Person so acquired, (vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (viii) contractual obligations in existence on the Fifth Restatement Effective Date and the extension or continuation thereof, provided that any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (ix) customary restrictions pursuant to any Qualified Receivables Financing, (x) [reserved], (xi) represent Indebtedness of a Restricted Subsidiary of the Lead Borrower which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (xii) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clauses (c), (g) and (u) of the definition of Permitted Indebtedness but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (xiii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (xiv) arise in connection with cash or other deposits permitted under clauses (c),

(d), (t), (u), (w), (z) or (aa) of the definition of Permitted Encumbrances or clauses (a), (i) and (k) of the definition of Permitted Investments and in all instances limited to such cash or deposit.

7.11        Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of Regulation U of the FRB or to refund Indebtedness originally incurred for such purpose or (b) for any purposes other than for working capital purposes (including the purchase of Inventory), general corporate purposes (including Permitted Acquisitions and other Investments) and any other purpose not prohibited by the terms of this Agreement.

7.12        Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under its Organization Documents in a manner materially adverse to the Credit Parties; or (ii) amend, modify or waive any document governing any Material Indebtedness (other than on account of any Permitted Refinancing) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would be reasonably likely to have a Material Adverse Effect.

7.13        Fiscal Year/Quarter. Change the Fiscal Year or Quarterly Accounting Periods of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP; provided, however, that the Loan Parties may, upon written notice to the Agent from the Lead Borrower, change their Quarterly Accounting Periods and Fiscal Year to any other quarterly accounting periods and fiscal year reasonably acceptable to the Administrative Agent, in which case the Lead Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such changes.

7.14        Deposit Accounts; Credit Card Processors. (a) Open new DDAs or Blocked Accounts unless the Loan Parties shall have delivered to the Administrative Agent appropriate Blocked Account Agreements consistent with the provisions of, and to the extent required by, Section 6.12 and otherwise reasonably satisfactory to the Administrative Agent, or (b) enter into any agreements with Credit Card Processor other than the ones expressly contemplated herein or in Section 6.12 hereof unless the Loan Parties shall have delivered to the Administrative Agent appropriate Credit Card Notifications consistent with the provisions of Section 6.12 and reasonably satisfactory to the Administrative Agent.

7.15        [Reserved].

7.16        Consolidated Fixed Charge Coverage Ratio. The Borrowers will not permit the Consolidated Fixed Charge Coverage Ratio for any Measurement Period to be lower than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested upon the occurrence of a Covenant Trigger Event, as of the last day of the Measurement Period ending immediately prior to the date on which such Covenant Trigger Event shall have occurred and shall continue to be tested as of the last day of each Measurement Period thereafter until such Covenant Trigger Event is no longer continuing; provided further that the results of operation and indebtedness of any Unrestricted Subsidiaries shall not be taken into account for purposes of compliance with this Section 7.16.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default. The occurrence and continuance of any of the following (after giving effect to the giving of any notice or any passage of time or both, if any, specified below with respect to such event or condition) shall constitute an Event of Default:

(a)       Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) any interest on any Loan or other Obligation or fee due hereunder, or any other amount payable hereunder or under any other Loan Document, and such failure under this clause (ii) continues for five (5) Business Days after the payment was due; or

(b)       Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05(a), 6.07, 6.10, 6.11, or 6.12 or Article VII or (ii) any Loan Party fails to perform or observe any term, covenants of agreement contained in Section 6.02(b) and such failure continues unremedied for three (3) consecutive Business Days (or one (1) Business Day if an Accelerated Borrowing Base Delivery Event has occurred and is continuing); or

(c)       Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date such Loan Party obtains knowledge of a breach of any such covenant or agreement or the Lead Borrower’s receipt of notice from the Administrative Agent of any such breach; or

(d)       Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect (or, if already subject to qualification by materiality, in any respect) when made or deemed made; or

(e)       Cross-Default. Any Loan Party (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (after giving effect to the expiration of any applicable grace periods), or (ii) after the expiration of all grace periods relating thereto, fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (after giving effect to the expiration of any applicable grace periods), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract or such similar term used) resulting from (A) any event of default under such Swap Contract as to which a Loan Party is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party is an Affected Party (as so defined or such similar term used) and, in either event, the Swap Termination Value owed by the Loan Party as a result thereof is greater than the Threshold Amount; or

(f)       Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h)       Judgments. There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount and such judgments or orders shall continue unsatisfied or unstayed for a period of 30 consecutive days (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of 30 consecutive days; or

(i)       ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted in or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to a Pension Plan, Multiemployer Plan or the PBGC which would be reasonably likely to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would be reasonably likely to result in a Material Adverse Effect; or

(j)       Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral (other than an immaterial portion of the Collateral not of the type included in the Borrowing Base), with the priority required by the applicable Security Document; or

(k)       Change of Control. There occurs any Change of Control; or

(l)       Cessation of Business. Except as otherwise expressly permitted hereunder, the Loan Parties, taken as a whole, shall take any action to liquidate all or substantially all of their personal property assets utilized in the operation of their Stores, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of its retail business; or

(m)       Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.

8.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)       declare the Commitments of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)       require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)       whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Restricted Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03        Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C

Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreement but notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, any amounts (including cash, equity securities, debt securities or any other property; provided that if any such amounts are not in the form of cash, then the amount of such securities or other property applied to each of clauses First through Last below shall be an amount with a fair market value equal to the stated amount required to be applied pursuant to each such clause) received on account of the Obligations or in consideration of any waiver of any rights to receive any payment of the Obligations (whether received as a consequence of the exercise of such remedies or as a distribution out of any proceeding in respect of or commenced under any proceeding under any Debtor Relief Laws including payments in respect of “adequate protection” for the use of Collateral during such proceeding or under any plan of reorganization under any Debtor Relief Laws or on account of any liquidation of any Loan Party) shall be turned over to the Administrative Agent (to the extent not received directly by the Administrative Agent) and shall be applied by the Administrative Agent in the following order (irrespective of when such amounts were incurred or accrued or whether any such amounts are allowed claims in any such proceeding under any Debtor Relief Laws);

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses and other amounts payable under Section 10.04 (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses and other amounts (other than principal, interest and fees) payable to the Lenders and each L/C Issuer (including amounts payable under Section 10.04 to the respective Lenders and each L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, (i) to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances and (ii) to the payment of all 2037 ASC Debentures Obligations;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and L/C Borrowings, and fees in respect of the Revolving Commitments and Letters of Credit, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and L/C Borrowings, ratably among the Lenders and each L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, to payment of that portion of the Obligations arising from Designated Cash Management Services up to the amount of any related Cash Management Reserves, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all other Obligations arising from Designated Bank Products up to the amount of any related Bank Product Reserves, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the FILO Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Eleventh payable to them;

Twelfth, to payment of that portion of the Obligations constituting unpaid principal of the FILO Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Twelfth held by them;

Thirteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Thirteenth held by them;

Fourteenth, to payment of that portion of the Obligations arising from Cash Management Services (including in respect of Designated Cash Management Services to the extent in excess of any related Cash Management Reserves), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourteenth held by them;

Fifteenth, to payment of that portion of the Obligations arising from Bank Products (including in respect of Designated Bank Products to the extent in excess of any related Bank Product Reserves), ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifteenth held by them;

Last, the balance, if any, after all of the Obligations and the 2037 ASC Debenture Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

All payments required to be made pursuant to the foregoing provisions in respect of the 2037 ASC Debentures Obligations shall be paid to or at the direction of the trustee under the ASC Indenture. If at any time any moneys collected or received by the Administrative Agent are distributable to the trustee under the ASC Indenture, and if such trustee shall notify the Administrative Agent in writing that no provision is made under the ASC Indenture for the application by such trustee of such moneys (whether because the ASC Indenture does not effectively provide that amounts are due and payable or otherwise) and that the ASC Indenture does not effectively provide for the receipt and the holding by such trustee of such moneys pending the application thereof, then the Administrative Agent, after receipt of such moneys pending the application thereof, and receipt of such notification, shall at the direction of the trustee under the ASC Indenture, invest such amounts in Cash Equivalents maturing within 90 days after they are acquired by the Administrative Agent or, in the absence of such direction, hold such moneys uninvested and shall hold all such amounts so distributable and all such investments and the net proceeds thereof in trust solely for the trustee under the ASC Indenture (in its capacity as trustee) and for no other purpose until such time as such trustee shall request in writing the delivery thereof by the Administrative Agent for application pursuant to the 2037 ASC Debentures. The Administrative Agent shall not be responsible for any diminution in funds resulting from any such investment or any liquidation or any liquidation thereof prior to maturity.

The parties to each Loan Document (including each Loan Party) irrevocably agree that this Agreement (including the provisions of this Section 8.03) constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code, and that the terms hereof will survive, and will continue in full force and effect and be binding upon each of the parties hereto, in any proceeding under any Debtor Relief Laws.

8.04        Cure Rights.

(a)        Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrowers fail to comply with the requirements of Section 7.16 with respect to any

Measurement Period for which such covenant is required to be tested, until the expiration of the 10th day subsequent to the later of (x) the first day of the applicable Covenant Trigger Event or (y) the date the certificate calculating the Consolidated Fixed Charge Coverage Ratio for such Measurement Period is required to be delivered pursuant to Section 6.01(e) (the “Cure Expiration Date”), the Lead Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions (collectively, the “Cure Right”), and upon receipt by the Lead Borrower of such cash in return for its Permitted Cure Securities and the contribution of such proceeds to a Borrower, as applicable, (the “Cure Amount”) pursuant to the exercise by the Lead Borrower of such Cure Right, the Consolidated Fixed Charge Coverage Ratio under Section 7.16 shall be recalculated giving effect to the following pro forma adjustments:

(i)        Consolidated EBITDA of the last Quarterly Accounting Period of such Measurement Period shall be increased for such Measurement Period and any subsequent Measurement Period that contains such Quarterly Accounting Period, solely for the purpose of measuring the Consolidated Fixed Charge Coverage Ratio under Section 7.16 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)        if, after giving effect to the foregoing pro forma adjustments, the Borrowers shall then be in compliance with Section 7.16, the Borrowers shall be deemed to have satisfied the requirements of Section 7.16 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.16 that had occurred shall be deemed cured for purposes of this Agreement.

(b)        Notwithstanding anything herein to the contrary, (i) in each twelve month period there shall be at least two Quarterly Accounting Periods with respect to which the Cure Right is not exercised, (ii) there shall be no more than five Cure Rights exercised during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 7.16 and (iv) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents.

(c)        Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount (and designation thereof) by the Lead Borrower, the requirements of Section 7.16 shall be deemed satisfied and complied with as of the end of the relevant Quarterly Accounting Period with the same effect as though there had been no failure to comply with the requirements of Section 7.16 and any Event of Default under Section 7.16 (and any other Default as a result thereof) shall be deemed not to have occurred for purposes of the Loan Documents, and (B) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.16 (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been contributed and designated; provided that during the period set forth in this clause (B), an

Event of Default shall nevertheless be deemed to have occurred and be continuing for all other purposes under the Loan Documents (including restrictions on Borrowings).

ARTICLE IX
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.

(a)        Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)        Each of the Lenders (in its capacities as a Lender), Swing Line Lender and each L/C Issuer hereby irrevocably appoints Bank of America as Collateral Agent and authorizes the Collateral Agent to act as the agent of such Lender, Swing Line Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02        Rights as a Lender. The Persons serving as the Agents hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent and Collateral Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agents shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Loan Parties, a Lender or an L/C Issuer. In the event that the Administrative Agent obtains such actual knowledge or receives such a notice, the Administrative Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that any Administrative Agent believes that its compliance with such directions would be unlawful.

The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

9.04        Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or an L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06        Resignation of Agents. Any Agent may at any time give written notice of its resignation to the Lenders, each L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Lead Borrower (as long as no Event of Default then exists), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and each L/C Issuer with the approval of the Lead Borrower (as long as no Event of Default then exists), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within 60 days after the retiring Agent gives notices of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or each L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Collateral Agent hereunder.

9.07        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agents shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agents.

9.08        No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or an L/C Issuer hereunder.

9.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each L/C Issuer, the Administrative Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, each L/C Issuer, the Administrative Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, each L/C Issuer, the Administrative Agent and such Credit Parties under Sections 2.03(i), 2.03(j) and 2.03(k) as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and each L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

9.10        Collateral and Guaranty Matters. The Credit Parties irrevocably authorize and direct the Collateral Agent, and the Collateral Agent shall:

(a)       release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless cash collateralized or supported by back-to-back letters of credit reasonably satisfactory to the applicable L/C Issuers), (ii) at the time the property subject to such Lien is disposed of or to be disposed of in connection with any disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)        (i) subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of “Permitted Encumbrances”, (ii) subordinate any Lien on any property consisting solely of CF Debt Priority Collateral granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 to secure Future CF Debt or (iii) enter into any intercreditor agreement with respect to any Lien on CF Debt Priority Collateral securing Indebtedness described in clause (t) of the definition of “Permitted Indebtedness”;

(c)       release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document if (i) such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary or (ii) is the parent holding company of a Real Estate Subsidiary party to a Qualified Real Estate Financing Facility if such guarantee is prohibited by the terms of such Qualified Real Estate Financing Facility; and

(d)       release any Borrower (other than the Lead Borrower) from its obligation if such Person ceases to be a wholly owned Subsidiary of the Lead Borrower as a result of a transaction permitted hereunder (including its designation as an Unrestricted Subsidiary) so long as at the time of such release, no Event of Default shall exist.

Upon request by the Administrative Agent or Collateral Agent at any time, the Applicable Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Collateral Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest (or to enter into an intercreditor agreement, as applicable) in such item, or to release such Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11        Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12        Reports and Financial Statements. By signing this Agreement, each Lender:

(a)       agrees to furnish the Administrative Agent promptly upon the furnishing of any Bank Product or Cash Management Service and thereafter at such frequency as the Administrative Agent may reasonably request with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b)       is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all Borrowing Base Certificates, commercial finance examinations and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(c)       expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agents or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e)       agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f)       without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agents and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agents and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13        Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agents and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

9.14        Indemnification of Agents. The Lenders shall indemnify the Agents, each L/C Issuer and any Related Party, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by any Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15        Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agents) authorized to act for, any other Lender.

9.16        Defaulting Lender.

(a)        If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) subject to Section 10.01 only with respect to the increase or extension of such Lender’s Commitment, such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any further amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.14(b) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b)        The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such assignment of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of assignment, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c)        Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

(d)        If any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i)        all or any part of such Defaulting Lender’s Applicable Percentage of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent any non-Defaulting

Lender’s outstanding Loans plus such Lender’s Applicable Percentage of all L/C Obligations plus such Lender’s Applicable Percentage of outstanding Swing Line Loans at such time does not exceed such non-Defaulting Lender’s Commitments;

(ii)        if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following written notice by the Administrative Agent, Cash Collateralize for the benefit of each L/C Issuer such Defaulting Lender’s Applicable Percentage of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;

(iii)        if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage of the L/C Obligations during the period such portion of the L/C Obligations are Cash Collateralized;

(iv)        if the non-Defaulting Lenders’ Applicable Percentage of the L/C Obligations are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)        if all or any portion of such Defaulting Lender’s Applicable Percentage of the L/C Obligations are neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable L/C Issuers or any other Lender hereunder, all Letter of Credit Fees payable under Section 2.03(i) with respect to such Defaulting Lender’s Applicable Percentage thereof shall be payable to the applicable L/C Issuers until and to the extent that such L/C Obligations are reallocated and/or Cash Collateralized; and

(e)        So long as a Lender is a Defaulting Lender, each L/C Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Applicable Percentage of the L/C Obligations will be one hundred percent (100%) covered by the Commitments of the non-Defaulting Lenders in accordance with Section 9.16(d)(i) and/or cash collateral will be provided by the Borrowers in accordance with Section 2.03(g), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 9.16(d)(i) (and such Defaulting Lender shall not participate therein).

(f)         In the event that the Administrative Agent, the Lead Borrower and the applicable L/C Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’ Applicable Percentages of the L/C Obligations shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

9.17        Withholding Tax. To the extent required by applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from any amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.17, include any L/C Issuer and any Swing Line Lender.

9.18        Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any usual and customary intercreditor agreements to the extent contemplated by the terms hereof, and the parties hereto acknowledge that each such intercreditor agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the intercreditor agreements and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement and the usual and customary intercreditor agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, but in conformance with the terms hereof, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any intercreditor agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 7.01 of this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

9.19        Disqualified Institutions. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.20        ERISA Representation.

(a)       Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), or (2) Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Lead Borrower or any other Loan Party, that none of the Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.21        Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time the Administrative Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by the Loan Parties at such time, where such payment is a Rescindable Amount, then in any such event each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party was comprised, in whole or in part, of a Rescindable Amount.

ARTICLE X
MISCELLANEOUS

10.01      Amendments, Etc. Except as provided in Section 2.15 and 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent (at the direction of the Required Lenders) and the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders), and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       extend or increase the Commitment of any Lender (or reinstate any Commitment of any Lender that has previously been terminated) without the written consent of such Lender;

(b)       postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents (but, for clarity, not including any mandatory payment required by Section 2.05(e)) to any Lender without the written consent of such Lender;

(c)       reduce the principal of, or, subject to Section 3.03, the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, or increase any advance rate, without the written consent of each Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d)       change Section 2.13 or Section 8.03 in a manner that would alter the order of application of payments or, as applicable, the ratable sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(e)       change any provision of this Section or the definition of “Required Lenders,” “Required FILO Lenders”, “Required Revolving Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender whose Loans, Commitments or Revolving Exposure would otherwise be included in such determination;

(f)       except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written consent of each Lender;

(g)       except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents or release all or substantially all of the value of the Guarantees without the written consent of each Lender;

(h)       change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves;

(i)       modify the definition of “Permitted Overadvance” so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for a Permitted Overadvance without the written consent of each Lender;

(j)       except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written consent of each Lender;

(k)       modify the definition of (1) “Eligible Assignee” to the extent that such amendment increases the percentage of Loans permitted to be held by an Equity Investor Affiliated Lender, or (2) “Equity Investor Affiliated Lender,” in each case, without the written consent of each Lender; and

(l)       amend any provision hereof (including Section 10.06) in a manner that restricts a Lender’s ability to assign its right or obligations without the consent of such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer (including, without limitation, any increase in such L/C Issuer Sublimit of such L/C Issuer) under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (vii) no amendment or waiver shall, unless signed by the Administrative Agent and Required Revolving Lenders (or by the Administrative Agent with the consent of the Required Revolving Lenders) in addition to the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders), (a) amend or waive compliance with the conditions precedent to the obligations of Revolving Lenders to make any Revolving Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 4.02; or (b) waive any Default or Event of Default for the purpose of satisfying the conditions precedent to the obligations of Revolving Lenders to make any Loan (or of any L/C Issuer to issue any Letter of Credit) in Section 4.02.

Notwithstanding anything to the contrary herein, (a) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (b) the Lead Borrower shall be permitted to appoint one or more Restricted Subsidiaries that are Domestic Subsidiaries as “Borrowers” hereunder, in each case with the consent of, and pursuant to an amendment reasonably satisfactory to, the Administrative Agent which appropriately incorporates such Borrowers into this Agreement and the other Loan Documents which amendment shall not require the consent of any other Lender.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender with respect to the Class of Loans or Commitments that is subject to the related consent, waiver or amendment in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02      Notices; Effectiveness; Electronic Communications.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Loan Parties, the Administrative Agent, the Collateral Agent, any L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other

Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the Collateral Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent, the Collateral Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)        Reliance by Agents, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agents may be recorded by the Agents, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

10.04      Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses. The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Arrangers and their respective Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Agents and their Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Agents, (B) outside consultants for the Agents, (C) appraisers, (D) commercial finance examiners, and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to each L/C Issuer and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agents, an L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

(b)        Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agents (and any sub-agent thereof), each Arranger, each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agents (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence, willful misconduct or material breach of the obligations under any Loan Document of such Indemnitee or any of its Related Parties (but without limiting the obligations of the Loan Parties as to any other Indemnitee that is not a Related Party) or (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee or any of its Related Parties for breach in bad faith of such Indemnitee’s (or its Related Parties’) obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a cause of action brought by an Indemnitee against any other Indemnitee (other than (i) claims against an Indemnitee in its capacity or fulfilling its role as an Agent, L/C Issuer, Swing Line Lender or an arranger or a similar role and (ii) claims resulting directly or indirectly from acts or omissions of any Loan Party; provided that, the Loan Parties’ obligation with respect to fees and expenses of counsel, shall be limited to the reasonable and reasonably documented fees, disbursements and other charges of out-of-pocket fees and legal expenses of one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Indemnitee)).

(c)        Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties and the Credit Parties shall not assert, and hereby waive, any claim against any Credit Party or Loan Party (as applicable) or any of their respective Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Loan Party’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)        Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).

(e)        Survival. The agreements in this Section shall survive the resignation of any Agent or L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and each L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans of any Class outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (x) $5,000,000 in the case of Revolving Commitments or Revolving Exposure and (y) $1,000,000 in the case of FILO Loans, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that the Lead Borrower shall be deemed to have consented to any written request for an assignment of a FILO Loan if the Lead Borrower has not objected thereto within ten Business Days of receipt; and

(B)        the consent of the Administrative Agent, each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment, Revolving Exposure or Loan if such assignment is to a Person that is not a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to such Revolving Lender (or, in the case of an assignment of a FILO Loan, any Lender, Affiliate of any Lender or Approved Fund of any Lender); and

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C

Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, any L/C Issuer, and, with respect to such Lender’s interest only, any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person that is an Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c) or (g) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections and Section 3.06 and 10.13, and it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. If a Lender sells a participation pursuant to Section 10.06(d), that Lender shall (acting solely for this purpose as a non-fiduciary agent of the Borrowers) maintain a register on which is entered the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(e)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f)         Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(h)        Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon 30 days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon 30 days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing

Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America and the Lead Borrower to effectively assume the obligations of Bank of America with respect to such Letters of Credit. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.

10.07      Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties (only if such Credit Party has no knowledge that such source itself is not in breach of a confidentiality obligation), (i) to insurance providers and brokers on a confidential basis and (j) to market data collectors, similar service providers to the lending industry, and service providers to the Credit Parties in connection with the administration, settlement, and management of this Agreement.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing Information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority to the extent that any such disclosure is required under applicable law.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof (provided that if such information is furnished by a source known to such Credit Party to be subject to a confidentiality obligation, such source, to the knowledge of such Credit Party, is not in violation of such Obligation by such disclosure), provided that, in the case of information received from any Loan Party or any Subsidiary after the Fifth Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08      Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, each L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead

Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Integration; Effectiveness; Counterparts.

(a)       This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b)       This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Credit Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any L/C Issuer nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time. None of the Administrative Agent, any L/C Issuer or the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, any L/C Issuer’s or the Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed ..pdf or any other electronic means). The Administrative Agent, each L/C Issuer and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Each of the Loan Parties and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each other Credit Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.11      Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent and the Collateral Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(b)       in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(c)       such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two (2) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of such Lender. Such purchase and sale shall be effective on the date of the payment of such amount to such Lender.

10.14      Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(b)        SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING (WHETHER IN TORT, CONTRACT OR EQUITY) RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)        WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF

ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)        SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)        ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17      USA Patriot Act; Beneficial Ownership Regulation. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender), which are subject to the Patriot Act (as hereinafter defined) and the Beneficial Ownership Regulation hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.18      Time of the Essence. Time is of the essence of the Loan Documents.

10.19      Press Releases.

(a)        Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Administrative Agent or its Affiliates or any Loan Party or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Administrative

Agent or the Lead Borrower, as applicable, and without the prior written consent of Administrative Agent or the Lead Borrower, as applicable unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with Administrative Agent or the Lead Borrower, as applicable, before issuing such press release or other public disclosure.

(b)        Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark upon the Lead Borrower’s approval, not to be unreasonably delayed or withheld. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.20      Additional Waivers.

(a)        The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Collateral Agent or any other Credit Party.

(b)        The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c)        To the fullest extent permitted by Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Collateral Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)        Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.21      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.22      Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.23      Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the Intercreditor Agreements), the provision contained in this Agreement shall govern and control.

10.24      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

10.25      Acknowledgement Regarding Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)       Covered Party. If a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)       Definitions. As used in this Section, (a) "BHC Act Affiliate" means an "affiliate," as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) "Default Right" has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) "QFC" means a "qualified financial contract," as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

LEAD BORROWER:

ALBERTSONS COMPANIES, INC.

By:	/s/ Cody Perdue
	Name:	Cody Perdue
	Title:	Senior Vice President, Treasurer & Assistant Secretary

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

SUBSIDIARY-BORROWERS:

ALBERTSON’S LLC
NEW ALBERTSONS L.P.
SAFEWAY INC.

By:	/s/ Cody Perdue
	Name:	Cody Perdue
	Title:	Senior Vice President, Treasurer & Assistant Secretary

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

SPIRIT ACQUISITION HOLDINGS LLC
UNITED SUPERMARKETS, L.L.C.

By:	/s/ Marilyn Beardsley
	Name:	Marilyn Beardsley
	Title:	Vice President of Real Estate and Secretary

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

GUARANTORS:

AB ACQUISITION LLC
ABS CA-GL LLC
ABS CA-O DC1 LLC
ABS CA-O DC2 LLC
ABS CA-O LLC
ABS DFW INVESTOR LLC
ABS DFW LEASE OWNER LLC
ABS DFW OWNER LLC
ABS FINANCE CO., INC.
ABS FLA INVESTOR LLC
ABS FLA LEASE INVESTOR LLC
ABS FLA OWNER LLC
ABS ID-GL LLC
ABS ID-O DC LLC
ABS ID-O LLC
ABS MEZZANINE I LLC
ABS MEZZANINE II LLC
ABS MEZZANINE III LLC
ABS MT-GL LLC
ABS MT-O LLC
ABS NOCAL LEASE INVESTOR LLC
ABS NOCAL LEASE OWNER LLC
ABS NV-GL LLC
ABS NV-O LLC
ABS OR-GL LLC
ABS OR-O DC LLC
ABS OR-O LLC
ABS REAL ESTATE HOLDINGS LLC
ABS REAL ESTATE INVESTOR HOLDINGS LLC
ABS REAL ESTATE OWNER HOLDINGS LLC
ABS REALTY INVESTOR LLC
ABS REALTY LEASE INVESTOR LLC
ABS RM INVESTOR LLC
ABS RM LEASE INVESTOR LLC
ABS RM LEASE OWNER LLC
ABS RM OWNER LLC
ABS SW INVESTOR LLC
ABS SW LEASE INVESTOR LLC
ABS SW LEASE OWNER LLC
ABS SW OWNER LLC
ABS TX INVESTOR GP LLC
ABS TX INVESTOR LP
ABS TX LEASE INVESTOR GP LLC

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

ABS TX LEASE INVESTOR LP
ABS TX LEASE OWNER GP LLC
ABS TX LEASE OWNER LP
ABS TX OWNER GP LLC
ABS TX OWNER LP
ABS UT-GL LLC
ABS UT-O DC LLC
ABS UT-O LLC
ABS WA-GL LLC
ABS WA-O LLC
ABS WY-GL LLC
ABS WY-O LLC
ACME MARKETS, INC.
AFDI NOCAL LEASE INVESTOR LLC
ALBERTSONS COMPANIES SPECIALTY CARE, LLC
ALBERTSONS SAFEWAY LLC
ALBERTSON'S STORES SUB HOLDINGS LLC
ALBERTSON'S STORES SUB LLC
AMERICAN DRUG STORES LLC
AMERICAN FOOD AND DRUG LLC
AMERICAN PARTNERS, L.P.
AMERICAN PROCUREMENT AND LOGISTICS COMPANY LLC
AMERICAN STORES COMPANY, LLC
AMERICAN STORES PROPERTIES LLC
APLC PROCUREMENT, INC.
ASC MEDIA SERVICES, INC.
ASP REALTY, LLC
ASP SW INVESTOR LLC
ASP SW LEASE INVESTOR LLC
ASP SW LEASE OWNER LLC
ASP SW OWNER LLC
ASR LEASE INVESTOR LLC
ASR OWNER LLC
ASR TX INVESTOR GP LLC
ASR TX INVESTOR LP
ASR TX LEASE OWNER GP LLC
ASR TX LEASE OWNER LP
AVIA PARTNERS, INC.
CARR-GOTTSTEIN FOODS CO.
CAYAM ENERGY, LLC
CLIFFORD W. PERHAM, INC.
COLLINGTON SERVICES LLC

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

CONSOLIDATED PROCUREMENT SERVICES, INC.
DINEIN FRESH, LLC
DIVARIO VENTURES LLC
DOMINICK’S FINER FOODS, LLC
DOMINICK’S SUPERMARKETS, LLC
EATING RIGHT LLC
EXT LEASE OWNER LLC
EXT OWNER LLC
EXTREME LLC
FRESH HOLDINGS LLC
GENUARDI’S FAMILY MARKETS LP
By: GFM HOLDINGS LLC, its general partner
GFM HOLDINGS I, INC.
GFM HOLDINGS LLC
GIANT OF SALISBURY, INC.
GOOD SPIRITS LLC
GROCERYWORKS.COM OPERATING COMPANY, LLC
GROCERYWORKS.COM, LLC
INFINITE AISLE LLC
JA PROCUREMENT LLC
JETCO PROPERTIES, INC.
JEWEL COMPANIES, INC.
JEWEL FOOD STORES, INC.
JEWEL OSCO SOUTHWEST LLC
LLANO LOGISTICS, INC.
LSP LEASE LLC
LUCERNE DAIRY PRODUCTS LLC
LUCERNE FOODS, INC.
LUCERNE NORTH AMERICA LLC
LUCKY (DEL) LEASE OWNER LLC
LUCKY STORES LLC
MEDCART SPECIALTY CARE, LLC
NAI HOLDINGS GP LLC
NAI SATURN EASTERN LLC
NEWCO INVESTMENTS, LLC
NHI INVESTMENT PARTNERS, LP
NHI TX LEASE OWNER GP LLC
NHI TX LEASE OWNER LP
NHI TX OWNER GP LLC
NHI TX OWNER LP
O ORGANICS LLC
OAKBROOK BEVERAGE CENTERS, INC.

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

RANDALL’S BEVERAGE COMPANY, INC.
RANDALL’S FOOD & DRUGS LP
By: RANDALL’S FOOD MARKETS, INC., its general partner
RANDALL’S FOOD MARKETS, INC.
RANDALL’S HOLDINGS, INC.
RANDALL’S MANAGEMENT COMPANY, INC.
SAFEWAY AUSTRALIA HOLDINGS, INC.
SAFEWAY CANADA HOLDINGS, INC.
SAFEWAY CORPORATE, INC.
SAFEWAY DALLAS, INC.
SAFEWAY DENVER, INC.
SAFEWAY GIFT CARDS, LLC
SAFEWAY HEALTH INC.
SAFEWAY HOLDINGS I, LLC
SAFEWAY NEW CANADA, INC.
SAFEWAY PHILTECH HOLDINGS, INC.
SAFEWAY REALTY LLC
By: Safeway Inc., its sole member
SAFEWAY SOUTHERN CALIFORNIA, INC.
SAFEWAY STORES 28, INC.
SAFEWAY STORES 42, INC.
SAFEWAY STORES 44, INC.
SAFEWAY STORES 45, INC.
SAFEWAY STORES 46, INC.
SAFEWAY STORES 47, INC.
SAFEWAY STORES 48, INC.
SAFEWAY STORES 49, INC.
SAFEWAY STORES 58, INC.
SAFEWAY STORES 67, INC.
SAFEWAY STORES 71, INC.
SAFEWAY STORES 72, INC.
SAFEWAY STORES 78, INC.
SAFEWAY STORES 79, INC.
SAFEWAY STORES 80, INC.
SAFEWAY STORES 85, INC.
SAFEWAY STORES 86, INC.
SAFEWAY STORES 87, INC.
SAFEWAY STORES 88, INC.
SAFEWAY STORES 89, INC.
SAFEWAY STORES 90, INC.
SAFEWAY STORES 91, INC.
SAFEWAY STORES 92, INC.
SAFEWAY STORES 96, INC.

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

SAFEWAY STORES 97, INC.
SAFEWAY STORES 98, INC.
SHAW’S REALTY CO.
SHAW’S SUPERMARKETS, INC.
SHORTCO OWNER LLC
SSI – AK HOLDINGS, INC.
SSM HOLDINGS COMPANY
STAR MARKETS COMPANY, INC.
STAR MARKETS HOLDINGS, INC.
SUNRICH MERCANTILE LLC
SUNRICH OWNER LLC
THE VONS COMPANIES, INC.
USM MANUFACTURING L.L.C.
WILDCAT MARKETS OPCO LLC

By:	/s/ Marilyn Beardsley
	Name:	Marilyn Beardsley
	Title:	Vice President of Real Estate and Secretary

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

AB MANAGEMENT SERVICES CORP.
ABS REAL ESTATE COMPANY LLC

By:	/s/ Cody Perdue
	Name:	Cody Perdue
	Title:	Senior Vice President, Treasurer & Assistant Secretary

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

RANDALL’S INVESTMENTS, INC.

By:	/s/ Elena B. Dietrich
	Name:	Elena B. Dietrich
	Title:	Vice President & Treasurer

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

SHAW’S REALTY TRUST

By:	/s/ Robert Larson
	Name:	Robert Larson
	Title:	Trustee

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Joseph Burt
	Name:	Joseph Burt
	Title:	Senior Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

BANK OF AMERICA, N.A., as a Lender, as an L/C Issuer and as Swing Line Lender

By:	/s/ Joseph Burt
	Name:	Joseph Burt
	Title:	Senior Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as an L/C Issuer

By:	/s/ Chris Fudge
	Name:	Chris Fudge
	Title:	Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

Wells Fargo Bank, National Association, as a Lender and as an L/C Issuer

By:	/s/ William Boyle
	Name:	William Boyle
	Title:	Authorized Signer

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

CITIBANK, N.A., as a Lender and as an L/C Issuer

By:	/s/ Michelle Pratt
	Name:	Michelle Pratt
	Title:	Vice President & Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

JPMorgan Chase Bank N.A., as a Lender and as an L/C Issuer

By:	/s/ Rupam Agrawal
	Name:	Rupam Agrawal
	Title:	Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

ROYAL BANK OF CANADA, as a Lender and as an L/C Issuer

By:	/s/ Anna Bernat
	Name:	Anna Bernat
	Title:	Attorney-in-Fact

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

PNC Bank National Association, as a Lender and as an L/C Issuer

By:	/s/ Sari Garrick
	Name:	Sari Garrick
	Title:	Senior Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and as an L/C Issuer

By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Managing Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

TRUIST BANK, as a Lender and as an L/C Issuer

By:	/s/ Catherine J. Harris
	Name:	Catherine J. Harris
	Title:	Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

TD Bank, N.A., as a Lender and as an L/C Issuer

By:	/s/ Edmundo Kahn
	Name:	Edmundo Kahn
	Title:	Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

UBS AG, Stamford Branch, as a Lender and as an L/C Issuer

By:	/s/ Muhammad Afzal
	Name:	Muhammad Afzal
	Title:	Director

By:	/s/ Danielle Calo
	Name:	Danielle Calo
	Title:	Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

GOLDMAN SACHS BANK USA, as a Lender and as an L/C Issuer

By:	/s/ Ananda DeRoche
	Name:	Ananda DeRoche
	Title:	Authorized Signatory

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

Amarillo National Bank, as a Lender

By:	/s/ Roxanne Grabbe
	Name:	Roxanne Grabbe
	Title:	Senior Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

DEUTSCHE BANK AG NEW YORK, as a Lender and as an L/C Issuer

By:	/s/ Philip Tancorra
	Name:	Philip Tancorra
	Title:	Director

By:	/s/ Suzan Onal
	Name:	Suzan Onal
	Title:	Director

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

Morgan Stanley Senior Funding, Inc., as a Lender and as an L/C Issuer

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

Banco Santander, S.A., New York Branch, as a Lender and as an L/C Issuer

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

By:	/s/ Ryan Peters
	Name:	Ryan Peters
	Title:	Authorized Signatory

Signature Page to Fifth A&R Albertsons Credit Agreement (ABL)

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